Exhibit 4.8

Final Execution Version

____________________

ASSET PURCHASE AGREEMENT

____________________

among

OPTENET, S.A.

ALLOT COMMUNICATIONS SPAIN, S.L.U.

and

ALLOT COMMUNICATIONS LTD.

Dated as of February 19, 2015

TABLE OF CONTENTS

EXHIBITS

Exhibit A	Novation Agreements
Exhibit A bis	Agreements in respect of non applicability of article 44 of the Statute of Workers
Exhibit B*	Scheduled Employees
Exhibit C	Earnout Schedule

SCHEDULES*

Schedule 1.1	Disclosure Schedule
Schedule 1.1bis	Included Receivables
Schedule 2.1(a)(i)	Purchased Equipment
Schedule 2.1(a)(ii)	Transaction Files
Schedule 2.1(a)(iii)	Acquired IP
Schedule 2.1(a)(v)	Assigned Contracts / Assigned Contracts Requiring Consent
Schedule 2.1.(d)(ii)	Excluded Furniture and Equipment
Schedule 2.3(b)(i)	First Escrow Account Agreement [to be agreed pending closing]

i

Schedule 2.3(b)(i)(a)	Open debts with Spanish Tax and Social Security authorities
Schedule 2.3(b)(i)(b)	Material Assigned Contracts Requiring Consent
Schedule 2.3(c)(ii)	Other debts
Schedule 2.3(c)(iii)	Third Escrow Account Agreement [to be agreed pending closing]
Schedule 3.1(a)(i)	Terminated Employees
Schedule 3.1(a)(i)bis	Waiver of Claims to be executed by Terminated Employees
Schedule 3.1(a)(ii)	Terminated Contractors
Schedule 3.1(a)(ii)bis	Waiver of Claims to be executed by Terminated Contractors
Schedule 3.1(iv)	Required Consents
Schedule 3.2(c)	Form of assignment of Acquired Trademarks and Acquired Domain Names
Schedule 3.2(d)	Form of Notice to the Data Subjects
Schedule 3.2(e)	Seller’s Stockholder Resolution authorizing the Transaction
Schedule 3.2(f)	Form of Amendment to Loan Agreement
Schedule 5.2(b)	Insurance Policies

*In accordance with Regulation S-K, certain of the schedules listed above have been omitted; Allot
Communications Ltd. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission, upon request.

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 19, 2015 by and among:

(A)
Optenet, S.A., a Spanish corporation with registered office in Oiarzun (Guipúzcoa), Astigarragako Bidea, número 2, Edificio de Oficinas Mamut, holder of the Spanish Taxpayer Identification Number A20595500 and recorded before the Commercial Registry of Guipúzcoa under Volume 1,645, Sheet 204, Page SS-13,061, Entry 1, transformed into a corporation on October 2, 2000, registered such transformation before the Commercial Registry of Guipúzcoa, under Volume 1,645, Book 0, Sheet 206, Section 8, Page SS-13,061, Entry 6, and changed its corporate name into the current one, which was registered before the Commercial Registry of Guipúzcoa, under Volume 1,991, Page 88, Section 8, Sheet SS13,061, Entry 11 (the “Seller”), represented herein by Mr. Francisco-Alfonso Bernal San Miguel, of legal age, of Spanish nationality, with address for this purpose in José Echegaray nº 8, Edificio 3, 1st Floor, Unit 1, Parque Empresarial Alvia, 28230 Las Rozas, Madrid, Spain, bearer of the ID card number 51.979365-D, in his capacity as President of the company and attorney in fact, with sufficient authority for these purposes.

(B)
Allot Communications Spain, S.L.U, Sole Shareholder Company, a Spanish corporation with registered office in (Pozuelo de Alarcón) Madrid, Vía de las Dos Castillas, 9-1, portal 2, 2º B, holder of the Spanish Taxpayer Identification Number B-87204517 and recorded within the Commercial Registry of Madrid under Volume 33309, Sheet 140, Page M-594768 (the “Purchaser”) represented herein by Mr. Tomás Gómez Rodríguez de Acuña, of legal age, of Spanish nationality, with address for this purpose in (Pozuelo de Alarcón) Madrid, Vía de las Dos Castillas, 9-1, portal 2, 2º B, bearer of the ID card number 54041507V, in his capacity as Sole Director, with sufficient authority for these purposes.

(C)
Allot Communications Ltd., an Israeli public company (the “Parent” and, together with the Purchaser, the “Purchasers”), with registered office in 22 Hanagat Street, Hod Hasharon, Israel holder of the Spanish Taxpayer Identification Number N-6241190-E and recorded within the Commercial Registry of the State of Israel under number 51-239477-6, represented herein by Mr. Andrei Elefant, of legal age, of Israeli nationality, with address for this purpose in 22 Hanagar Street, Hod Hasharon, Israel, bearer of the ID card number 17676578 of his nationality, in his capacity as CEO & President, with sufficient authority for these purposes.

WHEREAS, the Seller is engaged in the business of developing, marketing, distributing, and selling high-performance IT security solutions to telecommunication service providers and large enterprises as well as it has certain platforms that incorporate intangible assets and value added services to the telecommunication services providers’ traffic and clients;

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, certain of the Seller’s assets that constitute an autonomous business unit, together with the transfer and assignment of employees, with the intention of Purchaser to keep operating the business, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement is executed at the offices of the Public Notary of Madrid Mr. Antonio Pérez-Coca Crespo, and simultaneously notarized on the date hereof;

WHEREAS, simultaneously to the execution of this Agreement, the Seller has executed the Acquired IP Representation Deed (as this term is defined below);

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchasers hereby agree as follows:

ARTICLE 1

DEFINITIONS
Section 1.1                        Certain Defined Terms.

For purposes of this Agreement:

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any schedule, exhibit, certificate, report or other public or private document delivered pursuant to this Agreement or any of the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Aggregate Total Consideration” means the Completion Consideration plus (i) any portion of the Earnout Amount earned by the Seller, minus (ii) any amounts paid by Seller in respect of indemnification Claims for Losses of the Indemnified Parties as provided in Article 12 hereof.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Ancillary Agreements” means the Assignment of Intellectual Property and Industrial Property Rights, Transaction Files and Website and the Novation Agreements.

“Assignment of Intellectual Property and Industrial Property Rights, Transaction Files and Website” means the lawful Assignment of Intellectual Property and Industrial Property Rights, the lawful change of Data Controller of the Transaction Files and the lawful assignment of the Websites to be executed by the Seller and the Purchaser at the Completion, in the form set forth in Schedule 3.2(c).

“Assigned Contracts Requiring Consent” means those Assigned Contracts which require consent from the counterparty for the purposes of completing their assignment by the Seller to the Purchaser, as expressly indicated in Schedule 2.1(a)(v).

“Business” means the activity of developing, marketing, distributing, and selling high-performance IT security solutions to telecommunication service providers and large enterprises as well as a platform to incorporate intangible assets and value added services to the telecommunication services providers’ traffic and clients, through the use and operation of the Purchased Assets.

“Business Day” means any day that is not a Friday, a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in Tel Aviv (Israel) or in Madrid (Spain).

“Claims” means any and all administrative, regulatory, judicial or extrajudicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Completion Consideration” means Euros Five Million and Five Hundred Thousand (€5,500,000.00) in cash.

“Completion Date” has the meaning ascribed to it in Article 2.

“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any Person other than a Governmental Authority.

“Contract” means any agreement, note, mortgage, indenture, lease, sublease, deed of trust, license, purchase order, undertaking, arrangement or other contract, in each case, whether written or oral.

“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or as trustee, personal representative or executor or by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer tax and similar Taxes.

“Copyrights” is defined in the definition of Intellectual Property.

“Data Controller” means the private individual or private or public legal person natural or legal person, public authority which decides on the purpose, content and use of the data processing. In this Agreement, Seller acts as Data Controller of its Transaction Files.

“Data Subjects” means the individual persons whose personal Data is processed by the Data Controller.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule 1.1, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Domain Names” means all names to be transferred to the Purchaser and currently exploited by the Seller to indicate and identify the Acquired IP on the Internet as defined in Schedule 2.1(a)(iii).

“Due Diligence” means all the information and documentation relating to the Seller, the Business and the Purchased Assets, that the Seller has made available to the Purchasers and their professional advisors in order for the Purchasers to carry out a commercial, economical, insurance, financial, tax, legal and operational due diligence review. Simultaneously to the execution of this Agreement, the Seller has deposited within the notary public of Madrid raising into public this Agreement, by means of a notarial affidavit of deposit (acta notarial de depósito), a digital device which includes all (and only) the information and documentation made available to the Purchasers and their advisors during the Due Diligence process.

“Earnout Amount” means an amount of up to Euros Twenty Five Million (€25,000,000.00).

“Earnout Payment” shall have the meaning ascribed to it in the Earnout Schedule.

“Employee Program” means: (i) an employee benefit plan; (ii) (a) bonus commissions or incentive award plans (b) severance pay plans different from the legally applicable severance regime, programs or arrangements, (c) deferred compensation arrangements or agreements, (d) special executive compensation plans, or programs, (e) change in control plans, programs or arrangements, and (f) vacation plans different from those legally applicable, and all other employee benefit plans, agreements, and arrangements, not described in (ii) above; and (iii) other plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Claim” means any Action, demand letter, request for information, lien, notice of non-compliance or violation, notice of liability, notice of responsibility, consent order or consent agreement made under or in accordance with any Environmental Law or Environmental Permit.

“Environmental Law” means any Law in effect as of the date hereof, including any legally enforceable judicial or administrative order, consent decree or judgment, to the extent relating to pollution, damage to or protection of the environment, natural resources or exposure of any Person to Hazardous Materials, including but not limited to Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including but not limited to soil, sediment, ambient air, indoor air, surface water, groundwater, wetlands, land surface or subsurface), or relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Materials or the cleanup or remediation of any contamination.

“Environmental Permit” means any permit, approval, identification number, license, certificate, or other authorization of a Governmental Authority required under any applicable Environmental Law.

“Excluded Taxes” means (a) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period, (b) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any Pre-Completion Period, including any Taxes on Seller’s income or capital gains arising from this Agreement, (c) all Conveyance Taxes of the Seller not derived from the transactions contemplated under this Agreement (for the avoidance of doubt, the Conveyance Taxes derived from the transactions contemplated in this Agreement shall be borne by the Purchaser as provided under clause 11.3 below) and (d) all Taxes imposed on the Purchaser as a result of any breach of warranty or misrepresentation under Section 6.23 (Taxes) below or any breach by the Seller of any covenant or agreement in this Agreement or any of the other Acquisition Documents relating to Taxes.

“GAAP” means generally accepted accounting principles in Spain, consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Authorizations” means any licenses, permits, certificates, permissions, variances, clearances, qualifications, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority. For the purposes of this definition, any consent, authorization, approval or waiver related to the public aids listed in Section 2.2(b)(xiii) and the one mentioned in Section 9.9 shall not be considered as Governmental Authorizations.

“Hazardous Materials” means any chemical, material or substance defined or regulated as toxic, hazardous, a pollutant, or contaminant under any applicable Environmental Law, and includes petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls (“PCBs”).

"Included Receivables" means any and all amounts accrued by the Seller in accordance with GAAP, under a valid and enforceable Contract, in the ordinary course of business and in accordance with past practice with respect to Assigned Contracts from the customers of the Seller listed on Schedule 1.1bis, which amounts have not been invoiced as of two (2) Business Days prior to the Completion Date. As of January 31, 2015, the amount of such receivables was as shown on Schedule 1.1bis. Such Schedule shall be updated as of two (2) Business Days prior to Completion Date and attached to the Completion Deed as new Schedule 1.1ter. For the avoidance of doubt, the Parties acknowledge and accept that the receivable against the customer Internexa, S.A., E.S.P. indicated in Schedule 1.1bis results from the award of a public tender which has not yet been formalized as a Contract, but shall nonetheless be an Included Receivable.

The receivables indicated in Schedule 1.1bis shall be Included Receivables and be subject to section 9.6 below irrespective of whether the underlying Assigned Contract out of which the receivable arises is formally assigned to the Purchaser or not, only as a consequence of lack of consent by the contractual counterparty to such Assigned Contracts requiring consent for their assignment.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of that Person, whether or not contingent, for borrowed money received from any third party including but not limited to banking institutions, (b) all obligations of that Person for the deferred purchase price of property or services, (c) all obligations of that Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person, (e) all obligations of that Person as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of that Person under acceptance, letter of credit or similar facilities, (g) all obligations of that Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity securities of that Person or any warrants, rights or options to acquire such capital stock or other equity securities, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) any payment obligations that are properly classified as such under GAAP with respect to which the Seller is liable, contingently or otherwise, (i) all Indebtedness of other Persons of any type referred to in items (a) through (h) above guaranteed directly or indirectly in any manner by that Person, and (j) all Indebtedness of any type referred to in items (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by any Encumbrance on property (including accounts and contract rights) owned by that Person, even though that Person has not assumed or become liable for the payment of such Indebtedness. All of the foregoing shall not include commercial accounts payable in the ordinary course of business.

“Intellectual Property and Industrial Property Rights” means any or all of the following throughout the world, and during the maximum legal term and free and clear of any lien, security interest, pledge, mortgage, easement, leasehold, license, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever, other than rights of third parties pursuant to Seller's Licenses Out: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements; and any valuable business and/or commercial, proprietary or confidential information, data, know-how and technology (“Trade Secrets”); (iii) all copyrights in both published and unpublished works of authorship, including all compilations, databases, computer programs, content and manuals and other documentation, and registrations and applications for any of the foregoing (“Copyrights”); (iv) all corporate names, trade names, logos, trademarks and service marks, trademark and service mark registrations and applications (“Trademarks”); internet domain names (“Domain Names”); and (v) all other intellectual and industrial property Rights of any sort throughout the world, and all applications, registrations and the like with respect thereto (“IP Rights”).

“Interim Period” has the meaning ascribed in Article 5.

“IP Rights” is defined in the definition of Intellectual Property and Industrial Property Rights.

“Knowledge of the Seller” and other words or phrases bearing on the knowledge or awareness of the Seller as to any specified matter will be deemed to mean to the knowledge of Alfonso Maillo, Isturiz Lazaro Juan Ignacio, Martin Abreu Francisco, Francisco Bernal San Miguel and Lizarraga Bonelli Juan Ignacio, in each case after due inquiry, and will be deemed to include such knowledge as a prudent individual could be expected to have in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement as of the date hereof and the Completion Date, as applicable.

“Knowledge of the Purchasers” and other words or phrases bearing on the knowledge or awareness of the Purchasers as to any specified matter will be deemed to mean to the knowledge of Andrei Elefant, Shmuel Arvatz, Rael Kolevsohn, Pini Gvili, Amir Hochbaum, Anat Shenig, Itai Weisman, Jay Klein, Rami Moriah, Maoz Sigron, Yaron Oppenheim and Oshry Romach, in each case after due inquiry, and will be deemed to include such knowledge as a prudent individual could be expected to have in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement as of the date hereof and the Completion Date, as applicable.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lease” means a lease, sublease, sale-lease back agreement and any similar arrangement.

“Liabilities” means any and all debts, Claims, losses, damages, deficiencies, expenses, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Authorizations and those arising under any Contract.

“Loan Agreement” means the agreement executed between the Seller and the Parent dated January 1, 2014, as amended.

“LOPD” means the Spanish Data Protection Law 15/1999.

“Material Adverse Effect” means any event, change, effect or circumstance whose direct consequence, when taken individually or together with all other adverse effects, is reasonably likely to cause material adverse effect on the use or exploitation of the Purchased Assets and Purchasers' ability to continue the Business following Completion to the effect that the total turnover of the Business for 2015 after such event, change or circumstance taken individually or together with all other adverse effects having occurred, would be reduced below seventy percent (70%) of FY2014 total turnover generated by the Business, on an annual basis; but shall exclude any change, effect or circumstance arising out of: (i) a decline in the market price of the products of the Business; (ii) an increase in the price of services or products used to develop the Business; (iii) any adverse change, effect or circumstance relating generally to financial markets, currency or general economic conditions, (iv) any adverse change, effect or circumstance relating to conditions generally affecting the industry in which the Business operates; (v) war, act of terrorism, civil unrest or similar event, (vi) any generally applicable change in Laws or the interpretation thereof, (vii) any adverse change, effect or circumstance resulting from an action required, contemplated or permitted by this Agreement; or (viii) any adverse change, effect or circumstance caused by the announcement of this Agreement or the transactions contemplated by this Agreement; except with respect to item (iv) above, to the extent that any such change, effect or circumstance materially affects the Business, relative to other companies in the industry in which the Seller operates.

“Material Assigned Contracts Requiring Consent” means the consents or waivers of parties to those Assigned Contracts expressly set out in Schedule 2.3(b)(i)(b).

“Notices to Data Subjects” means the notices to be executed in accordance with the standard form produced by the Seller as set forth in Schedule 3.2(d), which are to be submitted to the Data Subjects on Completion Date or, if Completion occurs after noon on a given day, the immediately following Business Day, pursuant to Section 3.2.

“Novation Agreements” means the agreements to be entered into with the Scheduled Employees as set forth in Section 3.1(iii) below regarding inventions, confidentiality and non-competition to be entered into prior to Completion by the Seller and the Scheduled Employees according to the terms and conditions set forth in this Agreement, the effectiveness of which shall be subject to Completion, substantially in the form attached hereto as Exhibit A.

“Open Source Software” means any software (in source or object code form) licensed from a third party to the Seller under (i) a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or (ii) any other license that requires, as a condition of the use, modification or distribution of software subject to such license, that such software or other software combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge.

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws or the public deed of incorporation duly recorded within the relevant Commercial Registry; (ii) with respect to any other entity, any charter, bylaws, certificate of formation, articles of association, limited liability agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iii) any amendment to any of the foregoing.

“Patents” is defined in the definition of Intellectual Property.

“PCBs” is defined in the definition of Hazardous Materials.

“Permitted Encumbrances” means such of the following as to which, to the knowledge of the Seller, no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP; and (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith.

“Permit” means any permit, license, approval franchise, order, consent, authorization, registration, qualifications or other rights and privilege from any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” or “Data” means any and all data that concerns an identified and/or identifiable private individual and includes, but shall not be limited to, an individual’s name, address, credit card information and/or account information, email address or social security number.

“Post-Completion Period” means any period beginning after the Completion Date.

“Pre-Completion Period” means any period ending on or prior to the Completion Date.

“Receivables” means any and all amounts, accrued by and not paid to the Seller in accordance with GAAP under a valid and enforceable Contract, from Assigned Contracts up to Completion, whether or not in the ordinary course of business and invoiced prior to the Completion Date and are not collected. For the avoidance of doubt, all Receivables actually paid to the Seller, either directly by the addressee of the relevant invoice or by a third-party financial institution under the framework of the discount lines that the Seller has in place, within the period elapsed from the date hereof until Completion Date shall also be deemed Receivables for the purposes of this Agreement.

“Required Consents” means those consents or waivers of parties to the Assigned Contracts set forth on Schedule 3.1(iv).

“RLOPD” means the Royal Decree Law 1720/2007 which approves the regulation implementing the LOPD.

“Scheduled Employees” means those Seller Employees specified in Exhibit B.

“Security Measures” means those measures aimed at protecting Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing. These Security Measures shall be in accordance with the RLOPD.

 “Seller Licenses In” means all licenses, sublicenses and other agreements pursuant to which the Seller has received rights to use any third party Intellectual Property and Industrial Property Rights, other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case, acquired for less than Euros Two Thousand (€2,000.00).

“Seller Licenses Out” means all licenses, sublicenses and other Contracts to which the Seller is a party, that assign, authorize to use, encumber, or give access to any Acquired IP rights to a third party.

“Taxes” means any and all (a) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, (c) license, registration and documentation fees, and (d) customs’ duties, tariffs, and similar charges.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Third-parties Termination Compensation” means all duly justified costs, claims, and/or severance payments incurred by the Seller as a result of the termination of the employees specified in Schedule 3.1(a)(i) (the "Terminated Employees") and/ or the contractors (“Terminated Contractors”) specified in Schedule 3.1(a)(ii).

“Total Consideration” means up to Euros Thirty Million and Five Hundred Thousand (€30,500,000.00).

“Trade Secrets” is defined in the definition of Intellectual Property and Industrial Property Rights.

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Files” means any filing system, namely any organized set of data, whatever its form or method of creation, storage, organization or access. In this Agreement, Transaction Files refers to all files which the Seller has registered at the General Registry of the Spanish Data Protection Authority, specifically the “Clients”, “Payrolls and Human Resources” and “Contacts” files.

“Transaction Expenses” means all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and disbursements of counsel, financial advisors and accountants and the submission of the Notices to Data Subjects.

“Trademarks” is defined in the definition of Intellectual Property and Industrial Property Rights.

“Website” means all the set of interconnected, free and clear of any lien, security interest, pledge, mortgage, easement, leasehold, license, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever set of pages on the Internet that are identified by the Acquired Domain Names, including all their assets and content.

Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

Acquired IP	Section 2.1(a)(iii)
Agreement	Preamble
Assigned Contracts	Section 2.1(a)(v)
Assumed Liabilities	Section 2.2(a)
Completion	Section 2.4
Completion Date	Section 2.4
Controlling Party	Section 12.3(a)(ii)
Excluded Assets	Section 2.1(d)
Excluded Liabilities	Section 2.2(b)
Losses	Section 12.2(a)
Non-Controlling Party	Section 12.3(a)(ii)
Non-Assignable Contract	Section 9.3
Purchased Assets	Section 2.1(a)
Purchaser	Preamble
Purchasers	Preamble
Seller	Preamble
Seller Confidential Information	Section 6.13(h)
Seller Employee Programs	Section 6.16(a)
Spyware	Section 6.13(h)

Section 1.2                        Interpretation and Rules of Construction.

(a)           The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.”  Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in that agreement.  Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of any successor statutes or regulations.  If any date specified in this Agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day.  Unless specified otherwise, the words “party” and “parties” refer only to named parties to this Agreement.

(b)           Before the execution of this Agreement, the Purchasers and their advisors have carried out a Due Diligence process regarding the Seller, the Business and the Purchased Assets. The Purchasers expressly accept that the Seller makes no other representation or warranty than the Representations and Warranties of the Seller under Article 6 hereto. Furthermore, the Seller expressly accepts that the fact that the Purchasers and their advisors have carried out a Due Diligence process does not limit whatsoever the liability of the Seller under this Agreement and the right of the Indemnified Parties to be indemnified by the Seller, which shall be governed by Article 12 of this Agreement.

(c)           The parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to be represented by counsel at their election.  If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof favoring or disfavoring any party because of the authorship of any provision of this Agreement.  In the event of any conflict between the provisions of this Agreement and any Ancillary Agreement or any other documents, certificate, or other instrument delivered hereunder, the provisions of this Agreement shall control.

(d)           If an obligation or undertaking in this agreement is formulated by reference to the use of “best efforts”, it shall refer to the endeavors that a person with the firm intention to achieve an outcome would use in similar circumstances to ensure the achievement of such outcome and as soon as possible, but shall not include the obligation of the parties to this Agreement to make any payments to other third-parties (not party to this Agreement), provide guarantees to contractual counterparties or unreasonably modify the contractual conditions in place as of the date of the Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1                        Purchase and Sale of Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Completion Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, for the consideration of the Aggregate Total Consideration, all in accordance with the terms of this Agreement, free and clear of all Encumbrances, all legal and beneficial right, title and interest in the following assets and rights (the “Purchased Assets”) necessary so that the Business can be conducted in the same manner as it has been conducted prior to the Completion Date as:

(i)         all furniture, fixtures and equipment (including research and development equipment) used to operate the Business before the Completion Date including all office equipment, telecom equipment, computer equipment, servers and other tangible personal property owned or leased by the Seller and used for the conduct of the Business and electronic versions (paper version if electronic version not available) of Seller: (A) system firmware; (B) system software; (C) build software (package and build tree); (D) hardware design files, including logic and schematic capture, (E) release scripts, procedures and documentation; (F) test suites, scripts, procedures and process documentation; (G) performance documentation, programs and results sets; (H) product specifications; (I) functional specifications; (J) design specifications; and (K) customer service and support documentation and call history (database, if applicable), in each case, to the extent used in the operation of the Business, leasehold rights, leasehold improvements, vehicles, computer and computer related Hardware listed in Schedule 2.1(a)(i) (the “Purchased Equipment”), with the exception of the equipment referred to in Schedule 2.1(d)(ii) below, which shall not be assigned to the Purchaser, and therefore be excluded from the Purchased Assets;

(ii)          all Personal Data included in the Transaction Files registered by the Seller before the Spanish Data Protection Agency to the extent pertaining to the Business,  as well as  client and customer lists and records and, all personnel records to the extent pertaining to the Business (the “Transaction Data”); provided that the Seller shall be entitled to retain in accordance with and during the period established under the Data Protection Laws, a copy of all such records, subject to its confidentiality and data protection obligations set forth in Section 9.1. The Transaction Files are listed on Schedule 2.1(a)(ii);

(iii)                the acquired Trademarks (the “Acquired Trademarks”, the acquired Domain names (the “Acquired Domain Names”), the acquired Software (the “Acquired Software”) and the acquired Website (the “Acquired Website”) all of which are listed on Schedule 2.1(a)(iii), including all copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future causes of action, including causes of action for the infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof (all together, the “Acquired IP”);

(iv)                all Claims, causes of action, rights of recovery and rights of setoff of any kind, whether choate or inchoate, known or unknown (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guaranties made by suppliers of products, materials, or equipment, or components thereof) of the Seller in connection with the Purchased Assets;

(v)     all Seller Licenses In, Seller Licenses Out, Contracts, sales and purchase orders, bids and offers, without prejudice to the agreement between the Parties in respect of the Receivables, set forth on Schedule 2.1(a)(v) (the “Assigned Contracts”). In such Schedule the Assigned Contracts will be classified in the following categories: (a) Assigned Contracts that can be assigned without the consent of the counterparties thereof; (b) Assigned Contracts for which the consent or waiver of the counterparties is requested to the Seller in order to be assigned to the Purchaser (the “Assigned Contracts Requiring Consent”); (c) Assigned Contracts that can be subcontracted; and (d) Assigned Contracts that cannot be subcontracted. The Parties expressly agree that if the counterparty of any Assigned Contract Requiring Consent does not authorize the assignment thereof to the Purchaser prior to or on Completion Date, only Sections 2.3(b), exclusively in respect of Material Assigned Contracts Requiring Consent, and 9.4 hereof shall apply;

(vi)                the right to enforce all non-disclosure, confidentiality, standstill, non-compete and non-solicitation agreements or obligations and invention assignment obligations of all current and former employees, consultants, independent contractors, mandataries and agents of the Seller or third parties pursuant to Contracts between such Persons and the Seller, in each case, to the extent relating to the Business and in respect of any of the Purchased Assets; in the case such right is not freely assignable to the Purchaser without the express consent of the counterparty thereof, the Seller shall follow instructions of the Purchaser, at the latter’s cost, in case it needs to enforce any such rights, and freely transfer to the Purchaser the results of such enforcement as part of the Purchased Assets. Such agreements and rights that cannot be transferred shall be considered Excluded Contracts for the purposes of this Agreement; and

(vii)                the Included Receivables.

(b)           It is expressly acknowledged by the Parties that the going concern value and goodwill of the Business is also being transferred by means of this Agreement, embedded in the Purchased Assets.

(c)           With the sole exception of the Excluded Assets as defined below, if any Purchased Asset is not specifically listed or described in this section or the relevant Schedules mentioned in this section as Purchased Assets, it will be deemed to have also been transferred to the Purchaser as per this Agreement.

(d)           Notwithstanding anything in Section 2.1(a) through 2.1(c) to the contrary, the Purchased Assets shall exclude the assets and properties that are listed below and any other asset not specifically defined as Purchased Assets in Section 2.1(a) through 2.1(c) (the “Excluded Assets”) and shall, therefore, not be transferred to the Purchaser:

(i)         all cash and cash equivalents of the Seller;

(ii)        all furniture, fixtures and equipment different from the Purchased Equipment, including only the assets listed in Schedule 2.1(d)(ii), specifying such office equipment, telecom equipment, computer equipment, servers and other tangible personal property owned or leased by the Seller, leasehold rights, leasehold improvements, vehicles, computer and computer related Hardware that the Parties have agreed that are not necessary for the conduct of the Business through the use and operation of the Purchased Assets.

(iii)       all rights of the Seller under this Agreement and the Ancillary Agreements to which Seller is a party;

(iv)       all rights of the Seller under any Contracts, and agreements of any kind or nature between the Seller and any other Person that are not Assigned Contracts regardless of whether such Contracts pertain to the Business (the “Excluded Contracts”);

(v)         all claims for refund of Taxes of the Seller;

(vi)       all originals of the Organizational Documents, corporate books and corporate seal of the Seller;

(vii)      the Receivables of the Seller; and

(viii)     the public aids listed below:

(a)          aid granted by the “Centro para el Desarrollo Tecnológico-Industrial”, concerning the research and development project called minors protection on social networks (IDI-20101205).

(b)          aid granted by the Industry, Tourism and Economic Ministry, regarding Project WENDY: Web-access confidence for children and Young. (file number: TSI-020100-2010-452).

(c)          aid granted by the Education and Science Ministry, related to Project ELECFRA: detecting and clearing electronic fraud by e-mail and on the internet (File number: CIT-390000-2005-1).

(d)          aid granted by the Industry, Tourism and Economic Ministry, concerning Project “Línea Íntegramente Segura”: traffic data analyzing system (File number: FIT-360000-2007-64LIS).

(e)          aid granted by the Industry, Tourism and Economic Ministry, concerning Project TELEMACO: detecting and warning system against telematics abuse of minors (File number: FIT-360000-2007-65).

Section 2.2                        Assumption and Exclusion of Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Completion Date, the Purchaser shall assume and shall agree to pay, perform and discharge the following (and only the following) Liabilities of the Seller (the “Assumed Liabilities”) and no other Liabilities whatsoever:

(i)        all Liabilities arising after the Completion Date under the Assigned Contracts, in each case, other than any Liabilities arising under the Assigned Contracts as a result of (A) any breach of such Assigned Contracts as a result of any assignment of such Assigned Contract in connection with the Transaction without any required counterparty consent or (B) any of the Excluded Liabilities;

(ii)        all termination costs (including severance payments) to any Terminated Employees indicated in Schedule 3.1(a)(i) and the Terminated Contractors indicated in Schedule 3.1(a)(ii), as well as all Liabilities arising following the Completion Date in connection with the Scheduled Employees, including all and any accrued rights of the Scheduled Employees which are not payable before Completion Date; and

(iii)        all Liabilities resulting from the ownership of the Purchased Assets and the operation of the Business by the Purchaser from the Completion Date.

(b)               Notwithstanding Section 2.2(a) or any other provision in this Agreement or in any other Acquisition Document, the Purchaser is assuming only the Assumed Liabilities as specifically set forth Section 2.2(a) and is not assuming any other Liabilities of whatever nature, whether presently existing or arising after the date of this Agreement, of the Seller or any of its Affiliates.  Accordingly, the Seller shall retain, and shall be responsible for paying, performing and discharging when due all of its Liabilities and those of its Affiliates other than the Assumed Liabilities (all Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”), including, without limitation:

(i)        all accounts payable and expenses of the Seller, except, as specifically set forth in this Agreement;

(ii)        all Liabilities relating to the funding, operation, administration, amendment, termination or withdrawal from any Seller Employee Program arising or incurred prior to or as of the Completion;

(iii)       all Liabilities of the Seller to any of its Affiliates, any of its stockholders, warrantholders or other equityholders, and any of their respective family members or relatives or any of their respective Affiliates (“Affiliated Liabilities”);

(iv)       all Liabilities relating to the employment, termination of employment, compensation or employee benefits of current or former employees of the Seller payable prior to Completion, (A) in the case of Scheduled Employees, any and all rights due and payable prior to Completion Date and under the applicable Employee Programs and (B) in the case of all other current and former employees of the Seller, except with respect to the Terminated Employees and Terminated Contractors solely as expressly provided in this Agreement, or any of its Affiliates, arising or incurred prior to, as of or after the Completion Date;

(v)        all Liabilities of the Seller arising due to the fact of the wrong inclusion, during the Pre-Completion Period, of employees or directors in the Social Security Regime, and, if any, for the amounts  up to Completion Date;

(vi)       all Transaction Expenses of the Seller;

(vii)      all Excluded Taxes;

(viii)     all Liabilities relating to or arising out of the Excluded Assets, including the Excluded Contracts;

(ix)       all Indebtedness of the Seller and any of its Affiliates and any Encumbrances related to such Indebtedness;

(x)        all Liabilities of the Seller to distribute to the Seller’s stockholders any part of the consideration received hereunder;

(xi)        all Liabilities of the Seller with regard to any third party Claims or allegation of Pre-Completion infringement of any Intellectual Property and Industrial Property Rights of any third party in relation to the Acquired IP; including but not limited to, any Claim of the authors or of the owners of the Acquired Website (including its content and assets) and of the Intellectual Property or Industrial Property Rights of the Open Source Software products used by the Seller and any Claim of the employees of the Seller who developed the Acquired Software products and any Acquired IP;

(xii)       all Liabilities of the Seller or its data processors or its assignors and assignees relating to any obligation or fulfillment in connection with the Spanish Data Protection Law, specifically with the obligation to fulfill the quality principle (“calidad del dato”) in accordance with the LOPD, arising up to and after the Completion Date provided that, in the latter case, any such Liability derives from an action or lack of action which took place or should have taken place before Completion, including, but no limited to, the payment of any fines, compensation or penalties of any kind imposed for breach of the obligations laid down in the LOPD, as well as any other expenses or costs may arise from penalties and fines imposed by the Spanish Data Protection Authority (Agencia de Protección de Datos), as well as in relation to any other process before any Governmental Authority or agency or before any court based on the collection, processing and transfer of personal data; and

(xiii)     all Liabilities arising out of the following public aids granted to the Seller, which are Excluded Assets:

(a)          aid granted by the “Centro para el Desarrollo Tecnológico-Industrial”, concerning the research and development project called minors protection on social networks (IDI-20101205).

(b)          aid granted by the Industry, Tourism and Economic Ministry, regarding Project WENDY: Web-access confidence for children and Young. (file number: TSI-020100-2010-452).

(c)          aid granted by the Education and Science Ministry, related to Project ELECFRA: detecting and clearing electronic fraud by e-mail and on the internet (File number: CIT-390000-2005-1).

(d)          aid granted by the Industry, Tourism and Economic Ministry, concerning Project “Línea Íntegramente Segura”: traffic data analyzing system (File number: FIT-360000-2007-64LIS).

(e)          aid granted by the Industry, Tourism and Economic Ministry, concerning Project TELEMACO: detecting and warning system against telematics abuse of minors (File number: FIT-360000-2007-65).

Section 2.3                         Aggregate Total Consideration; Intended Tax Treatment; Allocation of Aggregate Total Consideration.

(a)           As soon as practicable, but in any event no later than within seven (7) Business Days following the date hereof, Purchaser shall transfer the amount of Euros One Million (€1,000,000.00) (the "Signing Deposit Amount") to an escrow account, which has been set up by the Purchaser and Banco Popular Español, S.A., for the benefit of Purchaser (the “Signing Escrow Account”), which shall be governed by the Signing Escrow Agreement entered into by the Purchaser and Banco Popular Español, S.A. The Signing Deposit Amount shall be released as follows upon the earlier to occur of: (i) to the Second Escrow Account, subject to the Completion, on the Completion Date as part of the Completion Consideration, pursuant to written wiring instructions of Purchaser, and (ii) to Purchaser, without Seller's consent, within two (2) Business Days following termination of this Agreement for any reason whatsoever.

(b)           On the Completion Date, Purchaser will transfer the Completion Consideration minus the Signing Deposit Amount in the manner indicated below:

(i)           The following amounts will be transferred to an escrow account opened on Completion Date in the name of the Seller (the “First Escrow Account”) only accesible to the bank as per the instructions of the First Escrow Account agreement entered into by the Purchaser, Banco Popular Español, S.A. and the Seller at Completion in the form attached hereto as Schedule 2.3(b)(i):

(a)          A total amount of up to Euros Two Million Three Hundred and Fifty Thousand (€2,350,000.00) will be solely used to pay, immediately following the Completion, the full outstanding amount of Seller's debts with the Spanish Tax and Social Security authorities listed in Schedule 2.3(b)(i)(a)(without regard to any deferred payment schedule that may be or may have been agreed with the Spanish Tax and Social Security authorities). The Seller expressly undertakes to make the payment to the Spanish Tax and Social Security authorities listed in Schedule 2.3(b)(i)(a) in a prudent and diligent manner. Should any Claim be addressed to the Purchaser based upon non payment (or partial payment or delayed payment) of such amounts, the Seller shall immediately reimburse and hold harmless the Indemnifying Parties’ pursuant to Article 12 (and Purchasers shall have the right to immediately hold back and off set from the Earnout Payment(s), including any amounts deposited in the Third Escrow Account, and any amounts payable in respect to the non-discounted Included Receivables the full amount of such Claim(s), as contemplated in Article 12 and the Earnout Schedule), for any Loss suffered by Indemnified Parties (including any interest and expenses). In this case, the liability caps mentioned in Article 12 shall not apply. Should the amount so deposited exceed the amount actually required to be paid to settle, in full, the total outstanding amount of Seller's debts with the Spanish Tax and Social Security authorities, the remaining amount shall be wired, subject to Purchaser's written approval (which shall not be unreasonably withheld or delayed), to the Second Escrow Account, and;

(b)          Euros Nine Hundred Thousand (€900,000.00), will be deposited therein, for a maximum period of six (6) months commencing on the Completion Date. In the event that any Material Assigned Contracts Requiring Consent are provided within this six (6) month period, the relevant amount corresponding to such Assigned Contract, as per Schedule 2.3(b)(i)(b), shall be transferred to the Second Escrow Account (as such term is defined below) within three (3) Business Days as of the date on which Purchaser receive such consent. In the event that any Material Assigned Contract Requiring Consent has not been received within such six (6) month period, the relevant amounts corresponding to such Assigned Contract shall be returned to Purchaser within three (3) Business Days as of the end of the six (6) month period.

(c)          The Purchaser will have full consultation access to the First Escrow Account and the movements carried out therein.

(ii)           An amount of Euros Seven Hundred and Fifty Thousand (€750,000.00), as adjusted pursuant to Section 4.2(a) of this Agreement, will be transferred to an escrow account opened on the date hereof in the name of the Seller (the “Second Escrow Account”) only accesible to the Seller as per the instructions of the Second Escrow Account agreement entered into by the Purchaser, Banco Popular Español, S.A. and the Seller within two (2) Business Days following the date hereof. The funds therein shall be solely used to pay the debts described in Schedule 2.3(c)(ii), and any costs resulting from the execution of the Transaction Documents and the ordinary course of business operating expenses of the Seller, provided however, that no such funds shall be used to repay shareholders loan or used for any distribution to Seller's shareholders. Any other disposal of funds will have to be expressly authorized by the Purchaser in writing, such authorization shall not be unreasonably withheld. The Seller expressly undertakes to make the relevant payments in a prudent and diligent manner, so that it does not materially default any of its material payment obligations in such a manner that raises a reasonable risk for a creditor to actually file a Claim against the Seller; in any case, if any of the relevant payments is not attended as it should subject to the above and provided any Claim is addressed to the Purchaser based upon such non payment (or partial payment or delayed payment), the Seller shall immediately reimburse and hold harmless the Indemnifying Parties’ pursuant to Article 12 and Purchasers shall have the right to immediately hold back and off set from the Earnout Payment(s), including any amounts deposited in the Third Escrow Account and any amounts payable in respect to the non-discounted Included Receivables, as contemplated in Article 12 and the Earnout Schedule, for any Losses suffered by them (including any interest and expenses). In this case, the liability caps mentioned in Article 12 shall not apply. The Purchaser will have full and permanent consultation access to the Second Escrow Account and the movements carried out therein. On the first Business Day after the 24-month anniversary of the Completion Date, the then-remaining amount in the Second Escrow Account shall be distributed to the Seller. Following receipt of the abovementioned amount, the Seller shall execute a true and complete receipt for payment.

(iii)        An amount of Euros Three Million and Four Hundred Thousand (€3,400,000.00) will be transferred to an escrow account opened in the name of the Seller (the “Third Escrow Account”) as per the instructions of the Third Escrow Account agreement to be entered into by the Purchaser, Banco Popular Español, S.A. and the Seller at Completion in the form attached hereto as Schedule 2.3(c)(iii), for the purposes of securing payment by the Purchaser of the Earnout Payments corresponding to Earnout Period ending on December 31, 2015 and the Earnout Period which is the calendar year 2016. The Purchasers will have full consultation access to the Third Escrow Account and the movements carried out therein.

(c)           The Earnout Payment(s), if any, in an aggregate amount not exceeding the Earnout Amount, shall be calculated and paid to Seller in accordance with Exhibit C (the “Earnout Schedule”). Purchasers shall have the right to immediately hold back and, if applicable, offset, the amount pursuant to any Claim for any indemnificable Losses of the Indemnified Parties against the Earnout Amount and any amounts payable in respect to the non-discounted Included Receivables in order to secure the Indemnifying Parties’ firm indemnification obligations in the terms and conditions set forth in Article 12. Under no circumstances the consideration payable by Purchaser to Seller in connection with the transactions contemplated by this Agreement shall exceed the Total Consideration, to the extent earned. For the avoidance of doubt, the amounts to be paid by the Purchaser to the Seller as Third-Parties Termination Consideration, Included Receivables and, if such is the case, the amounts pursuant to section 10.3 below, shall be additional consideration and shall not be considered as part to the Total Consideration paid by by Purchaser to the Seller as consideration for such purposes.

Section 2.4                         Completion. Subject to the terms and conditions of this Agreement, and particularly in Section 13, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a completion (“Completion”), which will take place not later than fifteen (15) Business Days after the date on which all the Conditions Precedent specified in Article 3 and all actions specified under Article 4 have been complied with by the Seller or waived by the Purchaser, which must be notified by the Seller to the Purchaser within a maximum period of three (3) Business Days after the date on which all the Conditions Precedent have been fulfilled or waived by the Purchaser and all actions specified under Article 4 have been complied with, attaching proof of such fulfillment to the extent applicable (the “Completion Notice”). Completion shall take place before the Public Notary of Madrid Mr. Antonio Pérez Coca Crespo, who will notarize the present Agreement, and who will grant the relevant notarial deed of accomplishment of the Conditions Precedent. The date of such notarial deed will be the completion date of this Agreement (the “Completion Date”). On such date the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities and the assignment of the Scheduled Employees contemplated by this Agreement will have full legal effect.

Section 2.5                        Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to the Seller pursuant to this Agreement such amounts required to be deducted or withheld therefrom under the corresponding applicable law. To the extent that such amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.  The Purchaser shall reasonably cooperate with the Seller, as so requested by the latter in writing, in order to allow the Seller to recover the so-withheld amounts, to the extent legally possible.

ARTICLE 3

CONDITIONS PRECEDENT

Conditions Precedent.  The enforceability of the present Agreement is subject to the fulfillment of all the following conditions precedent included in Section 3.1 at or prior to the Completion (jointly, the “Conditions Precedent”):

Section 3.1                        Conditions Precedent.

(a)       At the Completion Date, the Seller shall deliver or cause to be delivered to the Purchasers the documents listed below:

(i)            the termination agreements of the employment relationship of the Terminated Employees listed in Schedule 3.1(a)(i), including a waiver of any Claim for any reason against both Seller and Purchasers in the form attached hereto as Schedule 3.1(a)(i)bis, duly executed; provided however that with respect to any Termrinated Employee specifically so specified in Schedule 3.1(a)(i), the written consent of Purchaser shall be required for the termination agreement, and Purchaser's failure to consent to the proposed terms of termination with respect to such specific Terminated Employee, which consent shall not be delayed more than two (2) Business Days from receipt of the notice by the Seller for this purpose, shall constitute a waiver of the termination requirement with respect to such Terminated Employee for the purposes of satisfaction of this Condition Precedent;

(ii)           the private termination agreements of the commercial relationship of the Terminated Contractors listed in Schedule 3.1(a)(ii), including a waiver of any Claim for any reason against both Seller and Purchasers in the form attached hereto as Schedule 3.1(a)(ii)bis, duly executed;

(iii)           the individual Novation Agreements, in the form attached hereto as Exhibit A, with the Scheduled Employees, duly executed. This condition precedent will be considered fulfilled in the event that the Seller delivers to the Purchaser the Novation Agreements duly signed with all the Key Employees expressly indicated in Exhibit B except one (1), and the Novation Agreements are signed with at least ninety per cent (90%) of the rest of the Scheduled Employees. For the sake of clarity, it is expressly agreed that, in accordance with Section 3.1(a)(vi) below, the General Manager shall not be taken into account in order to consider this condition precedent as fulfilled;

(iv)          an agreement with those employees who will continue as Seller’s employees, in respect of the non applicablity of article 44 of the Statute of Workers substantially in the form attached hereto as Exhibit A bis.

(v)           all Required Consents listed in Schedule 3.1(iv); and

(vi)          the termination of the General Manager of the Seller (Mr. Francisco Jesús Martín Abreu) by delivery to the General Manager of the relevant dismissal documents, in the form Purchaser shall attach to the notice to Seller referred to in section (i) to this paragraph, and the payment to the General Manager or deposit (for his benefit) of the duly justified severance payments and other termination amounts under the existing relationships between the Seller and the General Manager, which shall be advanced to the Seller as specified in section (ii) to this paragraph. This condition precedent shall only be enforceable by the Purchaser following Purchaser's (i) written notice to Seller, which shall be provided by an electronic email to the email address of Seller specified in Section 14.1 hereof, no later than five (5) Business Days prior to the Completion Date, that it has not reached an engagement agreement with the General Manager, and (ii) deposit, in the Second Escrow Account for the Third-Parties Termination Compensation, the applicable amount of such duly justified severance payments and other termination amounts under the existing relationships between the Seller and the General Manager, which the Purchaser shall reasonably determine, within three (3) Business Days following the date of delivery of the above referred notice. The Seller shall use such amounts to pay and discharge all duly justified costs and/or severance payments arising out of termination of the General Manager in the amount so deposited by the Purchaser in the Second Escrow Account. Should a court of competent jurisdiction determine, by a final non-appealable order, that the actual amounts due and payable to the General Manager for severance payments and other termination amounts due under the existing relationships between the Seller and the General Manager arising out of the termination of such relationships exceed the amount deposited by the Purchaser, Purchaser shall reimburse the Seller for such excess amount so determined, prior to the deadline applicable to comply with the final non-appealable court order. Should Purchaser ask Seller to appeal any court decision and Seller shall be required by the court, in order to file such an appeal, to deposit or provide a financial guarantee, the Purchaser shall advance to the Seller any such funds or provide the relevant financial guarantees prior to the deadline applicable to comply with such deposit or provision of financial guarantees. Should Purchaser decide, for any reason, at its sole discretion, not to request Seller to terminate the General Manager or not to provide the relevant amounts, in the manner and within the deadline specified above, this Condition Precedent shall not apply. In this latter case, fulfilment of this Condition Precedent shall not be enforceable by the Purchaser and shall not prevent Completion from occurring.

Section 3.2                        Actions to be performed on Completion Date. On Completion Date, the following actions will be performed as a single act (“unidad de acto”):

(a)      The notarial deed of accomplishment of the Conditions Precedent will be granted by the parties as mentioned in Section 2.4. Such notarial deed (the “Completion Deed”) will also include the following statements by the Parties:

(i)        By the Seller:

(a)          That the representations and warranties of the Seller contained in this Agreement are true and correct as of the date of this Agreement and as of Completion Date, as if made at and as of that time except as set forth in the corresponding section or subsection of the Disclosure Schedule and (ii) as a consequence of any modifications that such representations and warranties may have suffered due to the actions explicitly required to be performed in accordance with this Agreement from the date hereof until Completion Date.

(b)          That no Action shall have been commenced by or before any Governmental Authority against the Seller seeking to materially and adversely restrain or alter the transactions contemplated by this Agreement that, in the reasonable good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions, provided, however, that the Seller may decide that Completion shall not take place if the Purchasers or its Affiliates have directly or indirectly solicited or encouraged any such Action.

(c)          That no event shall have occurred and no facts or conditions shall exist that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

(d)          That the Seller has performed in all material respects all of its obligations under this Agreement that are required to be performed by it on or prior to the Completion.

(ii)        By the Purchaser:

(a)          That no Action shall have been commenced by or before any Governmental Authority against the Purchasers seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable, good faith determination of the Purchasers, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the Completion shall not take place if the Seller or its Affiliates have directly or indirectly solicited or encouraged any such Action.

(b)          That the representations and warranties of the Purchaser and the Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of Completion Date, as if made as of that time.

(b)           Purchaser will transfer the amounts contemplated in Section 2.3(b) as provided therein subject to the adjustments specified therein.

(c)           The Parties (or any of the Seller’s Affiliates directly holding registered ownership title over an Acquired Trademark) will execute the relevant counterparts of the Assignment of Intellectual Property and Industrial Property Rights, in the form established in Schedule 3.2(c), and any other documentation that may be needed to complete the formalities for the transfer of Acquired Trademarks and other Acquired IP subject to specific formalities under the applicable laws. In relation with the Acquired Domain Names, Schedule 3.2(c) sets forth the mechanism to, through the Domain Names manager’s control panel, apply for change of ownership of the Acquired Domain Names on Completion. The Seller will deliver to the Purchaser the documents necessary duly signed and filled in for the Purchaser to request the exchange of ownership of the Acquired Trademarks in the relevant Registries.

 The Seller shall deliver or cause its Affiliates directly holding registered ownership title over an Acquired Trademark to deliver to the Purchaser the documents necessary duly signed and filled in to request the change of ownership of the Acquired Trademarks in the relevant Registries in the form attached hereto as Schedule 3.2(c).The Seller and its Affiliates directly holding registered ownership title over an Acquired Trademark shall be obliged to provide with all the reasonable assistance and documents to the Purchaser in order to ensure the effective, full and complete registration of the distinctive signs purchased.

 Upon execution of the assignment of the Acquired IP, the Purchaser will be the exclusive owners of the Acquired IP and the Seller and its Affiliates will not use it unless expressly authorized by the Purchaser in writing, except as otherwise provided in this Agreement.

(d)          The Seller shall execute the Notices to Data Subjects prior to or on the Completion Date and shall submit them, through the entity designated by the Seller as provided for in this Agreement. The entity designated for submitting the Notices to Data Subjects must keep and provide to the Seller and the Purchaser a copy of such Notices to Data Subjects and sufficient records to evidence the submission thereof, and possible incidents occurring in the process. Upon submission, and no later than three (3) days after Completion Date, the designated entity shall issue to Seller and Purchaser written certifications of submission of the Notices to Data Subjects in compliance with the applicable Law.

(e)           The Parties will grant a notarial deed of deposit of a digital device containing all the Transaction Data.

(f)           The Parent and the Seller shall execute an amendment to the Loan Agreement in the form attached hereto as Schedule 3.2(f)..

Section 3.3                        Non-fulfillment of the Conditions Precedent.  Should the Conditions Precedent not be fulfilled by the Termination Date, this Agreement will be null and void for all purposes, except as expressly stated otherwise in this Agreement.

Section 3.4                        Waiver to the Conditions Precedent.  The Purchasers may waive the fulfillment of all or any of the Conditions Precedent. In such a case, subject to Seller having served prior notice on the Purchasers at least fifteen (15) Business Days in advance, the Parties will appear before the Public Notary of Madrid Mr. Antono Pérez Coca Crespo who will notarize the present Agreement, as indicated in Section 2.4, and grant the relevant notarial deed of waiver to the Conditions Precedent. On such date the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement will have full legal effect.

ARTICLE 4

ACTIONS TO BE PERFORMED BY THE PARTIES PRIOR TO OR SIMULTANEOUSLY OR
IMMEDIATELY FOLLOWING THE EXECUTION OF THE AGREEMENT

Section 4.1                        Documents to be delivered by the Seller prior to or simultaneously to the execution of this Agreement. Simultaneously to the execution of this Agreement, the Seller has delivered to the Purchasers, to its satisfaction, the following documents:

(a)           an on-line excerpt of the Seller from the Commercial Registry of Guipúzcoa dated no later than five (5) days prior to the execution date of this Agreement and a certificate issued by secretary of the Board of Directors of the Seller stating the incorporation and valid existence of the Seller as of that date;

(b)           a true and complete copy, issued and certified by the secretary of the Board of Directors of the Seller, of (i) the incumbency of Seller's officers and (ii) the certificate of the resolutions duly and validly adopted by the shareholders of the Seller, evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby;

(c)           a public deed in which the Seller states before a Public Notary that, (i) it duly owns all the IP Rights on the Acquired Software products, (ii) the Acquired Software products have been developed as a collective work in accordance with article 97.2 of the Spanish Intellectual Property Act 1/1996, (iii) it has complied with all the terms and conditions of the licenses of the Open Source Software used by the Seller, (iv) it has deposited (escrow) the Acquired Software products included as Acquired IP, (v) the deposited Acquired Software products include the last version of all the software products needed in order to comply with the features and functionalities of the software kit exploited by the Seller, prior to its transfer, to carry out its business, (vi) it duly owns the Website to be assigned which is the only needed page to develop the Business and the content and assets included in the Acquired Website, and vii) it will refrain from developing, claiming or registering any asset identical or similar to the Purchased Assets (the “Acquired IP Representation Deed”).

(d)           Unaudited consolidated balance sheet as of December 31, 2014, and the unaudited consolidated statements of income and cash flow for the month then ended and relevant supporting data (the "Unaudited Financial Statements").

Section 4.2                        Actions to be performed by the Purchaser following the execution of this Agreement. As soon as practicable, but in any event no later than within seven (7) Business Days following the execution of this Agreement, Purchaser will deposit, (i) the Signing Deposit Amount in the Signing Escrow Account and (ii) the following amounts in the Second Escrow Account, which shall be final and shall not be considered part of the Aggregate Total Consideration, except as specifically specified below:

(a)           a total amount of Euros Three Hundred Sixty Four Thousand Five Hundred and Fifty Six (€364,556.00) to be used solely to pay the Third-Parties Termination Compensation. The Parties agree that such amount shall be allocated (i) to the termination of the Terminated Employees in a total amount of Euros Two Hundred Thirty Five Thousand Nine Hundred and One (€235,901.00) and (ii) to the termination of the Terminated Contractors in a total amount of Euros One Hundred Twenty Eight Thousand Six Hundred and Fifty Five (€128,655.00) (the “Terminated Contractors’ Escrow Amount”). In the event that the Third-Parties Termination Compensation amount is not fully exhausted by Seller, the amount to be transferred to the Second Escrow Account by Purchaser on Completion Date as provided in Section 2.3(b)(ii) shall be reduced by the amount equivalent to the balance already existing in the Second Escrow Account on such date. If the Terminated Contractors’ Escrow Amount results to be insufficient to settle the terminations of the Terminated Contractors, the Parties agree that the Seller shall be entitled to use the full Terminated Contractors’ Escrow Amount and shall be responsible for the payment to the Terminated Contractors any amount in excess. With respect to any payment actually made to the Terminated Contractors, the Purchaser shall be entitled to deduct from the Completion Consideration to be deposited in the Second Escrow Account an amount equivalent to (a) 50% of the amounts actually paid to the Terminated Contractors minus (b) the amount paid by the Seller to the Terminated Contractors in excess of the Terminated Contractors’ Escrow Amount, if any.

(b)           a total amount of Euros Five Hundred Thousand (€500,000.00), as an upfront non-refundable amount paid on account of the Completion Consideration.

(c)           Should Completion not take place for any reason not directly attributable to a breach or non compliance of the Seller with the terms of this Agreement, Seller shall be entitled to retain the Third-Parties Termination Compensation and the amount specified under Section 4.2(b) above, as compensation for Losses suffered by the Seller, without prejudice to the right of the Seller to claim the specific performance of the obligations of this Agreement and other remedies in case Completion does not take place due to a breach of the Purchasers of their obligations under this Agreement.

(d)           The Parties also expressly agree that these provisions regarding Third-Parties Termination Compensation and the amount specified under Section 4.2(b) above, are valid, effective and enforceable as from the date of signing of this Agreement and therefore are not subject to any of the Conditions Precedent contemplated herein.

ARTICLE 5

INTERIM PERIOD AND POST-COMPLETION PERIOD

Section 5.1                        Obligations of the Parties during the Interim Period. During the period elapsed from the date hereof to the Completion Date (the “Interim Period”), the Parties will have to notify the workers’ representative of the Scheduled Employees of the Seller in Guipúzcoa and all the Scheduled Employees of the Seller in Madrid included in the Disclosure Schedule of the change of employer from the Seller to the Purchaser to be effective on Completion Date pursuant to Article 44 of the Spanish Statute of Workers. This notification must be jointly served by the parties at least fifteen (15) days prior to Completion Date.

Section 5.2                        Obligations of the Seller during the Interim Period. During the Interim Period the Seller shall perform the following obligations:

(a)       use its best efforts to deliver to the Purchaser (i) a policy authorized by Notary (“póliza notarial”) evidencing the cancellation of the assignment right in favour of Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) existing over the receivables arising from two contracts signed with the French companies “NORDNET, S.A.” and “NETASQ, S.A.” by virtue of the loan granted to the Seller by BBVA  on 15 July 2011 in the amount of Euros One Million Five Hundred and Eighty Four Thousand (€1,584,000.00); and (ii) a policy authorized by Notary (“póliza notarial”) evidencing the cancellation of the assignment right in favour of BBVA existing over the receivables arising from the “Frame Purchase Agreement” signed with “NOKIA SIEMENS NETWORKS OY” on the 22 January 2009, by virtue of the loan granted to the Seller by BBVA on 31 October 2014 in the amount of Euros One Million Three Hundred and Eighty Eight Thousand (€1,388,000.00).

Should the use of such best efforts not result in achieving the granting by BBVA of the aforementioned policies not be delivered to the Purchaser during the Interim Period, (i) the Seller shall continue to use its best efforts to achieve the cancellation referred to in the previous paragraph for an additional period of six (6) months after Completion Date; and (ii) in any event, if BBVA from time to time claims that the receivables are to be paid to it,  the relevant amounts claimed by and effectively paid to BBVA will be automatically subtracted by the Purchaser from the Earnout Amount(s) until the contracts with “NORDNET, S.A.”, “NETASQ, S.A.” and “NOKIA SIEMENS NETWORKS OY” terminate.

(b)         cause the assignment of the insurance policies described in Schedule 5.2(b) to the Purchaser to be effective as of Completion Date. The relevant assignment documents shall be delivered to the Purchaser on Completion;

(c)         send Popular de Factoring, S.A., E.F.C. the relevant termination notice so that the factoring agreement terminates in accordance with its terms. The relevant termination notice shall be delivered to the Purchaser on Completion; and

(d)         provide all the information and documents linked to the pension plans implemented, life insurance policies, tickets restaurant and renting cars of the Scheduled Employees in order for the Purchaser to subrogate in the current position of the Seller as of Completion Date.

(e)         appoint the data processor entity that shall submit the Notices to Data Subjects.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchasers entering into this Agreement, the Seller hereby makes the following representations and warranties to the Purchasers as of the date hereof and as of the Completion Date, except as a consequence of execution of the actions contemplated by the Transaction Documents.

Section 6.1                        Organization and Qualification Authority, Due Execution and Binding Effect.

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of Spain and has all requisite corporate power and authority to own, lease and operate its properties and to conduct and operate the Business in respect of the Purchased Assets. Seller is duly qualified or licensed and in good standing to conduct business in each jurisdiction in which the nature of the business that it conducts makes such qualification or licensing necessary.  In the context of the Due Diligence, Seller has delivered to the Purchasers copies of its Organizational Documents, and such copies are correct and complete as of the date hereof, except as disclosed in Section 6.1 (a) of the Disclosure Schedule.

(b)          Seller has the requisite corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transaction and to perform its obligations under this Agreement and such Ancillary Agreements to which it is a party.  This Agreement and each Ancillary Agreement to which the Seller is party has been duly and validly executed and delivered by Seller.  Assuming the due authorization, execution and delivery by the Purchasers, this Agreement and such Ancillary Agreements shall constitute, upon such execution and delivery hereof, the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in Law or equity).

Section 6.2                        No Conflict.  Assuming that all Consents, approvals, authorizations, filings, notifications and other actions have been obtained or made and any applicable waiting period has expired or been terminated, neither the execution and delivery of this Agreement and each Ancillary Agreement to which Seller is party by Seller, nor the performance by Seller of the Transaction and the other transactions contemplated hereunder and thereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Action to which Seller may be subject; or (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of Seller or any other agreement among the stockholders or other equity holders of Seller or between any stockholders or other equity holders of Seller and the Seller.

Section 6.3                      Governmental Authorizations.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party by the Seller, and the performance by Seller of its obligations hereunder and thereunder, do not and shall not require any Governmental Authorization.  Neither the Seller nor any of its directors, officers or employees nor any of the Seller’s assets or properties, including the Purchased Assets, is subject to any Governmental Authorization (nor, to the knowledge of the Seller, are there any such Governmental Authorizations threatened to be imposed by any Governmental Authority).

Section 6.4                        Encumbrances over Purchased Assets. Except as disclosed under Section 6.4 of the Disclosure Schedule, there are no Encumbrances over Purchased Assets.

Section 6.5                        Financial Statements. Absence of fraud.

(a)       Attached as Section 6.5(a) are the audited balance sheets of the Seller as of, and the related statements of income and cash flows for the period ended, December 31, 2013, accompanied by the report of the Seller’s independent public accountants thereon (the “2013 Audited Annual Financial Statements”) and the Unaudited Financial Statements, and together with the 2013 Audited Annual Financial Statements, the “Financial Statements”). The Financial Statements (including the related notes thereto, where applicable) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and taking into account the purposes for which they were produced, fairly present in all material respects in accordance with GAAP the financial position of the Seller as at the date thereof and the results of its operations and cash flows for the period indicated (except as may be otherwise specified in the notes to such financial statements).

(b)      The Seller did not receive from the Seller’s independent auditors, and does not otherwise have knowledge of, any notice with respect to (A) any fraud or fraudulent concealment, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Seller in relation to the Purchased Assets or the Assumed Liabilities, or (B) any material claim or allegation regarding any of the foregoing.

Section 6.6                        Absence of Changes; Events and Conditions. Since December 31, 2014, except as disclosed in Section 6.6 of the Disclosure Schedule, the Seller has conducted and operated the Business only in the ordinary course consistent with past practice and, there has not been and there does not exist as of the date of this Agreement:

(a)          Any material change in relation to the Purchased Assets, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, would result in a Material Adverse Effect;

(b)      any amendment, termination, cancellation or compromise  of any Claim or Assigned Contract or waiver of any other rights of value which would result in a Material Adverse Effect;

(c)       any damage, destruction or loss with respect to any of the Purchased Assets, whether or not covered by insurance, which would result in a Material Adverse Effect;

(d)      any sale, transfer, lease, sublease, license or other disposal of any material properties or assets, real, personal or mixed (including leasehold interests and intangible property) currently used in the Business in respect of the Purchased Assets, other than the sale or non-exclusive license of Seller’s products in the ordinary course of business consistent with past practice;

(e)       Except for the Receivables to be kept by the Seller pursuant to clause 2.2 of this Agreement and as disclosed by the Seller to the Purchaser in the context of the determination of the Receivables and the Included Receivables, the Seller has not engaged in (i) any practice which would have the effect of accelerating the pre-Completion periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Completion periods, (ii) any practice which would have the effect of postponing to post-Completion periods payments by Seller that would otherwise be expected (based on past practice) to be made in pre-Completion periods, (iii), any other promotional sales discount activity or deferred revenue activity, in each case in this section (iii) in a manner outside the ordinary course of business consistent with past practice, or (iv) any discharge or release of any Encumbrance, or any discharge or payment of any Liability.

(f)       Any labor trouble or claim of unfair labor practices involving Seller;

(g)       any granted increase, or announcement of any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller to any Scheduled Employees, including any increase or change pursuant to any Seller Employee Program, or the establishment or increase or promised increase to any benefits under any Seller Employee Program, in each case except (A) as required by Law or (B) ordinary increases consistent with the past practices of the Seller that do not exceed ten percnt (10%) as compared to the compensation in effect as of December 31, 2014;

(h)      other than as expressly provided in this Agreement, any resignation, termination or removal of any officer of Seller or material loss of personnel of Seller or any  change, other than in the ordinary course of business, in the terms and conditions of the employment of Seller’s officers or personnel;

(i)        other than as expressly provided in this Agreement, any termination, discontinuation, closing or disposal of any facility or other business operation used in the Business, or any laying off of any employees or implementation of any early retirement, separation or program or any announcement or planned announcement of any such action or program for the future;

(j)        any abandonment, sale, assignment, or grant of any security interest in or to any item of the Acquired IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Acquired IP, (ii) any grant of any license to any third party with respect to any Acquired IP other than the sale or non-exclusive license of Seller’s products in the ordinary course of business, (iii) any development, creation or invention of any Intellectual Property jointly with any Person other than Seller’s employees, or (iv) any disclosure, of any confidential Intellectual Property, unless such Intellectual Property is or was subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof; or

(k)       any agreement whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (a) through (i) above.

Section 6.7                         Litigation.  Except as set forth in Section 6.7 of the Disclosure Schedule, there are no, and in the past three (3) years there have not been any, Actions by or against the Seller affecting the Business in respect of any of the Purchased Assets or the Scheduled Employees pending or, to the knowledge of the Seller, threatened.  Section 6.7 of the Disclosure Schedule includes a list of all Actions and, to the knowledge of the Seller, investigations involving the Purchased Assets and the Scheduled Employees or otherwise relevant or affecting the transactions contemplated herein, occurring, arising or existing during the past three (3) years.  None of the matters set forth in Section 6.7 of the Disclosure Schedule has or would reasonably materially and adversely affect the Purchased Assets. Neither the Seller, nor any of the Seller's directors, officers or employees or the Purchased Assets is subject to any Governmental Order (nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

Section 6.8                        Compliance with Laws.  The Seller is conducting, and has heretofore conducted and operated the Business in accordance with the Laws applicable to it in all material respects. Except as disclosed in Section 6.8 of the Disclosure Schedule, Seller has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to the Business in respect of the Purchased Assets which is either unknown to the Purchasers or that is pending to be resolved as of the date hereof.

Section 6.9                         Permits.  Seller is not in material violation of or default under any Permit used in the operation of the Business in respect of the Purchased Assets and as presently operated and all such Permits are valid and in full force and effect, and no material Permit shall be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms solely as a result of the consummation of the Transaction.

Section 6.10                       Material Contracts.   The Assigned Contracts constitute the Contracts to which the Seller is a party in relation to the Business in respect of the Purchased Assets, or by which any of the Purchased Assets are bound or subject, which the Parties have agreed to be necessary so that the Business can be conducted by the Purchaser after Completion Date in the same manner as it has been conducted prior to the Completion Date. Except for the Assigned Contracts, the Excluded Contracts and the Contracts relating to Indebtedness of the Seller, the Seller is not a party to any other Contract related to the Business.

Section 6.11                       Purchased Assets & Assigned Contracts.

(a)          Except as set forth in Schedule 2.(i)(a)(v) in relation to the Consent by relevant counterparties to the Assigned Contracts Requiring Consent being required but assuming such Consent was obtained, neither the execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which the Seller is party, nor the performance by the Seller of the Transaction and the other transactions contemplated hereunder and thereunder shall, directly or indirectly, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets (including the Assigned Contracts) pursuant to, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which its assets or properties is bound or affected.

(b)          Each Assigned Contract is valid and binding on the Seller which is a party thereto and, to the knowledge of the Seller, on the other parties thereto, and is in full force and effect. Assuming the Seller has obtained all the Required Consents set forth in Schedule 3.1(iv), upon consummation of the Transaction, all of the Assigned Contracts which transfer is not subject to Consent by the counterparty will be freely and fully assigned to the Purchaser pursuant to Sections 2.1(a) and 2.2(a) without penalty or other adverse consequences to the Purchaser of any kind and all such Assigned Contracts which transfer is not subject to Consent remain and, to the knowledge of the Seller, shall remain after Completion Date in full force and effect, enforceable in accordance with their terms. In relation to the Assigned Contracts Requiring Consent, such Assigned Contracts shall be fully assigned to the Purchaser immediately upon the relevant Consent from the counterparty has been obtained by the parties as provided for in section 9.4 of the Agreement.

(c)          Except in relation to the Contracts listed in Section 6.11 (c) of the Disclosure Schedule, Seller is not in breach or violation of, or default under, any Assigned Contract and, to the knowledge of the Seller, no other party to any Assigned Contract is, in any material respect, in breach or violation thereof or default thereunder.  Seller has not received, nor, to the knowledge of the Seller, has been threatened to receive, as a result of the Transaction or otherwise, any notice of termination, cancellation, breach or default under any Assigned Contract.

(d)          Except for the requirement to obtain Consent to the assignment of certain Assigned Contracts as indicated in Schedule 2.1(a)(v), to the knowledge of the Seller, no event or circumstance has occurred or exists that, with notice or lapse of time or both, would constitute any event of default under any Assigned Contract.  The Seller has delivered to the Purchasers true and complete copies of each Assigned Contract and any Schedules thereto and any complementary documents thereto.

(e)          Except as expressly contemplated in this Agreement or in Section 6.11(e) of the Disclosed Schedule, Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any party to an Assigned Contract or in respect of any revenue generated from any such Person, other than in the ordinary course of business or pursuant to the written terms and conditions of the relevant Assigned Contract.

Section 6.12                        Receivables.  Except as set forth in Section 6.12 of the Disclosure Schedule, all Receivables of the Seller pertaining to the Assigned Contracts which are to be transferred to the Purchaser as provided in Section 2.2 of the Agreement arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practice and no such account payable is delinquent in its payment. Except as provided on Section 6.12 of the Disclosure Schedule, the Receivables which are to be transferred to the Purchaser as provided in Section 2.2 of the Agreement constitute valid, undisputed claims of the Seller not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 6.13                        Intellectual Property and Industrial Property Rights.

(a)          The Seller owns sufficient rights with respect to all Acquired IP rights in the terms of the statement made by the Seller on this date and recorded in the terms of the Acquired IP Representation Deed. Seller, has not materially violated or infringed, and is not currently materially violating or infringing, any IP Rights of any other Person. The Seller is the owner of the Acquired IP and, in relation to the software, it has developed the software as stated in the Acquired IP Representation Deed, which for all purposes forms part of this Agreement and is hereby deemed to be reproduced to avoid unnecessary duplications. Other than for the litigation disclosed in Section 6.7 of the Disclosure Schedule, there are no pending proceedings or adverse claims made or, to the knowledge of the Seller, threatened against the Seller with respect to any Acquired IP. Seller has not received any written communication alleging that the Seller or the Acquired IP infringes or misappropriates any IP Rights of a third party.  Seller has not brought or threatened any action, suit or proceeding against any third party for any infringement of any Acquired IP or any breach of any license, sublicense or agreement involving Acquired IP and is not aware of a bona fide basis for such a proceeding and, to the knowledge of the Seller, no third party has brought or threatened any action, suit or proceeding against the Seller regarding the any of the Acquired IP rights.

(b)          Except as set forth on Section 6.13(b) of the Disclosure Schedule, the Seller owns all the rights on the Trademarks which will be transferred to the Purchaser as Acquired IP.

(c)           Schedule 2.1(a)(iii) lists (by name, number, jurisdiction and owner or by reference to the Acquired IP Representation Deed) the Acquired IP, including the software products, all registered and material unregistered Trademarks, all registered Copyrights, the Website and all domain name registrations.  Other than as provided in Section 6.13(b) of the Disclosure Schedule and in the Acquired IP Representation Deed, no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full term) is anticipated by the Seller.

(d)          To the knowledge of the Seller, there are no questions or challenges with respect to the validity of any claims of any of the Acquired IP.

(e)          Schedule 2.1(a)(v) lists, among other Assigned Contracts, all Seller Licenses In and Seller Licenses Out used in connection with the Purchased Assets.  The Seller has a valid right to use the Seller Licenses In in the ordinary course of operating the Business as currently operated and conducted and, where expressly indicated in such Schedule, pursuant to a fully executed written agreement. Except for the Seller Licenses Out, Seller has not granted any license or other right to any Person with respect to the Acquired IP rights. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party will not result in the termination or impairment of any of the Acquired IP.  Except as set forth on Section 6.13(e) of the Disclosure Schedule and in relation to the License Out indemnities provided to the licensees, Seller has not entered into any Contract to indemnify, hold harmless or defend any other person with respect to any assertion of infringement.  To the knowledge of the Seller, no event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a breach or violation of any license, sublicense or other Contract required to be listed in Section 6.13(e) of the Disclosure Schedule that would have a Material Adverse Effect.

(f)          To the knowledge of the Seller there are (i) no defects in any software included in the Acquired IP that would prevent such software from performing in accordance with its user specifications and (ii) no viruses, worms, Trojan horses or similar programs in any such software, in each case, that would materially impair the performance of such software or otherwise compromise the integrity or security of any data used or accessible by such software.  The software included in the Acquired IP operates and performs in a manner that permits the Seller to operate the Business and, to the knowledge of the Seller, no person has gained unauthorized access to such software and the Seller has each implemented reasonable backup and disaster recovery technology consistent with industry practices.

(g)          Seller has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of Seller’s products or software included in the Acquired IP and since Seller developed the source code of each of its products and software included in the Acquired IP, Seller has not provided or disclosed the source code of such products or software to any Person other than Seller’s employees or Affiliates and Parent, as security for the Loan Agreement.  Except as stated in the Acquired IP Representation Deed, which is hereby incorporated by reference, (i) no Open Source Software is used in, incorporated into or integrated or bundled with any of the Acquired IP or otherwise used in connection with the Acquired IP and (ii) none of the licenses relating to the Open Source Software or any other software code used, modified by the Seller obligate the Seller to (1) distribute or disclose any other software combined, distributed or otherwise made commercially available with such Open Source Software in source code form, or (2) license or otherwise make available such Open Source Software and/or other software combined, distributed or otherwise made commercially available with such Open Source Software or any associated Intellectual Property on a royalty free basis.

(h)          Seller has taken reasonable steps according to industry standards to protect and preserve the confidentiality of all Acquired IP rights with respect to which Seller has exclusivity (“Seller Confidential Information”). Each current and former employee and contractor of the Seller who contributed to the creation or development of any Acquired IP executed an agreement in substantially the form of Seller’s standard Confidentiality and Assignment Agreement true and correct copies of which have been delivered to the Purchaser.  To the knowledge of the Seller, none of the present or former employees, officers or consultants of the Seller are in violation of any confidentiality, invention assignment or other agreements protecting IP Rights, and Seller has used commercially reasonable efforts to prevent and detect any such violation.

(i)          None of the Acquired IP installs “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collects information from an end user without their knowledge (collectively, “Spyware”).  No claims have been asserted against the Seller alleging any use of Spyware by Seller or any third party marketing the Business or the Purchased Assets and, to the knowledge of the Seller, no such claims are likely to be asserted.

(j)          In conducting and operating the Business and the Purchased Assets, Seller has not engaged in or does engage in any unfair or deceptive marketing practices. No claims have been asserted against the Seller alleging unfair and/or deceptive marketing practices by Seller or any third party marketing Seller’s products or services and, to the knowledge of the Seller, no such claims are likely to be asserted. The Acquired IP includes all of the Intellectual Property rights necessary to or used in the operation of the Business in respect of the Purchased Assets as stated by the Seller in the Acquired IP Representation Deed, and there are no other items of Intellectual Property that are material to the operation of the Business in respect of the Purchased Assets as currently conducted.  The consummation of the Transactions shall not result in the termination or impairment of any of the Acquired IP.

Section 6.14                        Personal Data. In connection with the Transaction Data, and without prejudice to Section 12.2(b)(ii)(A), Seller complies with all the obligations established under the Spanish Data Protection Law, especially with the LOPD and RLOPD. Consequently, Seller  complies with the quality principle (“principio de calidad del dato”) set out under Article 4.3. of the LOPD. Seller has not collected or used any Personal Data from any third parties and, in connection with the collection and/or use of Personal Data: (A) Seller has complied, in all material respects, with the applicable Laws, especially with the LOPD and the RLOPD, in all relevant jurisdictions and has processed the data in accordance with the Spanish Data Protection Laws relating to the collection, storage, use and onward transfer of all Personal Data (B) Seller has complied with all applicable Laws, especially with the LOPD and the LSSICE, concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers.

(a)          Seller, as a Data Controller, has Security Measures in place to protect all Personal Data included in its Files under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties; and (B) the hardware, software, encryption, systems, policies and procedures maintained by Seller are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with all applicable Laws and specifically with the LOPD and the RLOPD.

(b)          Seller has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under its control or possession and (B) Seller has required and does require all third parties to which it provides access to its Data  to enter into a data access agreement, as set out in Article 12 of the LOPD, in order to comply with data protection laws and the Security Measures required for such Personal Data in accordance with the RLOPD, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

(c)          The Seller has and will preserve documental proof evidencing that, upon Completion, the Purchaser shall be entitled to use and process the Data in compliance with the Spanish Data Protection Laws and for the purposes for which the Transaction Data were collected.

Section 6.15                        Environmental Matters.  Seller has obtained all material Environmental Permits necessary for the conduct of its business and is in compliance in all material respects with the requirements of such Environmental Permits and with all applicable Environmental Laws.  Seller has not received, nor is the Seller party to or subject to, any Environmental Claim.  To the knowledge of the Seller, no underground storage tanks; PCBs or equipment containing PCBs; asbestos or asbestos-containing materials; or toxic mold, mildew, fungi or pathogens are present at the portion of the real property currently used by the Seller.  The operations of the Seller have not resulted in any release of Hazardous Materials on (i) any real property now or formerly operated, leased or used by the Seller or (ii) to the knowledge of the Seller, any other property to which the Seller has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, wastes.

Section 6.16                        Employee Matters and Benefit Plans.

(a)          Section 6.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (including, seniority, professional category, type of employment contract, remuneration in kind, fringe benefits and gross annual salary) that is maintained by the Seller (the “Seller Employee Programs”). The employment conditions of these employees have not been modified during the last year, except as disclosed in Section 6.16(a) of the Disclosure Schedule. Therefore, the Seller does not have in Spain any other employees than the ones reflected in Section 6.16(a) of the Disclosure Schedule. The number of employees of the Disclosure Schedule affected by a protective situation derived from maternity rights is ten (10) employees. There is a unique worker’s representative for the employees of the Disclosure Schedule in the work centre of Guipúzcoa. There are no worker’s representatives for the employees of the Disclosure Schedule for the work centre of Madrid.

(b)          True, complete and correct copies of the following documents, with respect to each Seller Employee Program, where applicable, have previously been delivered to the Purchasers: (i) all documents embodying or governing the Seller Employee Program; and (ii) the most recent summary plan description (or other descriptions provided to employees).

(c)          Except as set forth in Section 6.16.(c) of the Disclosure Schedule, the Seller complies and has complied with the Law and is up to date with the remuneration obligations with the employees of the Disclosure Schedule, which include: salary, extraordinary payments, variable remuneration, commissions, fringe benefits, remuneration in kind, bounties, holidays, contributions to the pension schemes, insurances linked to accidents, health and life, loans, ticket restaurants, renting or leasings linked to vehicles, or any other condition or employment remuneration (in cash or in kind, formal or informal) received by any employee, manager, top executive, or director of the Seller. The employees and directors of the Seller are included in the appropriate Social Security Regime up to the Completion Date.  The Seller declares that it has offered to the Scheduled Employees the possibility to be included as participants of the pension scheme. The Seller declares that the only Claims received regarding the complementary social prevision system are reflected in Section 6.16.(c) of the Disclosure Schedule.

(d)          Except as set forth in Section 6.16(d) of the Disclosure Schedule, the employees, managers, directors and top executives of the Seller are not entitled to receive any severance payment on the grounds of the resolution of their contracts, for any higher amount than the foreseen in the Spanish legislation, or applicable collective bargaining agreements, nor any additional remuneration derived from regular or anticipated resolution of their contracts.

(e)          Each Seller Employee Program is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms, except as set forth in Section 6.16(c) of the Disclosure Schedule.  The Seller has complied with the Laws linked to Social Security matters, Prevention and Occupational Hazards, including the homeworkers, payment of salaries, as well as filed the corresponding bulletins contributions to the Social Security (TC-1 and TC-2) and reporting required by the Law to the Social Security. There are not additional debts with the Social Security than the ones reflected in Section 6.16(c) of the Disclosure Schedule.

(f)          No litigation or governmental administrative proceeding, audit or other proceeding is pending or, to the knowledge of the Seller, threatened with respect to any Seller Employee Program or any fiduciary or service provider thereof, and, to the knowledge of the Seller, there is no reasonable basis for any such litigation or proceeding, except as set forth in Section 6.7 of the Disclosure Schedule. As from the Seller’s incorporation date no strikes or employment conflicts have taken place. The Seller, as of the date of this Agreement, is not aware of the existence of any collective claim of its employees and is not aware about the possibility that any collective claim could be filed in a short period of time from the signature of the Agreement.

(g)          Each Seller Employee Program may be amended, terminated, or otherwise modified by the Seller to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Seller Employee Program has failed to effectively reserve the right of Seller to so amend, terminate or otherwise modify such Seller Employee Program.  The Seller has not announced its intention to modify or terminate any Seller Employee Program or adopt any arrangement or program which, once established, would come within the definition of the Seller Employee Program.  Each asset held under each Seller Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(h)          The Seller has Employee Programs in place subject to the Laws of Spain, Mexico, Colombia and the State of Florida, United States of America.

(i)            For purposes of this Section 6.16, a Person “maintains” an Employee Program if such Person sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such Person (or their spouses, dependents, or beneficiaries).

Section 6.17                        Insurance Contracts.  Seller has in full force and effect general third-party civil liability, professional liability, employee’s liability and accident-at-work insurance, fire and casualty (multi-risk) in relation to the premises occupied for the development of the Business insurance policies with standard market coverage for similarly situated companies as required by applicable Law or Contracts to which the Seller is a party.  There are currently no claims pending against the Seller under any insurance policies currently in effect and covering the property, business or employees of the Seller, and all premiums due and payable with respect to the policies maintained by the Seller have been paid to date.  To the knowledge of the Seller, there is no threatened termination of any such policies or arrangements.

Section 6.18                        Labor Matters.

(a)           Exhibit C to the Agreement contains a true, complete and correct list of the Scheduled Employees, along with each Scheduled Employee, along with his or her title, status as a part time or full time employee, annual salary and other compensation including but not limited to bonuses (both guaranteed and targeted) and commissions and compensation for any restrictive covenants enforceable during the employment relationships or after the termination of the employment relationships. Seller is not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Seller or amounts required to be reimbursed to any employees.  There are no charges of employment discrimination or unfair labor practices existing, pending or, to the knowledge of the Seller, threatened against or involving the Seller. There are no changes pending or, to the knowledge of the Seller, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel or independent contractors of the Seller, nor has the Seller received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.  Seller has not implemented any plant closing, collective dismissals, individual dismissals or terminations that collectively affect more than ten (10) employees within consecutive periods of ninety (90) days, or mass layoff of employees within the last twenty four (24) months.

(b)           Seller is in compliance in all material respects with all applicable Laws respecting employment, employment practices (including Prevention and Occupational Hazards), terms and conditions of employment and wages and hours(i.e. employees do not perform overtime and enjoy the minimum resting periods provided by Law), in each case, with respect to its current and former employees.  No work stoppage, slowdown, labor strike or any other concerted interference with normal operations against the Seller is pending, and, to the knowledge of the Seller, threatened or reasonably anticipated.  Seller is not a party to any collective bargaining agreement, agreements with the workers representatives, or union contract with respect to employees of the Seller, other than those mandated by applicable Laws.

(c)           To the extent the Seller utilizes any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Seller (collectively, “Contingent Workers”), Seller has properly classified and treated them in accordance with applicable Laws and for purposes of all Seller Employee Programs and perquisites.  Seller is not delinquent in payments to any Contingent Workers for any wages, salaries, commissions, bonuses, severance, termination pay, consulting fees or other direct compensation or remuneration for any services performed therefor or amounts required to be reimbursed to such Contingent Workers. The Seller complies with the Law regarding the self-employed workers or independent contractors. The Seller confirms that there are no and there will not be up to the Completion Date pending salaries of the employees of the contractor companies which render services to the Seller. The Seller also confirms that no unlawful asignment of employees has taken place between the Seller and any third company up to date and that no unlawful asignment of employees will take place between the Seller and any third company from the date hereof and until (and including) the Completion Date.

Section 6.19                        Purchased Assets.

(a)           Except as otherwise specifically stated in this Article 6 and Section 6.4 of the Disclosure Schedule or in this Agreement, the Seller (i) owns, leases or otherwise has the legal right to use all the Purchased Assets and, with respect to Contract rights, is a party to and enjoys the right to the benefits of all Assigned Contracts and (ii) has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of any Encumbrances, except Permitted Encumbrances.

(b)           The Purchased Assets constitute all the properties, assets and rights that are necessary to operate for the operation of the Business as currently conducted. The Seller has caused the Purchased Assets to be maintained in accordance with standard business practice, and all the Purchased Assets are, subject to reasonable wear and tear, in good operating condition and state of repair according to the use thereof and acquisition date, and are suitable for the purposes for which they are used and intended.

(c)           Subject to the requirement of Consent to the assignment of the Assigned Contracts as disclosed in Section 6.11(a) of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences.  Upon the consummation of the Completion Date and in accordance with the terms of this Agreement, and except in relation to the Assigned Contracts, for which clause 9.5 of the Agreement shall prevail, the Purchaser will own with good, valid and marketable title or lease under valid and subsisting leases the interests of the Seller in the Purchased Assets, free and clear of any Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties or license or other fees imposed as a result of, or arising from, the consummation of the Transaction.

Section 6.20                        Customers.  Section 6.20 of the Disclosure Schedule sets forth the names of the Seller’s customers of the Business which for the fiscal year ended December 31, 2014 represent revenues in excess of five percent (5%) of the total revenues of the Seller during such fiscal year (each such customer, a “Key Customer”).  Seller has not received any notice, and Seller does not have any reason to believe, that any Key Customer (a) has ceased, or intends to cease, to use the products, goods or services of Seller included in the Purchased Assets or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services included in the Purchased Assets at any time or (b) will not transact business with the Purchaser at any time after the Completion Date on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to the terms and conditions on which that customer currently transacts business with the Seller.  Seller has not agreed or committed to the Key Customers any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any customer of the Seller or in respect of  any revenue generated from any such customer, other than in the ordinary course of business.

Section 6.21                        Suppliers.  Listed in Schedule 2.1(a)(v) are the names of the main Seller’s suppliers for the Business (each such supplier, a “Key Supplier”).  Seller has not received any notice, and Seller does not have any reason to believe, that any such Key Supplier will not sell raw materials, supplies, merchandise and other goods or services to the Purchaser at any time after the Completion Date on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to those used in its current sales to the Seller.

Section 6.22                        Certain Interests.

(a)           Except as disclosed in Section 6.22 of the Disclosure Schedule (with reference to the appropriate subsection), no Affiliate, stockholder, equity holder, officer, director or key employee of the Seller and no relative or spouse (or relative of such spouse) of any such Affiliate, stockholder, equity holder officer, director or key employee:

(i)           has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Seller; provided, however, that the ownership of securities representing no more than one percent (1%)  of the outstanding voting power of any such Person that is also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii)           owns, directly or indirectly, in whole or in part, or has any other interest in any Purchased Asset; or

(iii)           is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital equity interests of any Person that is a party to any Assigned Contract.

(b)           No Assumed Liability (other than those resulting from the employment relationship between the Purchaser and the Scheduled Employees) is to any Affiliate, stockholder, equity holder, officer, director or key employee of the Seller or, to the knowledge of the Seller, to any relative or spouse (or relative of such spouse) of any such Affiliate, stockholder, equity holder, officer, director or key employee.

Section 6.23                        Taxes.

(a)           Without prejudice to the final content of the tax certificate referred to in Section 11.2 once issued by the tax authorities, and except as disclosed in Section 6.23 of the Disclosure Schedule: (i) All  Tax Returns required to be filed by or with respect to the Purchased Assets or the Business have been timely filed; (ii) all  Taxes required to be shown on such Tax Returns or otherwise due in respect of the Purchased Assets or the Business have been timely paid; (iii) all such  Tax Returns are true, correct and complete; (iv) no adjustment relating to any such  Tax Return has been proposed formally or informally by any Governmental Authority and, to the knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of the Seller, threatened Actions for the assessment or collection of Taxes in respect of the Purchased Assets or the Business; (vi) there are no Tax liens on any Purchased Assets; (vii) Seller is not doing business or engaged in a trade or business in any jurisdiction in which, to the Seller’s Knowledge, it has not filed all required  Tax Returns, and (viii) to the Seller’s Knowledge, no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Seller to the effect that the filing of Tax Returns may be required.

(b)           (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax relating to the Purchased Assets or the Business; (ii) there are no requests for information currently outstanding that could affect Taxes relating to the Purchased Assets or the Business.

(c)           The copies of all state, regional, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller provided to the Purchaser during the Due Diligence were correct and complete copies of such documentation.

(d)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(e)           Seller will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Completion Date; (ii) installment sales or open transaction dispositions made on or prior to the Completion Date; or (iii) prepaid amount received on or prior to the Completion Date.

Section 6.24                        Certain Business Practices.  Neither Seller nor, to the knowledge of the Seller, any of Seller's directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, the Purchased Assets or the Assumed Liabilities, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business, the Purchased Assets or the Assumed Liabilities.

Section 6.25                        Solvency.

(a)           Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its general inability to pay its debts as they come due; or (vi) except for individual negotiations with certain creditors to restructure existing financings, made an offer of settlement, extension or composition to its creditors generally.

(b)           No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller, on the contrary, the transaction is the consequence of an open market process for the sale of the assets of the Seller in an effort to maximize value to satisfy the Seller’s creditors. The Seller acknowledges that it is selling the Purchased Assets to the Purchaser in exchange for reasonably “equivalent value” under current market circumstances.

Section 6.26                        Full Disclosure. Seller has not failed to disclose to the Purchasers in writing any fact that would reasonably be expected to adversely affect in any material respect the Purchased Assets, the Assumed Liabilities, the Business or its operations, condition (financial or otherwise), licenses or franchises. The digital device deposited with the notary public of Madrid raising into public this Agreement simultaneously to the execution of this Agreement includes all (and only) the information and documentation made available to the Purchasers and their advisors during the Due Diligence process. No representation or warranty contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished to the Purchasers or any of their representatives or Affiliates pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.  The information relating to the Seller provided to the Purchasers by or on behalf of the Seller prior to the date of this Agreement is in accord with the books and records of the Seller and is accurate and complete and fairly presents the data and other information it purports to present and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or other information contained therein not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby makes the following representations and warranties to the Seller as of the date hereof and as of the Completion.

Section 7.1                        Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Spain and has all requisite limited liability company power and authority to own, lease and operate its properties and conduct its business.  The Purchaser delivered to the Seller copies of the Organizational Documents of Purchaser and such copies are correct and complete as of the date hereof.

Section 7.2                        Authority; Due Execution and Binding Effect.  The Purchaser has the requisite power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Purchaser is a party and to consummate the Transaction and to perform its obligations under this Agreement and such Ancillary Agreements.  This Agreement and each Ancillary Agreement to which the Purchaser is a party have been duly and validly executed and delivered by the Purchaser.  Assuming the due authorization, execution and delivery by the Seller, this Agreement and the Ancillary Agreements to which the Purchaser is a party shall constitute, upon such execution and delivery hereof and thereof, the valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 7.3                        Ownership.  Parent owns one hundred percent (100%) of the issued and outstanding share capital of the Purchaser.  There are no outstanding subscriptions or other rights, warrants, options, arrangements or agreements to issue or sell equity securities of Purchaser to any Person and there are no outstanding preemptive rights to purchase equity securities of Purchaser.

Section 7.4                        No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which the Purchaser is a party, nor the performance by the Purchaser of the Transaction and the other transactions contemplated hereby and thereby shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Purchaser may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any Contract to which the Purchaser is a party or by which any of its assets or properties are bound or affected.

Section 7.5                        Governmental Authorizations.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Purchaser is a party by Purchaser and/or Parent do not and shall not require any Governmental Authorization.

Section 7.6                        Financial Ability.  The Purchaser has cash on hand or available credit facilities granted by Parent in amounts sufficient to allow it to pay the Total Consideration to the Seller in the terms set forth in this Agreement.

Section 7.7                        Litigation.  There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser which, if determined adversely to the Purchaser, would prevent the Purchaser from paying the Total Consideration to the Seller or fulfilling any of its obligations set out in this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES
OF THE PARENT

As an inducement to the Seller to enter into this Agreement, the Parent hereby makes the following representations and warranties to the Seller as of the date hereof and as of the Completion:

Section 8.1                        Organization and Qualification.  Parent is a public company duly formed and validly existing under the Laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business.

Section 8.2                        Authority; Due Execution and Binding Effect.  Parent has the requisite corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Parent is a party and to consummate the Transaction and to perform its obligations under this Agreement and such Ancillary Agreements.  This Agreement and each Ancillary Agreement to which Parent is a party have been duly and validly executed and delivered by the Parent.  Assuming the due authorization, execution and delivery by the Seller, this Agreement and the Ancillary Agreements to which the Parent is a party shall constitute, upon such execution and delivery hereof and thereof, the valid and binding obligations of the Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 8.3                        No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Parent is a party by the Parent, nor the performance by the Parent of the Transaction and the other transactions contemplated hereby and thereby shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law, Governmental Authorization or Order to which the Parent may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Parent; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any Contract to which the Parent is a party or by which any of its assets or properties are bound or affected.

Section 8.4                        Governmental Authorizations.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent is a party by the Parent do not and shall not require any Governmental Authorization.

Section 8.5                        Financial Ability. The Parent has cash on hand or available credit facilities in amounts sufficient to allow it to fund the Purchaser so that it can pay the Total Consideration to the Seller and fulfill the rest of the obilgations assumed by the Purchaser and the Parent under this Agreement.

Section 8.6                        Litigation.  There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or pending or, to the knowledge of the Parent, threatened against or relating to the Purchaser which, if determined adversely to the Parent, would prevent the Parent from fulfilling any of its obligations set out in this Agreement.

ARTICLE 9

COVENANTS AND ADDITIONAL AGREEMENTS

Section 9.1                        Confidentiality.  Seller shall, and shall cause its agents, representatives, Affiliates, employees (other than Scheduled Employees transferred to the Purchaser after Completion Date), stockholders, officers and directors to (a) treat and hold as confidential (and not disclose or make available to any Person) (i) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Purchased Assets or the Purchasers, and (ii) all information disclosed to the Seller and its agents, representatives, Affiliates, employees (other than Scheduled Employees transferred to the Purchaser after Completion Date), stockholders, officers and directors by the Purchasers, (b) in the event that the Seller or any such agent, representative, Affiliate, employee (other than Scheduled Employees transferred to the Purchaser after Completion Date), stockholders, officer or director becomes legally compelled to disclose any such information, provide the Purchasers with prompt written notice of such requirement so that the Purchasers may seek a protective order or other remedy or waive compliance by the Seller with this item of Section 9.1, (c) in the event that such protective order or other remedy is not obtained, or the Purchasers waive compliance with this Section 9.1, furnish only that portion of such confidential information that is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (at the Completion, by way of transfer of possession of the premises where the Business is developed and such confidential information is located) to the Purchasers any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, stockholders, officers and directors and destroy any and all additional copies then in the possession of the Seller or any its agents, representatives, Affiliates, employees, stockholders, officers and directors of such information not located in the premises of which the Purchasers will take possession on Completion Date, including analysis, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, stockholders, officers or directors; provided, further, that, with respect to Intellectual Property and Industrial Property Rights, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.

Purchasers shall, and shall cause their agents, representatives, Affiliates, employees (other than Scheduled Employees transferred to the Purchaser after Completion Date), stockholders, officers and directors to (a) treat and hold as confidential (and not disclose or make available to any Person) (i) all information relating to confidential or proprietary information with respect to Seller’s business and assets other than the Business, the Purchased Assets and the Assumed Liabilities (ii) all information disclosed to the Purchasers and its agents, representatives, Affiliates, employees, stockholders, officers and directors by the Seller, other than information relating to the Business, the Purchased Assets and the Assumed Liabilities, (b) in the event that the Purchasers or any such agent, representative, Affiliate, employee, stockholders, officer or director becomes legally compelled to disclose any such information other than information relating to the Business, the Purchased Assets and the Assumed Liabilities, provide the Seller with prompt written notice of such requirement so that the Seller may seek a protective order or other remedy or waive compliance by the Purchasers with this Section 9.1(b) in the event that such protective order or other remedy is not obtained, or the Seller waive compliance with this Section 9.1, furnish only that portion of such confidential information other than information relating to the Business, the Purchased Assets and the Assumed Liabilities that is legally required to be provided, and (c) promptly furnish to the Seller any and all copies (in whatever form or medium) of all such confidential information other than information relating to the Business, the Purchased Assets and the Assumed Liabilities, then in the possession of the Purchasers or any of its agents, representatives, Affiliates, employees, stockholders, officers and directors, including analysis, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Purchasers, its agents, representatives, Affiliates, employees, stockholders, officers or directors.

Section 9.2                        Notification of Certain Matters.

(a)           During the Interim Period, Seller shall give prompt notice, upon it becoming aware, to the Purchasers of (i) the occurrence or nonoccurrence of any event which has caused or would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Completion; (ii) any failure by Seller to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; (iii) any written notice or other material communication of which Seller has knowledge from any Governmental Authority or other Person in connection with the transactions contemplated by this Agreement; (iv) any Actions commenced or to the knowledge of Seller threatened against, relating to, involving or otherwise affecting, the Purchased Assets, Assumed Liabilities and/or the Business which, if pending on the date of this Agreement, would individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect or which relate to the ability to consummate the transactions contemplated by this Agreement; or (v) any other event that would materially impair Seller's ability to perform its obligations under this Agreement. The delivery of any notice pursuant to this Section 9.3(a) shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Purchasers including without limitations pursuant to Article 12 hereof.

(b)            During the Interim Period, Purchasers shall give prompt notice, upon them becoming aware, to the Seller of (i) the occurrence or nonoccurrence of any event which has caused or would be likely to cause any representation or warranty of Purchasers contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Completion; (ii) any failure by Purchasers to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; (iii) any written notice or other material communication of which Purchasers have knowledge from any Governmental Authority or other Person in connection with the transactions contemplated by this Agreement; or (iv) any other event that would materially impair Purchasers' ability to perform their obligations under this Agreement. The delivery of any notice pursuant to this Section 9.3(b) shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Seller.

Section 9.3                        Non-Assignable Contracts. Notwithstanding anything herein to the contrary and, specifically in Section 2.1(a)(v) and 2.3(b)(i)(b), if an assignment or purported assignment by the Seller to the Purchaser of any Assigned Contract Requiring Consent has not been obtained as of the Completion and, as a consequence thereof, it would result in Purchaser not being entitled to receive directly all of the rights of the Seller thereunder (each, a “Non-Assignable Contract”), that Assigned Contract Requiring Consent shall be deemed not to have been assigned by the Seller to the Purchaser as of the Completion.  The Seller and the Purchasers shall use their best efforts to obtain any such consent or waiver (but without the requirement of any payment of money or provision of financial guarantees by the Purchaser or the Seller to obtain such consent or waiver) as soon as practicable.  Upon obtaining the requisite third party consent or waiver, each Non-Assignable Contract shall be assigned to the Purchaser, and the Seller and the Purchaser shall execute all agreements reasonably necessary to effectuate such assignment. With respect to any Non-Assignable Contract that is not assigned to the Purchaser, after the Completion and until the consent for the assignment of such Contract is obtained, the Seller and the Purchasers shall use best efforts and cooperate with one another in endeavoring to obtain an arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including by way of subcontracting, sub-licensing, or subleasing to the Purchaser, at least until the earlier of (i) the date of termination of the term of duration thereof or (ii) upon instruction of the Purchaser to terminate it, being the Purchaser obliged to indemnify the Seller from any Claims for Losses resulting from early termination of the Non-Assignable Contract. If such an arrangement is implemented, the Seller will promptly pay to the Purchaser, when received, all monies received by the Seller under any Non-Assignable Contracts and Purchaser shall (i) pay, defend, discharge and perform all Liabilities under such Non-Assignable Contracts and (ii) hold the Seller harmless from any Claims that the counterparties thereof may initiate against the Seller after Completion Date in relation to the performance of the services or as a consequence of the early termination of the Non-Assignable Contract due to breach by the Seller (provided that such breach is a direct consequence of the services performed by the Purchaser under the relevant arrangement).

Section 9.4                        Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Completion, and subject to the provisions of this Section 9.5, Seller agrees to conduct the Business in the usual, regular and ordinary course consistent with past practice and in substantially the same manner as heretofore conducted, other than as required or advisable to fulfill its obligations and covenants hereunder, to pay the Liabilities and Taxes of Seller or attributable to the Business or the Purchased Assets when due and to pay or perform other obligations when due. Seller shall promptly notify Purchasers in writing of any event or occurrence as provided for in Section 9.3(a) above. Without limiting the foregoing, Seller agrees, without the prior written consent of Purchaser, not to directly or indirectly:

(a)           (i)  sell, lease, dispose of, license for a period in excess of one (1) year and/or for a price in excess of or under, as applicable, 250,000€, being understood that the licenses shall be non-exclusive, or transfer to any Person any Purchased Asset, including any rights to any Acquired IP, (ii) buy or license for a period in excess of one (1) year and/or for a price in excess of or under, as applicable, 50,000€, being understood that the licenses shall be non-exclusive any Intellectual Property and Industrial Property Rights, (iii) change pricing or royalties charged by Seller to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights and Industrial Property Rights to Seller, except in the ordinary course of business or (iv) enter into any other distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement that relates to the Business or any Purchased Asset;

(b)           enter into or amend or otherwise modify (or agree to do so) any Assigned Contract with respect to the sale, marketing, distribution, development or similar rights of any type or scope with respect to any Purchased Asset or the Acquired IP, unless expressly required to comply with the obligations of the Seller under this Agreement;

(c)           commence or settle any proceeding, litigation, action, Claim or investigation relating to the Purchased Assets or the Business;

(d)           grant any Encumbrance on, or damage or destruction or loss of, any Purchased Asset; and

(e)           take, or agree in writing or otherwise to take, any of the actions described in Sections 9.5(a) through Section 9.5(d) hereof, or any other action that would (i) prevent Seller from performing, or cause Seller not to perform, its covenants or obligations under this Agreement or any Ancillary Agreement or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

Subject to the other terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated hereby and thereby.

Section 9.5                        Included Receivables. Without prejudice to the right of Purchasers to holdback and off set any amount deriving from non-discounted Included Receivables in accordance with the terms of this Agreement, on the 10th Business Day of each calendar month following the Completion Date (or, if such day is not a Business Day, on the next succeeding Business Day), the Purchaser shall pay to the Seller an amount equal to the aggregate of all amounts, if any, received by the Purchaser or any Affiliate thereof during the preceding calendar month on account of (i) non-discounted Included Receivables that are invoiced after the Completion Date but prior to the first anniversary thereof, net of the liability for maintenance and support set forth in Schedule 1.1bis (ii) Included Receivables which have expressly been identified in Schedule 1.1bis as having been discounted by the Seller prior to Completion Date that are invoiced after Completion Date, net of the liability for maintenance and support set forth in Schedule 1.1bis.

Purchaser undertakes to invoice the Included Receivables in accordance with the invoicing terms of the Contracts which give rise to such Included Receivables.

Additionally, in the event that an Assigned Contract Requiring Consent is the underlying contract to an Included Receivable and such Assigned Contract Requiring Consent is not assigned by the Seller to the Purchaser on Completion Date due to the lack of Consent from the relevant counterparty, but the Seller continues rendering the services under the relevant arrangement as provided in section 9.4 above, such Included Receivables shall be invoiced by the Seller to the relevant customer. Any amounts received by the Seller as payment of the invoices so issued shall be kept by the Seller, except for the amount equivalent to the liability for maintenance and support set forth in Schedule 1.1bis in relation to such Included Receivable, calculated in accordance with the Seller's accounting practices which shall be deducted and paid by the Seller to the Purchaser.

Section 9.6                        Access to Information. Seller shall afford Purchasers and their representatives, reasonable access during the period from the date hereof and prior to the Completion to (i) all of its properties, books and records (other than those including Personal Data) and Contracts relating to the Business, (ii) other information concerning the Business and the Purchased Assets (subject to restrictions imposed by applicable Law and confidentiality undertakings in Contracts) as Purchaser may reasonably request.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions in accordance with the terms and provisions of this Agreement. In addition, Seller shall provide the Purchaser with a copy of its audited financial statement for the fiscal year ended December 31, 2014, no later than by the end of June 2015.

Section 9.7                        Non-Competition; Non-Solicitation.

(a)            In order that the Purchasers may have and enjoy the full benefit of the Purchased Assets, Seller shall not, from the Completion Date until the expiration of 36 (thirty six) months after the Completion (the “Non-Compete Period”), without the prior written consent of Purchasers, own, manage operate, finance, control or participate in the ownership, management, operation, financing, business or control of, or otherwise be engaged in any way in any business anywhere in the world that at any time during the Non-Compete Period engages in the activities of the Business. For the avoidance of doubt, the activity of the Seller consisting of (i) managing the Excluded Assets and the Excluded Liabilities and (ii) complying with the provisions under this Agreement shall not be deemed to compete with the Business.

(b)            The Seller acknowledges that the consideration received by the Seller hereunder is paid in consideration, in part, for the non-compete obligations hereunder and that in light of the nature of this transaction, the interest that the Seller has in the success of the Purchasers and the critical significance of the non-compete covenant to the Purchasers’ business and to the Purchasers' willingness to enter into this Agreement and pay the Aggregate Total Consideration, or any part thereof, the Seller hereby acknowledges that the foregoing non-compete covenant is reasonable and necessary for the protection of the legitimate commercial interests of the Purchasers.

(c)            During the Non-Compete Period, the Seller shall not cause, solicit, induce or knowingly encourage any employee to leave such employment or otherwise engage any such individual or (ii) cause, solicit, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing customer of the Seller and any Person that becomes a client or customer of the Business after the Completion) or any other Person who has a business relationship with the Seller, to terminate or adversely modify any such actual or prospective relationship with Purchasers.

(d)            The covenants and undertakings contained in this Section 9.8 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 9.8 may cause irreparable injury to the Purchasers, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchasers will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 9.8. The rights and remedies provided by this Section 9.8 are cumulative and in addition to any other rights and remedies which Purchasers may have hereunder or at Law or in equity.

Section 9.8                        Obligations in relation to Project Miracle. The Parties shall collaborate to complete the remaining obligations of the Seller under the aid granted by the European Commission related to Project MIRACLE: machine-readable and interoperable age classification labels in Europe (grant agreement nº 621059). In this regard, the Parties agree that any amounts received by the Seller from the European Commission shall be automatically subtracted from the next Earnout Payment. Purchasers shall hold the Seller harmless from any Claims that may be initiated against the Seller after Completion Date in relation to the performance by the Purchasers of the remaining obligations under Project MIRACLE (provided that such breach is a direct consequence of the services performed by the Purchasers under the this Agreement).

ARTICLE 10

EMPLOYEE MATTERS

Section 10.1                        Employment Benefits Due Prior to Completion. The Seller shall be liable for the amounts of all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of Seller including all Taxes (as well as social security) in respect of those wages, salaries, commissions, bonuses,  incentives and benefits that have become due and payable prior to the Completion Date (for the sake of clarity, Seller shall not be liable, with respect to Scheduled Employees only, for those wages, salaries commissions, bonuses, incentives and fringe benefits accrued before but payable after the Completion Date), except as specifically specified in this Section 10.1. Notwithstanding the above, in respect of the payroll relating to the month in which Completion occurs, the Seller shall be liable for the full amounts to be paid to the Scheduled Employees including all Taxes (as well as social security) accrued thereof at the end of the month on which Completion takes place, pro rata to the number of days of the given month elapsed up to, and including, the Completion Date (the "Completion Wages Amount"). An amount of Euros Two Hundred Eighty Four Thousand and Two Hundred Eighty Eight (€284,288.00) divided by the total number of days of the month in which Completion takes place and multiplied by the number of days of the given month elapsed up to, and including, the Completion Date (“The Estimated Completion Wages Amount”) shall be reduced Euro for Euro from the Completion Consideration. Purchaser shall pay to the employees, at the first regular pay check following Completion, the full amount due to them. Within ten (10) Business Days following such payment, Purchaser shall calculate the actual Completion Wages Amount paid by it to employees for the period prior to the Completion Date for which Seller is liable and shall so notify Seller (including evidence of the payment actually performed). Should such amount exceed the Estimated Completion Wages Amount reduced from Completion Consideration, Purchaser shall be entitled to hold back and set off such amount against the Earnout Amount (included any amounts deposited at any time within the Third Escrow Account mentioned in this Agreement) and any amounts payable in respect to the non-discounted Included Receivables pursuant to Articles 12 below but without any limitations. Should such amount be lower than the Estimated Completion Wages Amount reduced from the Completion Consideration, the Purchaser shall transfer the difference to the Seller within the following three (3) Business Days as from the above referred notice is sent to the Seller. Without prejudice to the obligation of the Purchaser to pay the Third-Parties Termination Compensation, the Purchaser is  not assuming, and shall not have any Liabilities in connection with or relating to any former employees’ contributions to the pension plan to be made by the Seller until Completion Date or to any former employees’ insurance policies costs assumed by the Seller until Completion Date or to any current employees’ contributions to the pension plan or insurance costs assumed by the Seller until Completion Date other than the Scheduled Employees.

Section 10.2                        Assumption of Scheduled Employees by Purchaser as from Completion Date. The Seller undertakes to indemnify and hold the Purchaser harmless against any Claim whatsoever it may receive from any Scheduled Employee provided that such Claim is based on the non fulfilment by the Seller of the employment or Social Security obligations accrued by the Scheduled Employees until the Completion Date in respect of the transfer of such Scheduled Employees to the Purchaser effected as a consequence of this Agreement.

As from Completion, the Purchaser shall subrogate in the Seller’s position according to the provisions of article 44 of the Workers’ Statute, and therefore shall assume all the rights and obligations of the Seller towards the Scheduled Employees, including, without limitation, the Social Security obligations relating to them from Completion onwards. In this connection, Purchaser undertakes to indemnify and hold the Seller harmless from and against any Claim whatsoever it may receive from any Scheduled Employee as from Completion Date provided that this Claim is based on the non fulfilment by the Purchser of the employment or Social Securities obligations accrued by the Scheduled Employees as from the Completion Date in respect of the transfer of such Scheduled Employee to the Purchaser effected as a consequence of this Agreement and/or in respect of any action of Purchaser as from Completion.

Section 10.3                        Continued Employment by Seller. The Seller agrees, if so requested by Purchaser at least three (3) Business Days prior to Completion, to continue the employment of any Scheduled Employees, currently employed by Affiliates of Seller in Colombia and Mexico only, for a maximum period of ninety (90) days, should Purchaser not be able, as of Completion, to employ such Scheduled Employees in the jurisdictions in which they are currently employed by Seller. Purchaser shall compensate Seller Euro for Euro for the entire cost of (i) employment of such Scheduled Employees including with respect to all added taxes, accrued severance (if any), social security obligations and Employee Programs from the Completion Date and until such Scheduled Employee is employed by Purchaser or any of its Affiliates, (ii) any severance payment that such Scheduled Employees might be entitled to, and any costs and expenses incurred by the Seller or its branches or Affiliates in relation with such severances, in case Purchaser has not employed him after the abovementioned period has elapsed and (iii) for any operating costs of the relevant branch and subsidiary during the period in which it has to maintain such Scheduled Employees, in the total amount of Euro Nineteen Thousand Three Hundred (€19,300.00) per month with respect to the Colombia branch and the total amount of Euro Five Thousand Four Hundred (€5,400.00) per month with respect to the Mexico subsidiary.

Section 10.4                        No Third-Party Beneficiaries.  No provision of Article 10 shall create any third party beneficiary rights to any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect of continued employment (or resumed employment) with the Purchaser and no provision of Article 10 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Employee Programs or any other plan or arrangement that currently exists or may be established by the Purchaser.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Completion Date any such plans or arrangements of the Purchaser.

ARTICLE 11

TAX MATTERS

Section 11.1                        Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or Claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 11.1.  Notwithstanding anything to the contrary herein, the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for any taxable period that includes the Completion Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six (6) years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).

Any information obtained under this Section 11.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims for refund or in conducting an audit or other proceeding.

Section 11.2                        Tax Certificates.  The Purchaser will request any clearance certificate or similar document(s) which may be required by any Tax authority to relieve the Purchaser of any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement.

Section 11.3                        Additionally, during the Interim Period, (i) the Seller shall grant the Purchaser the authorization to request to the Spanish National Tax Authority (“Agencia Estatal de la Administración Tributaria”) the tax certificate set out in section 175.2 of the Spanish General Tax Law (the “Tax Certificate”) and (ii) the Purchaser shall be obliged to request the Tax Certificate prior to Completion Date.

Section 11.4                        Conveyance Taxes.  The Purchaser shall pay when due any Conveyance Taxes which may be imposed by any taxing jurisdiction in connection with the contribution, sale and transfer of the Purchased Assets to the Purchaser.

ARTICLE 12

INDEMNIFICATION
Section 12.1                        Survival.  The representations and warranties of the Seller contained in this Agreement shall survive the Completion through the 24-month anniversary following the Completion Date; provided, however, that, notwithstanding the foregoing, the representations and warranties made pursuant to Section 6.13 (Intellectual Property) and Section 6.14 (Personal Data) as well as any Claim related to fraud by the Seller or any representative of the Seller, acting on its behalf, shall survive through the 5-year anniversary of the Completion Date (such representations and warranties, collectively the “Fundamental Representations”, being the rest of the representations and warranties made pursuant to Article 6 “Non-Fundamental Representations”). The representations under Section 6.16 (Employee Matters and Benefits Plans) and Section 6.23 (Taxes) shall survive until the expiration of the corresponding statute of limitations under applicable Law, such representations and warranties, collectively, the "Special Representations".

 The covenants of the Seller contained in this Agreement and the Acquisition Documents shall also survive until the later of the expiration of this Agreement or such Acquision Document and the applicable statute of limitations or, as the case may be, shall remain enforceable vis-à-vis the Seller for such shorter period as is explicitly specified herein or therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Law to state a Claim for breach of contract under the applicable statutes of limitations.

Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the Seller prior to the date of expiration of the general survival period of 24-months, the above referred period of 5-years in relation to Fundamental Representations or the relevant statute of limitations period in relation to Special Representations, as applicable, in accordance with this Article 12 as to such inaccuracy or breach.  Neither the period of survival nor the liability of the Seller with respect to its representations, warranties, covenants or agreements shall be reduced by any investigation made at any time by or on behalf of the Purchaser.

Section 12.2                        Indemnification by the Seller.

(a)            The Seller, on behalf of itself and each of its successors, executors, administrators, estate, heirs and assigns (collectively, the “Indemnifying Parties”) shall, jointly and severally, defend, indemnify and hold harmless the Purchasers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Indemnified Party”) from and against any and all Liabilities, losses, damages, Claims, Taxes, costs and expenses (including attorneys’ and consultants’ fees and expenses), interest, awards, judgments, fines and penalties asserted against, imposed upon or sustained or incurred by and effectively payable by any of them (including in any Action brought or otherwise initiated by any of them) (hereinafter “Losses”) that arise out of or in connection with:

(i)            any inaccuracy in, or any breach of, any representation or warranty made by the Seller in this Agreement which is a Fundamental Representation;

(ii)           any inaccuracy in, or any breach of, any representation or warranty made by the Seller in this Agreement which is a Non-Fundamental Representation or a Special Representation;

(iii)          any breach of any covenant or agreement by the Seller contained in this Agreement or Ancillary Agreement or any certificate delivered pursuant to this Agreement or any of the Ancillary Agreements, including, for the avoidance of doubt, the obligation of the Seller to pay, perform and discharge the Excluded Liabilities, in accordance to the terms and conditions of Section 2.2; and

(iv)         defending any third party Claim alleging the occurrence of facts or circumstances that, if true, regardless of the outcome of such defense, would entitle the Indemnified Parties to indemnification pursuant to any of the other provisions of this Section 12.2.

For the avoidance of doubt, in relation to a Claim for Losses or Liabilities, the Seller shall not be liable for any incidental, consequential or aggravated damages, including damages for loss of profits and lost business opportunites or damages calculated by reference to any Total Consideration methodology.

(b)           Quantitative limitations to certain indemnification obligations of the Seller.

(i)            The indemnification obligations of the Seller resulting from Section 12.2(a)(i) shall be subject to a maximum liability to the Indemnified Parties  with respect to Claims for Losses under this Article 12 not exceeding Euros Ten Million (€10,000,000.00) (the “Fundamental Representations Liability Cap”), except for the indemnification obligations resulting from fraud of the Seller or any representative of the Seller, acting on its behalf, in which case not liability cap shall apply;

(ii)           The indemnification obligations of the Seller resulting from Sections 12.2(a)(ii) through (iv), both inclusive, shall be subject to the following quantitative limitations:

(A)            the Seller shall not be required to pay any amounts in respect of Losses of an amount of less than Euros Five Thousand (€5,000.00) each, on an individual basis, but all such Claims for Losses shall be counted towards the Deductible.

(B)           the Seller shall not be required to pay any amounts until the aggregate of Claims for Losses exceeds Euros One Hundred Thousand (€100,000.00) (the “Deductible”) but then the Seller shall be required to pay the amount of Claims for Losses from the first euro; and

(C)           the Seller’s total liability to the Purchasers with respect to Claims for Losses  resulting from Sections 12.2(a)(ii) through (iv), both inclusive, shall not exceed €4,500,000.00 (the “Non-Fundamental and Special Representations Liability Cap”);

(c)           Sole Remedy: Hold back and Set off against pending Earnout Payments including Third Escrow Account and Included Receivables. The Parties acknowledge and agree that the Purchasers shall be entitled to hold back the amount pursuant to any Claim for any indemnifiable Losses of the Indemnified Parties against the Earnout Amount (included any amounts deposited at any time within the Third Escrow Account mentioned in this Agreement) and any amounts payable in respect to the non-discounted Included Receivables in order to secure the Indemnifying Parties’ firm indemnification obligations in the terms and conditions set forth in this Article 12 and to set off against any Earnout Payment and any amounts payable in respect to the non-discounted Included Receivables the amount of any Losses incurred by an Indemnified Party pursuant to the indemnification obligations of the Seller under this Article 12 in accordance with the terms thereof. Such hold back and set off of amounts against any Earnout Payment and any amounts payable in respect to the non-discounted Included Receivables shall be the sole and exclusive remedy of the Indemnified Parties for the Seller’s Indemnification Obligations. The Parties have agreed to enter into this Agreement on the basis that the sole and exclusive remedy of the Indemnified Parties for any Losses resulting from the inaccuracies or breaches under Article 12, shall be the right to be indemnified by the Seller as provided herein.

The Parties acknowledge and agree that the rights and remedies contemplated in this Agreement shall replace in their entirety the provisions addressing liability of a seller with respect to obligations under purchase and sale or other agreements set forth in the Spanish Civil Code and in the Spanish Commercial Code.

Without limiting the generality of the foregoing, the Purchasers waive (i) any rights to terminate the Agreement or to claim that an inaccuracy of the Seller’s Representations and Warranties constitutes a breach of this Agreement, an aliud pro alio or invalid consent (vicio del consentimiento), (ii) any non-contractual liability (responsabilidad extracontractual) arising out of or in connection with this Agreement (including in respect of any non-contractual obligations arising out of the negotiation of this Agreement), and (iii) any rights to make any claim in connection with this Agreement against the current or former officers, directors, employees, advisors, agents, successors, assigns, of the Seller or any other Person other than the Seller and other than in the case of fraud by such Person.

Any indemnification payment to any Indemnified Party as provided in Article 12 and therefore set off by the Purchasers against Earnout Payments and any amounts payable in respect of the Included Receivables due to the Seller shall always give rise to, and be considered as, an adjustment to the Aggregate Total Consideration and the Included Receivables, as may be applicable.

(d)           Other limitations to liability of the Seller.

(i)           Insurance: The Seller shall not be liable for any Losses that are effectively recovered by the Purchasers under applicable insurance policies which the Seller has in place or were assumed by Purchaser, or from any other third party with indemnification obligations or from any other Person subject to liability in respect thereof, excluding any reasonable costs incurred by the Purchasers in recovering the relevant amounts.

(ii)           Mitigation obligations: The Purchasers shall carry out all best efforts that may be required in order to mitigate the amount of Losses to be indemnified by the Seller.

(iii)           Exceptions and reservations to Seller’s Representations and Warranties: The Seller shall not be liable for the facts expressly included as exceptions and reservations to Seller’s Representations and Warranties disclosed in the Disclosure Schedule.

(iv)           Third party compensation: Provided that the Purchasers have set off any indemnification amount against any Earnout Amount or any amount payable in respect to the non-discounted Included Receivables due to the Seller under this Agreement and, subsequently, the Purchasers obtain at any time payment from or reduction of a payment due to any third party (including but not limited to Tax, Social Security or any other administrative authority) only in relation to such specific Claim, the Purchasers must pay to the Seller the amount previously set off within the following ten (10) Business Days, up to the amount paid or reduced by such third party, excluding any reasonable costs incurred by the Purchasers in recovering such amount from the third party. In the event the Purchasers pay any amount to the Seller according to this paragraph, the amount initially set off by the Purchasers shall not count towards the Deductible.

(v)           Changes in Laws: The Seller shall not be liable for the Losses arising from (i) any regulations or legal provisions not in force on the date of this Agreement, as well as any variation or modification of any regulations or legal provisions currently in force, or (ii) any change in the current practice of any Govenrmental Authority (including Tax and Social Security) made or entered into effect after the date hereof.

(vi)           Changes in Accounting Rules or Principles: The Seller shall not be liable for any Losses arising from the application of accounting rules or principles different to those in force at the time of approval or preparation, as applicable, of the annual accounts or at the time of valuation of the Business and each of the Seller’s assets and liabilities, as long as the original accounting rules and principles have been applied correctly.

(vii)           Purchasers’ Consent/Actions: The Seller shall not be liable for any Losses arising directly from any act or omission carried out at the written request, or with the written consent of the Purchasers after the date hereof, or as a consequence of due compliance with the provisions of this Agreement, or from actions or omissions carried out by the Purchasers or their Affiliates, provided such action is performed in full accordance with the written consent of the Purchasers.

(viii)           Financial forecasts and projections: The Purchasers acknowledge and agree that the Seller shall have no liability in respect of any financial forecasts and projections provided to the Purchasers (however so provided) on or prior to the date of this Agreement unless such financial forecasts and/or projections were fraudulently provided by Seller or any of its representatives.

Section 12.3                        Third Party Claims and Claims between the Parties.

(a)           Third Party Claims.

(i)     An Indemnified Party may make Claims for indemnification hereunder by giving written notice thereof to the Indemnifying Party within the period in which indemnification Claims can be made hereunder.  If indemnification is sought for a Claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party within thirty (30) days after it receives notice of the Claim or liability being asserted or such other shorter period not exceeding one third (1/3) of the legal period available to the Indemnified Party to contest, challenge, answer or oppose to the relevant Third Party Claim; provided, that the failure to provide prompt notice as required by the preceding sentence shall not relieve the Indemnifying Party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall include all the information at  Indemnified Party’s hand relating to the Claim accompanied by all supporting documents and summarize the bases for the Claim for indemnification and any Claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether (a) it disputes the Claim for indemnification or (b) it accepts liability for the Claim and whether it will defend against any third party Claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification Claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the Claim, which shall become immediately due and payable unless the Indemnified Party decides to defend the Third Party Claim in which case item (iv) below shall apply.

(ii)           The Indemnifying Party shall be entitled to direct the defense against a third party Claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any third party Claim (i) if there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) unless it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such third party Claim constitutes Losses for which the Indemnified Party shall be indemnified pursuant to this Article  12, or (iii) if the action involves potential criminal or Tax liability or if equitable relief is sought.  If the Indemnifying Party does not, or is not permitted under the terms hereof, to assume control of the defense of any third party Claim, the Indemnified Party shall control such defense.  The Party controlling the defense of any third party Claim (the “Controlling Party”) shall cooperate with the Party not controlling such defense (the “Non-Controlling Party”) in such defense and make available to the Non-Controlling Party, all witnesses, pertinent records, materials and information in the Controlling Party’s possession or under the Controlling Party’s control relating thereto as is reasonably requested by the Non-Controlling Party.

(iii)         Except with the written consent of the Non-Controlling Party or, in case the Controlling Party is the Indemnifying Party, except if the Indemnifying Party has previously acknowledged in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitutes Losses for which the Indemnified Party shall be indemnified pursuant to this Article  12, the Controlling Party will not, in the defense of a third party Claim, consent to the entry of any judgment or enter into any settlement (i) that does not include as a term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action or proceeding, (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any liability on the part of the Indemnified Party (or any Affiliate thereof) or (C) any violation of the rights of any person that may be made by the same third party against the Indemnified Party (or any Affiliate thereof) or (iii) in the case of the Indemnifying Parties, pursuant to which the aggregate payments to be made to any third party by the Indemnified Parties exceed the outstanding payable Earnout Amount.

(iv)           Subject to (iii) above, if the Indemnifying Party accepts liability for the third-party Claim, it will pay the relevant amount to the Indemnified Party through set off against the next Earnout Payments and any amounts payable in respect to the non-discounted Included Receivables accrued after the relevant settlement.

(v)           If the Indemnifying Party totally or partially rejects the Claim, the Indemnified Party will be entitled to start the dispute resolution procedure provided for in Section 14.12 of this Agreement for the issues and amounts rejected by the Indemnifying Party, within twenty (20) days from receipt of the Indemnifying Party’s response to the notice of the Indemnified Party. In this case, upon the relevant arbitral award or court decision resolving the corresponding third-party Claim is rendered or issued, provided such decision states that the third-party Claim has to be attended, either totally or partially, and further provided that such decision implies that the Indemnified Party has to either pay, deposit the amount requested or grant any type of security or guarantee to secure such payment, the Purchasers shall be entitled to retain any payment of Earnout Amounts due after the date of the relevant arbitral award or court decision and transfer the corresponding amount to an escrow account to be opened by the Purchaser for the sole purposes of segregating such amounts, which shall be released exclusively to either pay the Earnout Amount to the Seller or set-off against the Losses that may result from the final non-appealable arbitral award or court decision upon its issuance.

(vi)           Any costs related to the defense of any third-party Claim will be borne by the Seller provided the relevant settlement, arbitral award or court decision accepts, either partially or totally, the third-party Claim. Otherwise, those costs shall be borne by the Indemnified Party.

(b)           Claims between the Parties.

(i)                 The Indemnified Party, acting with the diligence of an orderly business person, when it learns of any circumstance that might give rise to a Loss and at the latest within five (5) days from that date, will serve a notice on the Indemnifying Party to that effect and claim indemnity. Such notice shall include all relevant information at Indemnified Party’s hand relating to such Claim and summarize the bases for the claim for indemnification and, especially: (a) the amount of the damage, broken down into the different parts comprising it; (b) a mention of the provision in the Agreement under which indemnity is claimed to be payable; and (c) any other information that the Indemnified Party considers relevant to support its Claim. The notice will be accompanied by all supporting documents. Within thirty (30) days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it accepts the Claim and its obligation to pay the amount claimed by the Indemnified Party, or (ii) its total or partial rejection of the Claim and any payment of its amount. If the Indemnifying Party fails to notify the Indemnified Party of its response within that term, it shall be deemed to have accepted and agreed to the Claim, which shall become immediately due and payable.

(ii)                 If the Indemnifying Party accepts the Claim, it will pay the relevant amount to the Indemnified Party through set off of the next Earnout Payment and any amounts payable in respect to the non-discounted Included Receivables accrued after acceptance of the Claim. If the Indemnifying Party totally or partially rejects the Claim, the Indemnified Party will be entitled to start the dispute resolution procedure provided for in Section 14.12 of this Agreement for the issues and amounts rejected by the Indemnifying Party, within twenty (20) days from receipt of the Indemnifying Party’s response to the notice of the Indemnified Party.

ARTICLE 13

TERMINATION OF AGREEMENT

Section 13.1                      This Agreement may be terminated prior to the Completion as follows:

(a)           at the election of Seller or Purchasers, on or after the date which is the 3-months anniversary of the date hereof (the “Termination Date”), if not all the Conditions Precedent shall have been complied with by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder that has caused any of the Conditions Precedent set forth in Article 3 not to have occurred;

(b)           by mutual written consent of Seller and the Purchasers;

(c)           by Seller or Purchasers upon an event which amounts to a Material Adverse Effect.

(d)           by Seller or Purchasers if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or a material portion thereof;

(e)           by the Purchasers if they are not in material breach of their obligations under this Agreement and if there shall have been a breach by the Seller of any representation, warranty, covenant or agreement set forth in this Agreement which amounts to a Material Adverse Effect and is incapable of being cured or, if capable of being cured, shall not have been cured by the earlier of (a) the Termination Date, or (b) 15 days following receipt by Seller of notice of such breach from Purchasers; or

(f)           by the Seller if it is not in material breach of its obligations under this Agreement and if there shall have been a material breach by Purchasers of any representation, warranty, covenant or agreement set forth in this Agreement and is incapable of being cured or, if capable of being cured, shall not have been cured by the earlier of (a) the Termination Date, or (b) 15 days following receipt by Purchasers of notice of such breach from Seller.

Section 13.2                      Procedure Upon Termination.  In the event of termination and abandonment by Purchasers or Seller, or both, pursuant to Section 13 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, except for Sections 4.2, 5.3, 9.1, 13.2, 13.3, 14.1, 14.11 and 14.12 of this Agreement, which shall remain in full force and effect.

Section 13.3                      Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the terminating Party except that nothing herein shall relieve any Party hereto from any Liabilities for a willful and material breach of this Agreement which accrued prior to termination which shall continue to subsist. It is hereby clarified that in such event, no Party shall be liable for any consequential, incidental or indirect damages, including loss of profits or loss of opportunities of the other Party.

ARTICLE 14

GENERAL PROVISIONS

Section 14.1                        Expenses.  Whether or not the Transaction is consummated, each of the Purchasers on the one hand, and the Seller on the other hand, shall bear their own Transaction Expenses.   Notwithstanding the above, Notary’s fees relating to the notarization of this Agreement and Completion Deed and the costs of submission of the Notices to Data Subjects shall be shared on a fifty percent (50%) basis by the Parties.

Section 14.2                        Notices. All notices, requests, Claims, demands and other communications hereunder shall be deemed effectively given and made upon the earlier of actual receipt and (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail (including PDF attachment) or facsimile during normal business hours of the recipient and, if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) Business Day after deposit with a recognized international courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case, addressed the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.2)

if to the Seller:

Optenet, S.A.
José Echegaray nº 8
Edificio 3, 1ª Planta, módulo 1
Parque empresarial Alvia
28230 Las Rozas
Madrid (ESPAÑA)
Attention: Francisco Bernal San Miguel
Email: franciscobernal@terra.com / francisco.bernal@optenet.com with a copy to:

Mr. Alfonso Maíllo
SPYN Legal
Velázquez 157, 5º
28002 Madrid (Spain)
amaillo@spyn.es

if to any of  the Purchasers:
Allot Communications Ltd.
22 Hanagar Street
Hod Hasharon  45240, Israel
Attention: Shmuel Arvatz, CFO

with copies to:

Rael Kolevsohn, Adv.
VP Legal Affairs, General Counsel and Company Secretary
Allot Communications Ltd.
22 Hanagar Street
Hod Hasharon 45240, Israel
rkolevsohn@allot.com

Aaron M. Lampert, Adv.
Noa Rosenberg-Segalovitz, Adv.
Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel-Aviv 6789141
aaron.lampert@goldfarb.com
noa.rosenberg@goldfarb.com

Section 14.3                        Public Announcements.  The Seller shall not make, or cause to be made, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby without prior written consent of the Parent, unless otherwise required by Law, and, in any event, the Seller shall cooperate with the Parent as to the timing and contents of any such press release, public announcement or communication. The text of any relevant press release or disclosure by the Parties as mandated by applicable Laws or otherwise shall be agreed between the Parent and the Seller prior to its publication. In absence of agreement, Purchasers will be allowed to issue a press release as required by law.

Section 14.4                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.5                        Entire Agreement; Disclosure Schedules.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller and the Purchasers with respect to the subject matters hereof and thereof.  Information set forth in the Disclosure Schedule to this Agreement is incorporated into this Agreement by reference.

Section 14.6                        Assignment.  This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchasers (which consent may be granted or withheld in the applicable party’s sole discretion); provided, however, that the Purchasers may assign this Agreement or any of its rights and obligations hereunder, without the consent the Seller to one or more of their wholly owned Affiliates (provided that no such assignment shall release the Parent from any of its obligations hereunder). Without derogating from the above, should the assignment of this Agreement, by itself, cause any additional withholding tax obligations that affect any consideration amounts to be actually received by the Seller under this Agreement, such withholding tax obligations shall be borne by the Purchaser, provided that the parties shall endeavor to structure the assignment in a tax efficient manner (taking into account both the Purchases' and Seller's legitimate interests).

Section 14.7                        Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchasers or (b) by a waiver in accordance with Section 14.8.

Section 14.8                        Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available to any of the parties hereto.

Section 14.9                        No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 14.10                        Specific Performance.  The parties acknowledge and agree that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the parties may be entitled, at Law or in equity, the parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 14.11                        Governing Law.  This Agreement is to be governed by, and construed in accordance with, the Laws of Spain.

Section 14.12                        Submission to Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of the courts located in Madrid, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all Claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 14.12.  Nothing in this Section 14.12 however, shall affect the right of any party to serve legal process in any other manner permitted by Law.  Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 14.13                        Parent Guarantee. Parent, as sole shareholder of the Purchaser, hereby agrees and undertakes to be jointly and severally liable (responsabilidad solidaria) for the fulfilment by the Purchaser of its obligations under this Agreement, as if it was the principal obligor. Specifically, subject always to the provisions of the preceding sentence, Parent, on an irrevocable and unconditional basis, expressly waiving the benefits of division, discussion and order (orden, división y excusión), guarantees to the Seller the payment of all amounts payable by the Purchaser pursuant to this Agreement and undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this Agreement. If and each time that the Purchaser fails to make any payment when it is due under or pursuant to this Agreement, Parent must at the Seller's request (without requiring the Seller first to take steps against the Purchaser) pay directly to the Seller the relevant amount as if it were the principal obligor in respect of that amount.

Section 14.14                        Counterparts.  This Agreement may be executed in one counterpart and notarized by the Public Notary of Madrid Mr. Antonio Pérez-Coca Crespo.

Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, the parties are signing this Agreement as of the date first written above.

[Signature Page to Asset Purchase Agreement]

SELLER

OPTENET,  S.A.

By: /s/ Francisco Alfonso Bernal San Miguel
Name: Francisco Alfonso Bernal San Miguel
Title: Chairman

PURCHASER

ALLOT COMMUNICATIONS SPAIN, S.L.U.

By: /s/ Tomas Gomez Rodriguez Acuna
Name: Tomas Gomez Rodriguez Acuna
Title: Director

PARENT

ALLOT COMMUNICATIONS LTD.

By: /s/ Julio Veloso Caro
Name: Julio Veloso Caro
Title: Legal representative, by power of attorney

EXHIBIT A

FORMS OF NOVATION AGREEMENTS: A) FOR SCHEDULED EMPLOYEES
IN GENERAL; AND B) FOR SCHEDULED EMPLOYEES CONSIDERED KEY
EMPLOYEES.

A) FOR SCHEDULED EMPLOYEES IN GENERAL

En Madrid/San Sebastián, a __________de 2015.	In Madrid/San Sebastián, on ___________2015.
ACUERDO DE NOVACIÓN DEL CONTRATO DE TRABAJO	EMPLOYMENT CONTRACT NOVATION AGREEMENT
R E U N I D O S	A P P E A R
De una parte, la entidad mercantil OPTENET S.A. con domicilio social en Paseo Mikeletegui, nº 58, 1,3,IZ, 20009, Donostia- San Sebastián (en adelante, la "Empresa") y, en su nombre y representación [®], en su calidad de representante legal.

On the one part, OPTENET S.A., with domicile at Paseo Mikeletegui,nº58, 1,3,IZ, 20009, Donostia- San Sebastian, (hereinafter the "Company"), represented in this act by [®], in his capacity as legal representative.

Y, de otra, D. ______________ con domicilio en ________________ (en adelante, el “Trabajador”), mayor de edad y, con nº de Documento de Nacional de Identidad XXXX	On the other part, Mr./_____________ with domicile at __________________ (hereinafter, the “Employee”), of legal age, holder of National Identity Card Number XXXX
ACTÚAN, el primero en la indicada representación y, el segundo, en nombre e interés propios. Ambas partes se reconocen mutuamente plena capacidad legal para obligarse y, a los efectos que más adelante se dirán,

THEY ACT, the first in the above mentioned representation and the second in his own name and behalf. Both parties mutually recognize their respective legal capacity to bind themselves hereunder and for these purposes they,

M A N I F I E S T A N	S T A T E
I. Que la Empresa y el Trabajador suscribieron un contrato de trabajo en fecha XXX.	I. That the Company and the Employee formalized an employment indefinite contract entered into XXX.
II. Que la Empresa y el Trabajador están interesados en alcanzar el presente acuerdo de novación contractual.	II. That the Company and the Employee are both interested in reach the present contractual novation agreement.

ARTICLE 1 ARTICLE 2C L Á U S U L A S	ARTICLE 3C L A U S E S
Primera.- OBJETO DEL ACUERDO DE NOVACIÓN	First.- PURPOSE OF THE AGREEMENT
El Trabajador continuará prestando sus servicios tal y como viene haciendo hasta ahora con su actual categoría y grupo profesional, según lo establecido en el Convenio Colectivo de aplicación, sin que exista ninguna modificación en cuanto a la categoría profesional y las funciones a desempeñar por el Trabajador.

The Employee will render his services in the same way as he has been doing until date, in the same professional category and group as established in the applicable Collective Bargaining Agreement, not existing any modification regarding the professional category and the services to be developed by the Employee

Segunda.- REMUNERACIÓN	ARTICLE 4Second.- SALARY
El Trabajador seguirá percibiendo el mismo sueldo que tenía hasta la fecha de la suscripción del presente documento. Es decir, que tendrá un salario bruto anual de xxx Euros. Adicionalmente, el Trabajador seguirá disfrutando de los beneficios sociales que venía ostentando hasta la fecha, tales como el Seguro Médico, y el Seguro de Vida.

Como consecuencia de la sucesión de empresa que tendrá lugar entre la Empresa y Allot Communications Spain, S.L.U. conforme al artículo 44 del Estatuto de los Trabajadores, el Trabajador tendrá derecho, una vez incorporado en Allot Communications Spain, S.L.U., a participar en el Plan de Opciones sobre Acciones (stock options) vigente en Allot Communications Limited previa aprobación del Consejo de Administración de Allot Comunications Limited.

The Employee will continue receiving the same salary that he/she enjoyed until the signature of the current document. That is to say that the Employee is entitled to an annual gross salary of Euro xxx. In addition, the Employee will continue enjoying the fringe benefits that he/she was entitled until today, such as, the health and life insurance.

As a consequence of the transfer of undertakings to take place between the Company and Allot Communications Spain, S.L.U. according to article 44 of the Workers’ Statute, the Employee will be eligible to participate in the Stock Options Plan of Allot Communications Limited, and to be granted [__] options, subject to the prior approval of the Board of Directors of Allot Communications Limited.

Tercera.- EQUIPO DE EMPRESA	Third.- COMPANY'S EQUIPMENT
El Trabajador utilizará el sistema informático para fines únicamente relacionados con la actividad desarrollada por la Empresa  y su actividad en ella. Queda expresamente prohibido el uso de dicho sistema para fines diversos de los expuestos.

El Trabajador, mediante la firma del presente Acurdo, reconoce que todos los archivos, informes, correos electrónicos, correspondencia, software y, en general, cualquier otro tipo de información que haya sido creada o pueda estar en el sistema informático pertenece a la Empresa. La Empresa queda facultada para utilizarlos para cualquier propósito dentro de los límites legales. El Trabajador autoriza expresamente a la Empresa para acceder a la información mencionada.

The Employee will use the IT system only for purposes related to the activity of the Company and his work in the Company. It is expressly forbidden to use such IT system for purposes different from the aforementioned.

The Employee, by signing the present Agreement, acknowledges that all the files, reports, e-mail correspondence, software and, in general, any other data or information of any kind that may have been created or may be in the computer system belong to the Company. The Company will be able to use them for any purpose within the limits established by law. You expressly authorize the Company to access the abovementioned information.

Cuarta.- INFORMACIÓN CONFIDENCIAL	Fourth.-CONFIDENTIAL INFORMATION
Objeto.- A efectos de esta cláusula, “Información” es toda información de carácter económico, financiero, técnico, comercial, estratégico, administrativo, o de otro tipo, que, en cualquier momento durante la vigencia del Acuerdo, sea conocida o creada por el Trabajador como consecuencia del ejercicio de las funciones que le son propias y que le hayan sido encomendadas por la Empresa según el Acuerdo, o que le sea revelada por la Empresa de forma oral, escrita, o en extracto o documentación de todo tipo. Por su parte, “Información Confidencial” es toda Información a la que el Trabajador haya tenido acceso o haya creado como consecuencia de su relación laboral en sentido amplio, y que haya sido calificada como de propiedad exclusiva o confidencial o que, por su naturaleza o por circunstancias en las que se produzca la revelación o creación, deba de buena fe estimarse como tal.

Purpose.- For the purposes of the following clause, “Information” shall include any economic, financial, technical, commercial, strategic, administrative or any other type of information, that, at any time during the term of this contract, the Employee may create or have knowledge of, as a consequence of the performance of his own duties or those requested by the Company in accordance with the Agreement, and/or that may be disclosed to the Employee either orally or in writing, or by any other means, as well as any analysis, compilation, study, résumé, extract or documentation of any kind. On the other hand “Confidential Information” shall be considered as all the information that the Employee may have had access to, or created as a consequence (in the broad sense) of his employment relationship, and that may have been qualified as exclusive and/or confidential property, or in relation to its nature and/or the circumstances in which the creation or disclosure may occur, should be deemed confidential according to the principle of good faith.

Utilización y destino.- El Trabajador se obliga a utilizar la Información única y exclusivamente con la finalidad de cumplir las funciones encomendadas en el presente Acuerdo. Asimismo, el Trabajador, se obliga a conservar y tratar como confidencial toda la Información Confidencial y, en particular, a no revelarla a ningún tercero o trabajador de la Empresa sin el consentimiento previo de la Empresa, excepto en el ejercicio de las funciones encomendadas en el presente Acuerdo o por imperativo legal, y a no reproducirla, transformarla ni, en general, usarla de manera distinta a la que se precisa en el ejercicio de sus funciones. El Trabajador se compromete a restituir inmediatamente a la Empresa, a solicitud de la misma durante la vigencia del Acuerdo y, en todo caso, y sin necesidad de requerimiento, a la extinción del mismo, los soportes de cualquier clase que pudieran contener Información Confidencial que le haya sido revelada o haya sido creada por el Trabajador.

Use and purpose.- The Employee agrees to use the Information only and exclusively for the purpose of carrying out his duties under this Contract. Likewise, the Employee is obliged to treat and keep as confidential all the Confidential Information and, in particular, not to disclose it to any third party nor any other employee of the Company without the Company’s prior consent, except when carrying out the duties entrusted to him in this Agreement or by law, and not to reproduce, transform, or in general, use it in a manner distinct to that which is necessary for the performance of duties. The Employee is also obliged to immediately return to the Company, as requested by the Company during the term of the Contract or at any other time, and automatically upon the termination of the Contract, any kind of medium that could contain Confidential Information disclosed to or created by the Employee.

Consecuencias del no cumplimiento de la obligación de confidencialidad.- En el supuesto de que el Trabajador conculcara alguna de las obligaciones previstas en esta cláusula, la Empresa tendrá derecho a reclamar una indemnización de daños y perjuicios en la cantidad que sea fijada por el Tribunal correspondiente.

Consequences derived from the non fulfilment of the confidentiality obligation.- Should the Employee breach any of the obligations set forth in this clause, the Company will be entitled to claim damage compensation in an amount to be established by a Court of Law.

Quinta.- INVENCIONES, PROPIEDAD INDUSTRIAL E INTELECTUAL.	Fifth.- INVENTIONS, INDUSTRIAL AND INTELLECTUAL PROPERTY.
El Trabajador por medio de la presente cede y transmite a la Empresa o a quien ésta decida:	The Employee hereby hands over and transfers to the Company or to whom/which it is decided by the Company:
Cualquier derecho, título e interés en cualesquiera invenciones, mejoras y descubrimientos, y el producto que sea resultado del  trabajo desarrollado para la Empresa, incluyendo, aunque no limitándose a, programas, documentos e informes elaborados a lo largo de o como resultado de dicho trabajo (sean o no patentables) que sean concebidos o elaborados por primera vez durante o de conformidad con dicho trabajo. Lo anterior será igualmente aplicable a cualquier patente de invención concedida en virtud de dicho trabajo.

Any right, title or interest in any inventions, improvements and discoveries, and the product resulting from the work developed for the Company, including, although not limited to, programs, documents and reports prepared during or resulting from said work (whether or not patented) that are conceived or prepared for the first time during or in conformity with said work.  The previous is equally applicable to any patent of inventions conceived in virtue of said work.

Los derechos de autor en cualquier material producido por primera vez o compuesto durante o de conformidad con el trabajo desarrollado para la Empresa, así como cualquier derecho de propiedad intelectual o de cualquier otra naturaleza perteneciente a los derechos de autor, al igual que cualesquiera derechos adquiridos en virtud de una demanda por violación de derechos de autor o de derechos de cualquier otra naturaleza sobre dichos materiales o trabajo a los que el Trabajador  pueda tener derecho ahora o en el futuro.

Copyrights on any material produced for the first time or composed during or in conformity with work developed for the Company, such as any intellectual property right or rights of any other nature pertaining to the rights of the inventor, just like any rights acquired in virtue of a claim for violation of copyrights or rights of any nature regarding said materials or work over which the Employee may own rights presently or in the future.

El Trabajador se obliga a comparecer ante Notario, otorgar y ejecutar debidamente cualquier documento que le sea entregado, sea de cesión, de declaración jurada o de cualquier otro tipo que sea necesario para transferir el título de propiedad a la Empresa (o a quien este pueda indicar) en relación con todos los derechos relacionados con los dos anteriores párrafos, y prestar toda la asistencia, información o pruebas que razonablemente le sean solicitadas para la tramitación de cualquier procedimiento (incluyendo la ejecución, registro y seguimiento de solicitudes de patente, oposiciones a patentes y otros similares) para la concesión de patentes o para la protección de cualesquiera derechos que sean otorgados de conformidad con lo aquí expuesto o en relación con ello. Lo anteriormente previsto se hace extensivo a las patentes.

The Employee is obliged to appear before a Notary, to duly deliver and execute any provided document, both conveyed, affidavit and any other type which is necessary for transferring the property title to the Company (or to whom it is indicated) in relation to all the related rights with the two previous paragraphs, and to assist and provide information or proof that is reasonably requested for any proceedings (including the execution, registration and pursuit of patent requests, oppositions to patents and other similar activities) for the patent concessions or to protect any rights that are granted in conformity with the statements herein or in relation to them.  The previous provisions are applicable to patents.

El Trabajador  deberá comunicar inmediatamente a la Empresa y entregar a la misma cualquier documento, gráfico, programa o dato relacionado con cualquier descubrimiento, trabajo, creación o mejora relativo a cualesquiera de los productos de la marca de la Empresa que tenga su origen en el trabajo desarrollado en la Empresa como resultado de sus obligaciones con respecto a la misma, independientemente de la circunstancia de que se haya realizado de forma individual, conjuntamente con otros trabajadores o terceras personas, o mediante la utilización de secretos comerciales o información confidencial obtenida de la Empresa.

The Employee must immediately notify the Company and hand in to the Company, any document, graphics, programs or information related to any discovery, work, creation or improvement related to any of the products of the Company’s brand that have their origin in the developmental work in the Company resulting from obligations to the Company, regardless on whether this was developed individually, in conjunction with other employees or third persons, or through the use of commercial secrets or confidential information obtained from the Company.

Además, el Trabajador acepta que la Empresa sea la propietaria en exclusiva de cualesquiera derechos de explotación de los mencionados descubrimientos, trabajos, creaciones o mejoras, así como que la Empresa tendrá el derecho en exclusiva para hacer un uso libre del mismo, en los términos más amplios, sin limitación geográfica o temporal alguna, aún en el caso de que estuvieran protegidos por derechos de autor.

Moreover, the Employee accepts that the Company is the exclusive owner of any exploitation rights of the mentioned discoveries, works, creations or improvements, as well as the fact that the Company will have the exclusive right for using them freely, in the broadest terms, without geographic or seasonal limitations, even if there were protections for copyrights.

Sin prejuicio de lo dispuesto en la normativa reguladora, en el caso de que el Trabajador solicitara cualquier tipo de compensación en relación con cualquier descubrimiento o mejora, dichas reclamaciones se entenderán completamente resarcidas con la remuneración que por todos los conceptos el Trabajador percibe de la Empresa.

En relación con los programas de ordenador, (y en concreto respecto de las últimas versiones de los siguientes programas de ordenador : (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager y cualquier otro programa de ordenador desarrollado) el Trabajador reconoce que todos los derechos de propiedad intelectual sobre todos los programas de ordenador editados y divulgados por la Empresa han sido y serán desarrollados bajo el régimen de obra colectiva, de acuerdo con el artículo 97.2 del texto Refundido de la Ley 1/1996 de Propiedad Intelectual, de 12 de abril. El Trabajador manifiesta que es la Empresa la que por su propia iniciativa y coordinación tiene y, ha tenido,  la idea de crear los programas de ordenador y que, por tanto, las contribuciones del Trabajador se funden en una creación única y autónoma sin que sea posible atribuirles separadamente al Trabajador un derecho sobre el conjunto de la obra realizada que es fundida a raíz de los trabajos de coordinación de la Empresa. El Trabajador reconoce que los programas de ordenador son obras originales resultado de un íter intelectual dirigido por la Empresa y que las contribuciones del Trabajador están libres de toda carga y/o gravamen. Además, el Trabajador reconoce que no ha infringido ni infringirá ningún derecho de propiedad intelectual de terceras partes y que no ha incumplido ni incumplirá las condiciones de licencias de open source.  El Trabajador reconoce que sus convicciones personales no tendrán incidencia alguna sobre los programas de ordenador. Asimismo el Trabajador garantiza que colaborará en la entrega de cualesquiera documentaos, declaraciones so materiales que sean razonablemente necesarios para acreditar o hacer efectivos por la Empresa todos los derechos de propiedad intelectual sobra la misma. El Trabajador reconoce que ha sido y es remunerado equitativamente por su aportación a los programas de ordenador. El Trabajador manifiesta que conoce, entiende y acepta las facultades que ostenta la Empresa al ser titular de las obras colectivas de los programas de ordenador.

Without prejudice to provisions of the regulated laws, in the event of the Employee claiming any type of compensation in relation to any discovery or improvement, said claims will be deemed as completely compensated by the remuneration that for all concepts the Employee receives from the Company.

Regarding computer programs (software products) (and specifically in relation to the latest versions of the following computer programs: (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager or any computer program developed) the Employee acknowledges that all intellectual property rights on all computer programs which were edited and disclosed by the Company, have been and will be developed under the regime of collective work, in accordance with Article 97.2 of the consolidated text of the Intellectual Property Law 1/1996, on April 12. The Employee states that is the Company which on their own initiative and coordination has and has had the idea of creating computer programs and, therefore, worker contributions are fused into a single, independent creation without being possible to attribute separately to the Employee a right on all the work as it is melted because of the coordination efforts of the Company.The Employee acknowledges that computer programs are original works resulting from an intellectual process coordinated by the Company and that the Employee contributions are free of charges and / or encumbrances. Moreover, the Employee grants that it has not violated or infringes any right of intellectual property of third parties and has not breached or will not breach any open source licenses conditions. The Employee recognizes that his personal convictions will not have any impact on computer programs. Additionally, the Employee grants that he will collaborate in the delivery of any documents, statements or materials that are reasonably necessary to establish or enforce all intellectual property rights by the Company. The Employee acknowledges that it has been and is being paid fairly for his contribution to computer programs. The Employee states that he knows, understands and accepts the authority which holds the Company to be the owner of the collective works of computer programs.

Sexta.- PROTECCIÓN DE DATOS

De conformidad con lo dispuesto en la Ley Orgánica 15/1999 de Protección de Datos de Carácter Personal, el Trabajador por la presente declara que conoce y acepta que la Empresa u otras Compañías del Grupo conservarán y procesarán datos relativos a él (los “Datos Personales”) (que la Empresa podrá recoger por escrito, electrónicamente o de cualquier otro modo) incluyendo, a meros efectos enunciativos, el nombre, dirección particular, número de tarjeta de la seguridad social, permisos de trabajo, salario y  beneficios.

El Trabajador conoce y acepta expresamente que la Empresa puede en cualquier momento ceder los Datos Personales a  otras Compañías del Grupo en otros países, ya sean Compañías localizadas en la Unión Europea o en otros países, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea, para fines de gestión de recursos humanos dentro del Grupo.

El Trabajador reconoce que la Empresa ha tratado y trata sus datos personales de acuerdo con la normativa española de protección de datos. Así, la Empresa ha informado al Trabajador del tratamiento que ha realizado y realiza de sus datos y ha recabado el consentimiento para aquellos tratamientos de datos en los que era necesario.

Sixth.- DATA PROTECTION

For the purposes of the Spanish Data Protection Act 15/1999, the employee hereby agrees and gives his consent to the processing of personal data by the Company or by other companies of the Group relating to the Employee (which the Company may obtain or hold in any form, whether in writing, electronically or otherwise), including but not limited to, the name, address, number of the social security card, residence and work permits, expertise, salary and benefits (“Personal Data”).

The Employee expressly knows and accepts that the Company may periodically transfer the Personal Data to other companies within the Group, which may be located in the European Union and elsewhere, including countries that may not offer an equivalent level of protection to that applicable in the European Union, for purposes of human resources management within the Group.

The Employee states that the Company has processed and process his personal data in accordance with the Spanish data protection law. Thus, the Company has informed the Employee about the processing that has performed and performs of his personal data and has obtained the informed consent for those processing of data which may require and informed consent.

Séptima.- RENUNCIA A LA CLAUSULA DE NO COMPETENCIA POSTCONTRACTUAL

Las partes tienen suscrito una cláusula de no competencia post-contractual que establece el siguiente tenor literal:

“Por la naturaleza de las funciones desarrolladas por el trabajador, existe un lógico y efectivo interés industrial y comercial por parte de OPTENET, S.A. en cuanto a que, una vez finalizado el contrato, el trabajador no preste sus servicios, por cuenta propia o ajena a otras sociedades o empresas del mismo sector, que comercialicen los mismos productos o similares a los de la parte contratante. Por ello, el trabajador se compromete a no efectuar dicha concurrencia durante un periodo máximo de dos años después de extinguido el contrato, sea cual fuere la causa de su finalización. OPTENET, S.A. abonará al trabajador, al tiempo de hacerse efectivo el cese en el puesto de trabajo, una cantidad equivalente a una anualidad del salario fijo que viniera percibiendo al tiempo de la extinción por año de no concurrencia.

Seventh.- RENOUNCE TO THE NON-COMPETE POST-CONTRACTUAL CLAUSE

The parties have agreed a non-compete post-contractual clause, that states the following terms:

“From the nature of the activity carried out by the employee, there is a logic and effective industrial and commercial interest of OPTENET S.A., in terms of, once terminated the employment relationship, the employee cannot provide his services, neither as an independent professional or as employee of other companies active in the same sector, that commercialize with the same or similar products as the contractor. For this reason, the employee commits himself to not compete during a maximum period of two years from the termination of his contract, regardless the cause of the termination, OPTENET S.A. should pay to the employee, at the time of the termination of the contract, an equivalent amount of one year of fixed salary per year of non-competition.

La efectividad de esta cláusula queda condicionada a la concurrencia, al tiempo de la extinción de la relación laboral, de un efectivo y real interés industrial o comercial en OPTENET, S.A. por mantener una situación de no competencia post-contractual, lo que notificará por escrito”.

Ambas partes renuncian expresamente a esta cláusula de no competencia post-contractual con la firma del presente acuerdo de novación, no pudiendo ejercitarla y quedando anulada en todos sus efectos. Todo ello, habida cuenta del propósito del trabajador de poder prestar sus servicios para cualquier tipo de empresa a la finalización de su contrato de trabajo.

The enforcement of this clause is conditioned to, at the time of the termination of the employment relationship, an existence of an effective and real industrial and commercial interest of OPTENET S.A. to maintain a non-compete post-contractual situation, which will be notified to the employee”.

Both parties, with the signature of the present novation agreement, expressly disclaim this non-compete post-contractual clause, leaving it completely voided in all of its effects. All of this, for the purpose of the Employee in order to be able to work for any kind of company after the termination of his/hers employment contract.

Octava.-. LEGISLACIÓN APLICABLE	Eighth.- APPLICABLE LAW
Este contrato de trabajo que define las condiciones laborales del Trabajador, se regirá por:	This employment contract which defines the employment conditions of the Employee, is governed by:
La voluntad de las partes, específicamente incluidas en el presente Anexo.	The intention of each part, especially those included in the present Annex.
El Estatuto de los Trabajadores (RD 1/1995, de 24 de marzo de 1995) y legislación laboral en desarrollo del mismo.	Workers’ Statute (Employment Law) (RD 1/1995, March 24, 1995) and employment legislation in development.
Convenio Colectivo de aplicación en cada momento	Collective Bargaining Agreement in force from time to time
Legislación común u ordinaria que complemente la legislación laboral específica.	Common and ordinary legislation that complements the specific employment legislation.
Si un Tribunal u otra entidad competente estimara nula o no ejecutable cualquier disposición del presente Contrato, tal disposición se considerará eliminada del mismo permaneciendo vigentes las restantes disposiciones.

If a Court or other competent entity deems null or non-actionable any stipulation or provision of the present Contract, such provision will be considered null and void from the Contract while the rest will be considered permanent.

__________________________________ La Compañía Fecha __________________________________ Representante Legal Fecha __________________________________ El Trabajador Fecha	________________________________ The Company Date ________________________________ Legal Representative Date ________________________________ The Employee Date

B) FOR SCHEDULED EMPLOYEES CONSIDERED KEY EMPLOYEES

En Madrid/San Sebastián, a __________de 2015.	In Madrid/San Sebastián, on ___________2015.
ACUERDO DE NOVACIÓN DEL CONTRATO DE TRABAJO	EMPLOYMENT CONTRACT NOVATION AGREEMENT
R E U N I D O S	A P P E A R
De una parte, la entidad mercantil OPTENET S.A. con domicilio social en Paseo Mikeletegui, nº 58, 1,3,IZ, 20009, Donostia- San Sebastián (en adelante, la "Empresa") y, en su nombre y representación [®], en su calidad de representante legal.

On the one part, OPTENET S.A., with domicile at Paseo Mikeletegui,nº58, 1,3,IZ, 20009, Donostia- San Sebastian, (hereinafter the "Company"), represented in this act by [®], in his capacity as legal representative.

Y, de otra, D. ______________ con domicilio en ________________ (en adelante, el “Trabajador”), mayor de edad y, con nº de Documento de Nacional de Identidad XXXX	On the other part, Mr./_____________ with domicile at __________________ (hereinafter, the “Employee”), of legal age, holder of National Identity Card Number XXXX
ACTÚAN, el primero en la indicada representación y, el segundo, en nombre e interés propios. Ambas partes se reconocen mutuamente plena capacidad legal para obligarse y, a los efectos que más adelante se dirán,

THEY ACT, the first in the above mentioned representation and the second in his own name and behalf. Both parties mutually recognize their respective legal capacity to bind themselves hereunder and for these purposes they,

M A N I F I E S T A N	S T A T E
I. Que la Empresa y el Trabajador suscribieron un contrato de trabajo en fecha XXX.	I. That the Company and the Employee formalized an employment indefinite contract entered into XXX.
II. Que la Empresa y el Trabajador están interesados en alcanzar el presente acuerdo de novación contractual.	II. That the Company and the Employee are both interested in reach the present contractual novation agreement.

ARTICLE 5 ARTICLE 6C L Á U S U L A S	ARTICLE 7C L A U S E S
Primera.- OBJETO DEL ACUERDO DE NOVACIÓN	First.- PURPOSE OF THE AGREEMENT
El Trabajador continuará prestando sus servicios tal y como viene haciendo hasta ahora con su actual categoría y grupo profesional, según lo establecido en el Convenio Colectivo de aplicación, sin que exista ninguna modificación en cuanto a la categoría profesional y las funciones a desempeñar por el Trabajador.

The Employee will render his services in the same way as he has been doing until date, in the same professional category and group as established in the applicable Collective Bargaining Agreement, not existing any modification regarding the professional category and the services to be developed by the Employee

Segunda.- REMUNERACIÓN	ARTICLE 8Second.- SALARY
El Trabajador seguirá percibiendo el mismo sueldo que tenía hasta la fecha de la suscripción del presente documento. Es decir, que tendrá un salario bruto anual de xxx Euros. Adicionalmente, el Trabajador seguirá disfrutando de los beneficios sociales que venía ostentando hasta la fecha, tales como el Seguro Médico, y el Seguro de Vida.

Como consecuencia de la sucesión de empresa que tendrá lugar entre la Empresa y Allot Communications Spain, S.L.U. conforme al artículo 44 del Estatuto de los Trabajadores, el Trabajador tendrá derecho una vez incorporado en Allot Communications Spain, S.L.U., a participar en el Plan de Opciones sobre Acciones (stock options) vigente en Allot Communications Limited previa aprobación del Consejo de Administración de Allot Comunications Limited

The Employee will continue receiving the same salary that he/she enjoyed until the signature of the current document. That is to say that the Employee is entitled to an annual gross salary of Euro xxx. In addition, the Employee will continue enjoying the fringe benefits that he/she was entitled until today, such as, the health and life insurance.

As a consequence of the transfer of undertakings to take place between the Company and Allot Communications Spain, S.L.U. according to article 44 of the Workers’ Statute, the Employee will be eligible to participate in the Stock Options Plan of Allot Communications Limited to be granted [__] options, subject to the prior approval of the Board of Directors of Allot Communications Limited.

Bonus de Permanencia: Asimismo, el Trabajador tendrá derecho a recibir un Bonus de Permanencia de 12 meses equivalente al 5% de su salario base anual una vez haya permanecido prestando servicios en Allot Communications Spain, S.L.U hasta la fecha de pago que tendrá lugar 12 meses tras la fecha en que se haga efectiva laoperación mercantil de compraventa de activos de la Compañía a Allot Communications Spain, S.L.U.Remuneración Variable: El Trabajador también tendrá derecho a participar en un sistema de remuneración variable anual por cumplimiento de objetivos que serán establecidos por Allot Communications Spain, S.L.U. anualmente. La cantidad máxima anual a percibir en concepto de remuneración variable por objetivos ascenderá a un 5% de la remuneración anual y será abonada en el primer trimestre del año siguiente.

Retention Bonus: Additionally, the Employee will be entitled to a 12 months Retention Bonus equivalent to 5% of his/her annual base salary to be paid by Allot Communications Spain, S.L.U. provided that he/she remains rendering services for Allot Communications Spain, S.L.U. until the payment date that will take place (12 months after the clompletion date of the transaction between Allot and Optenet).
Variable Remuneration: The Employee will be also entitled to participate in an annual variable remuneration system if targets set up yearly by Allot Communications Spain, S.L.U. are accomplished. The maximum annual amount to be received as variable remuneration will amount to 5% of the annual salary and it will be paid in the first quarter of the following year.

LLegado el momento, Allot Communications Spain, S.L.U proporcionará al Trabajador los términos y condiciones del plan de remuneración variable.	The details of this remuneration as well as the terms of the entitlement shall be provided to the Employee by Allot Communications Spain SLU.

Tercera.- EQUIPO DE EMPRESA	Third.- COMPANY'S EQUIPMENT
El Trabajador utilizará el sistema informático para fines únicamente relacionados con la actividad desarrollada por la Empresa  y su actividad en ella. Queda expresamente prohibido el uso de dicho sistema para fines diversos de los expuestos.

El Trabajador, mediante la firma del presente Acurdo, reconoce que todos los archivos, informes, correos electrónicos, correspondencia, software y, en general, cualquier otro tipo de información que haya sido creada o pueda estar en el sistema informático pertenece a la Empresa. La Empresa queda facultada para utilizarlos para cualquier propósito dentro de los límites legales. El Trabajador autoriza expresamente a la Empresa para acceder a la información mencionada.

The Employee will use the IT system only for purposes related to the activity of the Company and his work in the Company. It is expressly forbidden to use such IT system for purposes different from the aforementioned.

The Employee, by signing the present Agreement, acknowledges that all the files, reports, e-mail correspondence, software and, in general, any other data or information of any kind that may have been created or may be in the computer system belong to the Company. The Company will be able to use them for any purpose within the limits established by law. You expressly authorize the Company to access the abovementioned information.

Cuarta.- INFORMACIÓN CONFIDENCIAL	Fourth.-CONFIDENTIAL INFORMATION
Objeto.- A efectos de esta cláusula, “Información” es toda información de carácter económico, financiero, técnico, comercial, estratégico, administrativo, o de otro tipo, que, en cualquier momento durante la vigencia del Acuerdo, sea conocida o creada por el Trabajador como consecuencia del ejercicio de las funciones que le son propias y que le hayan sido encomendadas por la Empresa según el Acuerdo, o que le sea revelada por la Empresa de forma oral, escrita, o en extracto o documentación de todo tipo. Por su parte, “Información Confidencial” es toda Información a la que el Trabajador haya tenido acceso o haya creado como consecuencia de su relación laboral en sentido amplio, y que haya sido calificada como de propiedad exclusiva o confidencial o que, por su naturaleza o por circunstancias en las que se produzca la revelación o creación, deba de buena fe estimarse como tal.

Purpose.- For the purposes of the following clause, “Information” shall include any economic, financial, technical, commercial, strategic, administrative or any other type of information, that, at any time during the term of this contract, the Employee may create or have knowledge of, as a consequence of the performance of his own duties or those requested by the Company in accordance with the Agreement, and/or that may be disclosed to the Employee either orally or in writing, or by any other means, as well as any analysis, compilation, study, résumé, extract or documentation of any kind. On the other hand “Confidential Information” shall be considered as all the information that the Employee may have had access to, or created as a consequence (in the broad sense) of his employment relationship, and that may have been qualified as exclusive and/or confidential property, or in relation to its nature and/or the circumstances in which the creation or disclosure may occur, should be deemed confidential according to the principle of good faith.

Utilización y destino.- El Trabajador se obliga a utilizar la Información única y exclusivamente con la finalidad de cumplir las funciones encomendadas en el presente Acuerdo. Asimismo, el Trabajador, se obliga a conservar y tratar como confidencial toda la Información Confidencial y, en particular, a no revelarla a ningún tercero o trabajador de la Empresa sin el consentimiento previo de la Empresa, excepto en el ejercicio de las funciones encomendadas en el presente Acuerdo o por imperativo legal, y a no reproducirla, transformarla ni, en general, usarla de manera distinta a la que se precisa en el ejercicio de sus funciones. El Trabajador se compromete a restituir inmediatamente a la Empresa, a solicitud de la misma durante la vigencia del Acuerdo y, en todo caso, y sin necesidad de requerimiento, a la extinción del mismo, los soportes de cualquier clase que pudieran contener Información Confidencial que le haya sido revelada o haya sido creada por el Trabajador.

Use and purpose.- The Employee agrees to use the Information only and exclusively for the purpose of carrying out his duties under this Contract. Likewise, the Employee is obliged to treat and keep as confidential all the Confidential Information and, in particular, not to disclose it to any third party nor any other employee of the Company without the Company’s prior consent, except when carrying out the duties entrusted to him in this Agreement or by law, and not to reproduce, transform, or in general, use it in a manner distinct to that which is necessary for the performance of duties. The Employee is also obliged to immediately return to the Company, as requested by the Company during the term of the Contract or at any other time, and automatically upon the termination of the Contract, any kind of medium that could contain Confidential Information disclosed to or created by the Employee.

Consecuencias del no cumplimiento de la obligación de confidencialidad.- En el supuesto de que el Trabajador conculcara alguna de las obligaciones previstas en esta cláusula, la Empresa tendrá derecho a reclamar una indemnización de daños y perjuicios en la cantidad que sea fijada por el Tribunal correspondiente.

Consequences derived from the non fulfilment of the confidentiality obligation.- Should the Employee breach any of the obligations set forth in this clause, the Company will be entitled to claim damage compensation in an amount to be established by a Court of Law.

Quinta.- INVENCIONES, PROPIEDAD INDUSTRIAL E INTELECTUAL.	Fifth.- INVENTIONS, INDUSTRIAL AND INTELLECTUAL PROPERTY.
El Trabajador por medio de la presente cede y transmite a la Empresa o a quien ésta decida:	The Employee hereby hands over and transfers to the Company or to whom/which it is decided by the Company:
Cualquier derecho, título e interés en cualesquiera invenciones, mejoras y descubrimientos, y el producto que sea resultado del  trabajo desarrollado para la Empresa, incluyendo, aunque no limitándose a, programas, documentos e informes elaborados a lo largo de o como resultado de dicho trabajo (sean o no patentables) que sean concebidos o elaborados por primera vez durante o de conformidad con dicho trabajo. Lo anterior será igualmente aplicable a cualquier patente de invención concedida en virtud de dicho trabajo.

Any right, title or interest in any inventions, improvements and discoveries, and the product resulting from the work developed for the Company, including, although not limited to, programs, documents and reports prepared during or resulting from said work (whether or not patented) that are conceived or prepared for the first time during or in conformity with said work.  The previous is equally applicable to any patent of inventions conceived in virtue of said work.

Los derechos de autor en cualquier material producido por primera vez o compuesto durante o de conformidad con el trabajo desarrollado para la Empresa, así como cualquier derecho de propiedad intelectual o de cualquier otra naturaleza perteneciente a los derechos de autor, al igual que cualesquiera derechos adquiridos en virtud de una demanda por violación de derechos de autor o de derechos de cualquier otra naturaleza sobre dichos materiales o trabajo a los que el Trabajador  pueda tener derecho ahora o en el futuro.

Copyrights on any material produced for the first time or composed during or in conformity with work developed for the Company, such as any intellectual property right or rights of any other nature pertaining to the rights of the inventor, just like any rights acquired in virtue of a claim for violation of copyrights or rights of any nature regarding said materials or work over which the Employee may own rights presently or in the future.

El Trabajador se obliga a comparecer ante Notario, otorgar y ejecutar debidamente cualquier documento que le sea entregado, sea de cesión, de declaración jurada o de cualquier otro tipo que sea necesario para transferir el título de propiedad a la Empresa (o a quien este pueda indicar) en relación con todos los derechos relacionados con los dos anteriores párrafos, y prestar toda la asistencia, información o pruebas que razonablemente le sean solicitadas para la tramitación de cualquier procedimiento (incluyendo la ejecución, registro y seguimiento de solicitudes de patente, oposiciones a patentes y otros similares) para la concesión de patentes o para la protección de cualesquiera derechos que sean otorgados de conformidad con lo aquí expuesto o en relación con ello. Lo anteriormente previsto se hace extensivo a las patentes.

The Employee is obliged to appear before a Notary, to duly deliver and execute any provided document, both conveyed, affidavit and any other type which is necessary for transferring the property title to the Company (or to whom it is indicated) in relation to all the related rights with the two previous paragraphs, and to assist and provide information or proof that is reasonably requested for any proceedings (including the execution, registration and pursuit of patent requests, oppositions to patents and other similar activities) for the patent concessions or to protect any rights that are granted in conformity with the statements herein or in relation to them.  The previous provisions are applicable to patents.

El Trabajador  deberá comunicar inmediatamente a la Empresa y entregar a la misma cualquier documento, gráfico, programa o dato relacionado con cualquier descubrimiento, trabajo, creación o mejora relativo a cualesquiera de los productos de la marca de la Empresa que tenga su origen en el trabajo desarrollado en la Empresa como resultado de sus obligaciones con respecto a la misma, independientemente de la circunstancia de que se haya realizado de forma individual, conjuntamente con otros trabajadores o terceras personas, o mediante la utilización de secretos comerciales o información confidencial obtenida de la Empresa.

The Employee must immediately notify the Company and hand in to the Company, any document, graphics, programs or information related to any discovery, work, creation or improvement related to any of the products of the Company’s brand that have their origin in the developmental work in the Company resulting from obligations to the Company, regardless on whether this was developed individually, in conjunction with other employees or third persons, or through the use of commercial secrets or confidential information obtained from the Company.

Además, el Trabajador acepta que la Empresa sea la propietaria en exclusiva de cualesquiera derechos de explotación de los mencionados descubrimientos, trabajos, creaciones o mejoras, así como que la Empresa tendrá el derecho en exclusiva para hacer un uso libre del mismo, en los términos más amplios, sin limitación geográfica o temporal alguna, aún en el caso de que estuvieran protegidos por derechos de autor.

Moreover, the Employee accepts that the Company is the exclusive owner of any exploitation rights of the mentioned discoveries, works, creations or improvements, as well as the fact that the Company will have the exclusive right for using them freely, in the broadest terms, without geographic or seasonal limitations, even if there were protections for copyrights.

Sin prejuicio de lo dispuesto en la normativa reguladora, en el caso de que el Trabajador solicitara cualquier tipo de compensación en relación con cualquier descubrimiento o mejora, dichas reclamaciones se entenderán completamente resarcidas con la remuneración que por todos los conceptos el Trabajador percibe de la Empresa.

En relación con los programas de ordenador, (y en concreto respecto de las últimas versiones de los siguientes programas de ordenador : (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager y cualquier otro programa de ordenador desarrollado) el Trabajador reconoce que todos los derechos de propiedad intelectual sobre todos los programas de ordenador editados y divulgados por la Empresa han sido y serán desarrollados bajo el régimen de obra colectiva, de acuerdo con el artículo 97.2 del texto Refundido de la Ley 1/1996 de Propiedad Intelectual, de 12 de abril. El Trabajador manifiesta que es la Empresa la que por su propia iniciativa y coordinación tiene y, ha tenido,  la idea de crear los programas de ordenador y que, por tanto, las contribuciones del Trabajador se funden en una creación única y autónoma sin que sea posible atribuirles separadamente al Trabajador un derecho sobre el conjunto de la obra realizada que es fundida a raíz de los trabajos de coordinación de la Empresa. El Trabajador reconoce que los programas de ordenador son obras originales resultado de un íter intelectual dirigido por la Empresa y que las contribuciones del Trabajador están libres de toda carga y/o gravamen. Además, el Trabajador reconoce que no ha infringido ni infringirá ningún derecho de propiedad intelectual de terceras partes y que no ha incumplido ni incumplirá las condiciones de licencias de open source.  El Trabajador reconoce que sus convicciones personales no tendrán incidencia alguna sobre los programas de ordenador. Asimismo el Trabajador garantiza que colaborará en la entrega de cualesquiera documentaos, declaraciones so materiales que sean razonablemente necesarios para acreditar o hacer efectivos por la Empresa todos los derechos de propiedad intelectual sobra la misma. El Trabajador reconoce que ha sido y es remunerado equitativamente por su aportación a los programas de ordenador. El Trabajador manifiesta que conoce, entiende y acepta las facultades que ostenta la Empresa al ser titular de las obras colectivas de los programas de ordenador.

Without prejudice to provisions of the regulated laws, in the event of the Employee claiming any type of compensation in relation to any discovery or improvement, said claims will be deemed as completely compensated by the remuneration that for all concepts the Employee receives from the Company.

Regarding computer programs (software products) (and specifically in relation to the latest versions of the following computer programs: (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager or any computer program developed) the Employee acknowledges that all intellectual property rights on all computer programs which were edited and disclosed by the Company, have been and will be developed under the regime of collective work, in accordance with Article 97.2 of the consolidated text of the Intellectual Property Law 1/1996, on April 12. The Employee states that is the Company which on their own initiative and coordination has and has had the idea of creating computer programs and, therefore, worker contributions are fused into a single, independent creation without being possible to attribute separately to the Employee a right on all the work as it is melted because of the coordination efforts of the Company. The Employee acknowledges that computer programs are original works resulting from an intellectual process coordinated by the Company and that the Employee contributions are free of charges and / or encumbrances. Moreover, the Employee grants that it has not violated or infringes any right of intellectual property of third parties and has not breached or will not breach any open source licenses conditions. The Employee recognizes that his personal convictions will not have any impact on computer programs. Additionally, the Employee grants that he will collaborate in the delivery of any documents, statements or materials that are reasonably necessary to establish or enforce all intellectual property rights by the Company. The Employee acknowledges that it has been and is being paid fairly for his contribution to computer programs. The Employee states that he knows, understands and accepts the authority which holds the Company to be the owner of the collective works of computer programs.

Sexta.- PROTECCIÓN DE DATOS

De conformidad con lo dispuesto en la Ley Orgánica 15/1999 de Protección de Datos de Carácter Personal, el Trabajador por la presente declara que conoce y acepta que la Empresa u otras Compañías del Grupo conservarán y procesarán datos relativos a él (los “Datos Personales”) (que la Empresa podrá recoger por escrito, electrónicamente o de cualquier otro modo) incluyendo, a meros efectos enunciativos, el nombre, dirección particular, número de tarjeta de la seguridad social, permisos de trabajo, salario y  beneficios.

El Trabajador conoce y acepta expresamente que la Empresa puede en cualquier momento ceder los Datos Personales a  otras Compañías del Grupo en otros países, ya sean Compañías localizadas en la Unión Europea o en otros países, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea, para fines de gestión de recursos humanos dentro del Grupo.

El Trabajador reconoce que la Empresa ha tratado y trata sus datos personales de acuerdo con la normativa española de protección de datos. Así, la Empresa ha informado al Trabajador del tratamiento que ha realizado y realiza de sus datos y ha recabado el consentimiento para aquellos tratamientos de datos en los que era necesario.

Sixth.- DATA PROTECTION

For the purposes of the Spanish Data Protection Act 15/1999, the employee hereby agrees and gives his consent to the processing of personal data by the Company or by other companies of the Group relating to the Employee (which the Company may obtain or hold in any form, whether in writing, electronically or otherwise), including but not limited to, the name, address, number of the social security card, residence and work permits, expertise, salary and benefits (“Personal Data”).

The Employee expressly knows and accepts that the Company may periodically transfer the Personal Data to other companies within the Group, which may be located in the European Union and elsewhere, including countries that may not offer an equivalent level of protection to that applicable in the European Union, for purposes of human resources management within the Group.

The Employee states that the Company has processed and process his personal data in accordance with the Spanish data protection law. Thus, the Company has informed the Employee about the processing that has performed and performs of his personal data and has obtained the informed consent for those processing of data which may require and informed consent.

Séptima.- RENUNCIA A LA CLAUSULA DE NO COMPETENCIA POSTCONTRACTUAL

Las partes tienen suscrito una cláusula de no competencia post-contractual que establece el siguiente tenor literal:

“Por la naturaleza de las funciones desarrolladas por el trabajador, existe un lógico y efectivo interés industrial y comercial por parte de OPTENET, S.A. en cuanto a que, una vez finalizado el contrato, el trabajador no preste sus servicios, por cuenta propia o ajena a otras sociedades o empresas del mismo sector, que comercialicen los mismos productos o similares a los de la parte contratante. Por ello, el trabajador se compromete a no efectuar dicha concurrencia durante un periodo máximo de dos años después de extinguido el contrato, sea cual fuere la causa de su finalización. OPTENET, S.A. abonará al trabajador, al tiempo de hacerse efectivo el cese en el puesto de trabajo, una cantidad equivalente a una anualidad del salario fijo que viniera percibiendo al tiempo de la extinción por año de no concurrencia.

Seventh.- RENOUNCE TO THE NON-COMPETE POST-CONTRACTUAL CLAUSE

The parties have agreed a non-compete post-contractual clause, that states the following terms:

“From the nature of the activity carried out by the employee, there is a logic and effective industrial and commercial interest of OPTENET S.A., in terms of, once terminated the employment relationship, the employee cannot provide his services, neither as an independent professional or as employee of other companies active in the same sector, that commercialize with the same or similar products as the contractor. For this reason, the employee commits himself to not compete during a maximum period of two years from the termination of his contract, regardless the cause of the termination, OPTENET S.A. should pay to the employee, at the time of the termination of the contract, an equivalent amount of one year of fixed salary per year of non-competition.

La efectividad de esta cláusula queda condicionada a la concurrencia, al tiempo de la extinción de la relación laboral, de un efectivo y real interés industrial o comercial en OPTENET, S.A. por mantener una situación de no competencia post-contractual, lo que notificará por escrito”.

Ambas partes renuncian expresamente a esta cláusula de no competencia post-contractual con la firma del presente acuerdo de novación, no pudiendo ejercitarla y quedando anulada en todos sus efectos. Todo ello, habida cuenta del propósito del trabajador de poder prestar sus servicios para cualquier tipo de empresa a la finalización de su contrato de trabajo.

The enforcement of this clause is conditioned to, at the time of the termination of the employment relationship, an existence of an effective and real industrial and commercial interest of OPTENET S.A. to maintain a non-compete post-contractual situation, which will be notified to the employee”.

Both parties, with the signature of the present novation agreement, expressly disclaim this non-compete post-contractual clause, leaving it completely voided in all of its effects. All of this, for the purpose of the Employee in order to be able to work for any kind of company after the termination of his/hers employment contract.

Octava.-. LEGISLACIÓN APLICABLE	Eighth.- APPLICABLE LAW
Este contrato de trabajo que define las condiciones laborales del Trabajador, se regirá por:	This employment contract which defines the employment conditions of the Employee, is governed by:
La voluntad de las partes, específicamente incluidas en el presente Anexo.	The intention of each part, especially those included in the present Annex.
El Estatuto de los Trabajadores (RD 1/1995, de 24 de marzo de 1995) y legislación laboral en desarrollo del mismo.	Workers’ Statute (Employment Law) (RD 1/1995, March 24, 1995) and employment legislation in development.
Convenio Colectivo de aplicación en cada momento	Collective Bargaining Agreement in force from time to time
Legislación común u ordinaria que complemente la legislación laboral específica.	Common and ordinary legislation that complements the specific employment legislation.
Si un Tribunal u otra entidad competente estimara nula o no ejecutable cualquier disposición del presente Contrato, tal disposición se considerará eliminada del mismo permaneciendo vigentes las restantes disposiciones.

If a Court or other competent entity deems null or non-actionable any stipulation or provision of the present Contract, such provision will be considered null and void from the Contract while the rest will be considered permanent.

__________________________________ La Compañía Fecha __________________________________ Representante Legal Fecha __________________________________ El Trabajador Fecha	________________________________ The Company Date ________________________________ Legal Representative Date ________________________________ The Employee Date

A) FOR SCHEDULED EMPLOYEES IN GENERAL WITHOUT OPTIONS

En Madrid/San Sebastián, a __________de 2015.	In Madrid/San Sebastián, on ___________2015.
ACUERDO DE NOVACIÓN DEL CONTRATO DE TRABAJO	EMPLOYMENT CONTRACT NOVATION AGREEMENT
R E U N I D O S	A P P E A R
De una parte, la entidad mercantil OPTENET S.A. con domicilio social en Paseo Mikeletegui, nº 58, 1,3,IZ, 20009, Donostia- San Sebastián (en adelante, la "Empresa") y, en su nombre y representación [®], en su calidad de representante legal.

On the one part, OPTENET S.A., with domicile at Paseo Mikeletegui,nº58, 1,3,IZ, 20009, Donostia- San Sebastian, (hereinafter the "Company"), represented in this act by [®], in his capacity as legal representative.

Y, de otra, D. ______________ con domicilio en ________________ (en adelante, el “Trabajador”), mayor de edad y, con nº de Documento de Nacional de Identidad XXXX	On the other part, Mr./_____________ with domicile at __________________ (hereinafter, the “Employee”), of legal age, holder of National Identity Card Number XXXX
ACTÚAN, el primero en la indicada representación y, el segundo, en nombre e interés propios. Ambas partes se reconocen mutuamente plena capacidad legal para obligarse y, a los efectos que más adelante se dirán,

THEY ACT, the first in the above mentioned representation and the second in his own name and behalf. Both parties mutually recognize their respective legal capacity to bind themselves hereunder and for these purposes they,

M A N I F I E S T A N	S T A T E
I. Que la Empresa y el Trabajador suscribieron un contrato de trabajo en fecha XXX.	I. That the Company and the Employee formalized an employment indefinite contract entered into XXX.
II. Que la Empresa y el Trabajador están interesados en alcanzar el presente acuerdo de novación contractual.	II. That the Company and the Employee are both interested in reach the present contractual novation agreement.
ARTICLE 9 ARTICLE 10C L Á U S U L A S	ARTICLE 11C L A U S E S
Primera.- OBJETO DEL ACUERDO DE NOVACIÓN	First.- PURPOSE OF THE AGREEMENT
El Trabajador continuará prestando sus servicios tal y como viene haciendo hasta ahora con su actual categoría y grupo profesional, según lo establecido en el Convenio Colectivo de aplicación, sin que exista ninguna modificación en cuanto a la categoría profesional y las funciones a desempeñar por el Trabajador.

The Employee will render his services in the same way as he has been doing until date, in the same professional category and group as established in the applicable Collective Bargaining Agreement, not existing any modification regarding the professional category and the services to be developed by the Employee

Segunda.- REMUNERACIÓN	ARTICLE 12Second.- SALARY
El Trabajador seguirá percibiendo el mismo sueldo que tenía hasta la fecha de la suscripción del presente documento. Es decir, que tendrá un salario bruto anual de xxx Euros. Adicionalmente, el Trabajador seguirá disfrutando de los beneficios sociales que venía ostentando hasta la fecha, tales como el Seguro Médico, y el Seguro de Vida.

The Employee will continue receiving the same salary that he/she enjoyed until the signature of the current document. That is to say that the Employee is entitled to an annual gross salary of Euro xxx. In addition, the Employee will continue enjoying the fringe benefits that he/she was entitled until today, such as, the health and life insurance.

Tercera.- EQUIPO DE EMPRESA	Third.- COMPANY'S EQUIPMENT
El Trabajador utilizará el sistema informático para fines únicamente relacionados con la actividad desarrollada por la Empresa  y su actividad en ella. Queda expresamente prohibido el uso de dicho sistema para fines diversos de los expuestos.

El Trabajador, mediante la firma del presente Acurdo, reconoce que todos los archivos, informes, correos electrónicos, correspondencia, software y, en general, cualquier otro tipo de información que haya sido creada o pueda estar en el sistema informático pertenece a la Empresa. La Empresa queda facultada para utilizarlos para cualquier propósito dentro de los límites legales. El Trabajador autoriza expresamente a la Empresa para acceder a la información mencionada.

The Employee will use the IT system only for purposes related to the activity of the Company and his work in the Company. It is expressly forbidden to use such IT system for purposes different from the aforementioned.

The Employee, by signing the present Agreement, acknowledges that all the files, reports, e-mail correspondence, software and, in general, any other data or information of any kind that may have been created or may be in the computer system belong to the Company. The Company will be able to use them for any purpose within the limits established by law. You expressly authorize the Company to access the abovementioned information.

Cuarta.- INFORMACIÓN CONFIDENCIAL	Fourth.-CONFIDENTIAL INFORMATION
Objeto.- A efectos de esta cláusula, “Información” es toda información de carácter económico, financiero, técnico, comercial, estratégico, administrativo, o de otro tipo, que, en cualquier momento durante la vigencia del Acuerdo, sea conocida o creada por el Trabajador como consecuencia del ejercicio de las funciones que le son propias y que le hayan sido encomendadas por la Empresa según el Acuerdo, o que le sea revelada por la Empresa de forma oral, escrita, o en extracto o documentación de todo tipo. Por su parte, “Información Confidencial” es toda Información a la que el Trabajador haya tenido acceso o haya creado como consecuencia de su relación laboral en sentido amplio, y que haya sido calificada como de propiedad exclusiva o confidencial o que, por su naturaleza o por circunstancias en las que se produzca la revelación o creación, deba de buena fe estimarse como tal.

Purpose.- For the purposes of the following clause, “Information” shall include any economic, financial, technical, commercial, strategic, administrative or any other type of information, that, at any time during the term of this contract, the Employee may create or have knowledge of, as a consequence of the performance of his own duties or those requested by the Company in accordance with the Agreement, and/or that may be disclosed to the Employee either orally or in writing, or by any other means, as well as any analysis, compilation, study, résumé, extract or documentation of any kind. On the other hand “Confidential Information” shall be considered as all the information that the Employee may have had access to, or created as a consequence (in the broad sense) of his employment relationship, and that may have been qualified as exclusive and/or confidential property, or in relation to its nature and/or the circumstances in which the creation or disclosure may occur, should be deemed confidential according to the principle of good faith.

Utilización y destino.- El Trabajador se obliga a utilizar la Información única y exclusivamente con la finalidad de cumplir las funciones encomendadas en el presente Acuerdo. Asimismo, el Trabajador, se obliga a conservar y tratar como confidencial toda la Información Confidencial y, en particular, a no revelarla a ningún tercero o trabajador de la Empresa sin el consentimiento previo de la Empresa, excepto en el ejercicio de las funciones encomendadas en el presente Acuerdo o por imperativo legal, y a no reproducirla, transformarla ni, en general, usarla de manera distinta a la que se precisa en el ejercicio de sus funciones. El Trabajador se compromete a restituir inmediatamente a la Empresa, a solicitud de la misma durante la vigencia del Acuerdo y, en todo caso, y sin necesidad de requerimiento, a la extinción del mismo, los soportes de cualquier clase que pudieran contener Información Confidencial que le haya sido revelada o haya sido creada por el Trabajador.

Use and purpose.- The Employee agrees to use the Information only and exclusively for the purpose of carrying out his duties under this Contract. Likewise, the Employee is obliged to treat and keep as confidential all the Confidential Information and, in particular, not to disclose it to any third party nor any other employee of the Company without the Company’s prior consent, except when carrying out the duties entrusted to him in this Agreement or by law, and not to reproduce, transform, or in general, use it in a manner distinct to that which is necessary for the performance of duties. The Employee is also obliged to immediately return to the Company, as requested by the Company during the term of the Contract or at any other time, and automatically upon the termination of the Contract, any kind of medium that could contain Confidential Information disclosed to or created by the Employee.

Consecuencias del no cumplimiento de la obligación de confidencialidad.- En el supuesto de que el Trabajador conculcara alguna de las obligaciones previstas en esta cláusula, la Empresa tendrá derecho a reclamar una indemnización de daños y perjuicios en la cantidad que sea fijada por el Tribunal correspondiente.

Consequences derived from the non fulfilment of the confidentiality obligation.- Should the Employee breach any of the obligations set forth in this clause, the Company will be entitled to claim damage compensation in an amount to be established by a Court of Law.

Quinta.- INVENCIONES, PROPIEDAD INDUSTRIAL E INTELECTUAL.	Fifth.- INVENTIONS, INDUSTRIAL AND INTELLECTUAL PROPERTY.
El Trabajador por medio de la presente cede y transmite a la Empresa o a quien ésta decida:	The Employee hereby hands over and transfers to the Company or to whom/which it is decided by the Company:
Cualquier derecho, título e interés en cualesquiera invenciones, mejoras y descubrimientos, y el producto que sea resultado del  trabajo desarrollado para la Empresa, incluyendo, aunque no limitándose a, programas, documentos e informes elaborados a lo largo de o como resultado de dicho trabajo (sean o no patentables) que sean concebidos o elaborados por primera vez durante o de conformidad con dicho trabajo. Lo anterior será igualmente aplicable a cualquier patente de invención concedida en virtud de dicho trabajo.

Any right, title or interest in any inventions, improvements and discoveries, and the product resulting from the work developed for the Company, including, although not limited to, programs, documents and reports prepared during or resulting from said work (whether or not patented) that are conceived or prepared for the first time during or in conformity with said work.  The previous is equally applicable to any patent of inventions conceived in virtue of said work.

Los derechos de autor en cualquier material producido por primera vez o compuesto durante o de conformidad con el trabajo desarrollado para la Empresa, así como cualquier derecho de propiedad intelectual o de cualquier otra naturaleza perteneciente a los derechos de autor, al igual que cualesquiera derechos adquiridos en virtud de una demanda por violación de derechos de autor o de derechos de cualquier otra naturaleza sobre dichos materiales o trabajo a los que el Trabajador  pueda tener derecho ahora o en el futuro.

Copyrights on any material produced for the first time or composed during or in conformity with work developed for the Company, such as any intellectual property right or rights of any other nature pertaining to the rights of the inventor, just like any rights acquired in virtue of a claim for violation of copyrights or rights of any nature regarding said materials or work over which the Employee may own rights presently or in the future.

El Trabajador se obliga a comparecer ante Notario, otorgar y ejecutar debidamente cualquier documento que le sea entregado, sea de cesión, de declaración jurada o de cualquier otro tipo que sea necesario para transferir el título de propiedad a la Empresa (o a quien este pueda indicar) en relación con todos los derechos relacionados con los dos anteriores párrafos, y prestar toda la asistencia, información o pruebas que razonablemente le sean solicitadas para la tramitación de cualquier procedimiento (incluyendo la ejecución, registro y seguimiento de solicitudes de patente, oposiciones a patentes y otros similares) para la concesión de patentes o para la protección de cualesquiera derechos que sean otorgados de conformidad con lo aquí expuesto o en relación con ello. Lo anteriormente previsto se hace extensivo a las patentes.

The Employee is obliged to appear before a Notary, to duly deliver and execute any provided document, both conveyed, affidavit and any other type which is necessary for transferring the property title to the Company (or to whom it is indicated) in relation to all the related rights with the two previous paragraphs, and to assist and provide information or proof that is reasonably requested for any proceedings (including the execution, registration and pursuit of patent requests, oppositions to patents and other similar activities) for the patent concessions or to protect any rights that are granted in conformity with the statements herein or in relation to them.  The previous provisions are applicable to patents.

El Trabajador  deberá comunicar inmediatamente a la Empresa y entregar a la misma cualquier documento, gráfico, programa o dato relacionado con cualquier descubrimiento, trabajo, creación o mejora relativo a cualesquiera de los productos de la marca de la Empresa que tenga su origen en el trabajo desarrollado en la Empresa como resultado de sus obligaciones con respecto a la misma, independientemente de la circunstancia de que se haya realizado de forma individual, conjuntamente con otros trabajadores o terceras personas, o mediante la utilización de secretos comerciales o información confidencial obtenida de la Empresa.

The Employee must immediately notify the Company and hand in to the Company, any document, graphics, programs or information related to any discovery, work, creation or improvement related to any of the products of the Company’s brand that have their origin in the developmental work in the Company resulting from obligations to the Company, regardless on whether this was developed individually, in conjunction with other employees or third persons, or through the use of commercial secrets or confidential information obtained from the Company.

Además, el Trabajador acepta que la Empresa sea la propietaria en exclusiva de cualesquiera derechos de explotación de los mencionados descubrimientos, trabajos, creaciones o mejoras, así como que la Empresa tendrá el derecho en exclusiva para hacer un uso libre del mismo, en los términos más amplios, sin limitación geográfica o temporal alguna, aún en el caso de que estuvieran protegidos por derechos de autor.

Moreover, the Employee accepts that the Company is the exclusive owner of any exploitation rights of the mentioned discoveries, works, creations or improvements, as well as the fact that the Company will have the exclusive right for using them freely, in the broadest terms, without geographic or seasonal limitations, even if there were protections for copyrights.

Sin prejuicio de lo dispuesto en la normativa reguladora, en el caso de que el Trabajador solicitara cualquier tipo de compensación en relación con cualquier descubrimiento o mejora, dichas reclamaciones se entenderán completamente resarcidas con la remuneración que por todos los conceptos el Trabajador percibe de la Empresa.

En relación con los programas de ordenador, (y en concreto respecto de las últimas versiones de los siguientes programas de ordenador : (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager y cualquier otro programa de ordenador desarrollado) el Trabajador reconoce que todos los derechos de propiedad intelectual sobre todos los programas de ordenador editados y divulgados por la Empresa han sido y serán desarrollados bajo el régimen de obra colectiva, de acuerdo con el artículo 97.2 del texto Refundido de la Ley 1/1996 de Propiedad Intelectual, de 12 de abril. El Trabajador manifiesta que es la Empresa la que por su propia iniciativa y coordinación tiene y, ha tenido,  la idea de crear los programas de ordenador y que, por tanto, las contribuciones del Trabajador se funden en una creación única y autónoma sin que sea posible atribuirles separadamente al Trabajador un derecho sobre el conjunto de la obra realizada que es fundida a raíz de los trabajos de coordinación de la Empresa. El Trabajador reconoce que los programas de ordenador son obras originales resultado de un íter intelectual dirigido por la Empresa y que las contribuciones del Trabajador están libres de toda carga y/o gravamen. Además, el Trabajador reconoce que no ha infringido ni infringirá ningún derecho de propiedad intelectual de terceras partes y que no ha incumplido ni incumplirá las condiciones de licencias de open source.  El Trabajador reconoce que sus convicciones personales no tendrán incidencia alguna sobre los programas de ordenador. Asimismo el Trabajador garantiza que colaborará en la entrega de cualesquiera documentaos, declaraciones so materiales que sean razonablemente necesarios para acreditar o hacer efectivos por la Empresa todos los derechos de propiedad intelectual sobra la misma. El Trabajador reconoce que ha sido y es remunerado equitativamente por su aportación a los programas de ordenador. El Trabajador manifiesta que conoce, entiende y acepta las facultades que ostenta la Empresa al ser titular de las obras colectivas de los programas de ordenador.

Without prejudice to provisions of the regulated laws, in the event of the Employee claiming any type of compensation in relation to any discovery or improvement, said claims will be deemed as completely compensated by the remuneration that for all concepts the Employee receives from the Company.

Regarding computer programs (software products) (and specifically in relation to the latest versions of the following computer programs: (i) OST-Optenet Security Suite for Telcos, (ii) OSE-Optenet Security Suite for Enterprise-PC, (iii) End-Point Manager or any computer program developed) the Employee acknowledges that all intellectual property rights on all computer programs which were edited and disclosed by the Company, have been and will be developed under the regime of collective work, in accordance with Article 97.2 of the consolidated text of the Intellectual Property Law 1/1996, on April 12. The Employee states that is the Company which on their own initiative and coordination has and has had the idea of creating computer programs and, therefore, worker contributions are fused into a single, independent creation without being possible to attribute separately to the Employee a right on all the work as it is melted because of the coordination efforts of the Company.The Employee acknowledges that computer programs are original works resulting from an intellectual process coordinated by the Company and that the Employee contributions are free of charges and / or encumbrances. Moreover, the Employee grants that it has not violated or infringes any right of intellectual property of third parties and has not breached or will not breach any open source licenses conditions. The Employee recognizes that his personal convictions will not have any impact on computer programs. Additionally, the Employee grants that he will collaborate in the delivery of any documents, statements or materials that are reasonably necessary to establish or enforce all intellectual property rights by the Company. The Employee acknowledges that it has been and is being paid fairly for his contribution to computer programs. The Employee states that he knows, understands and accepts the authority which holds the Company to be the owner of the collective works of computer programs.

Sexta.- PROTECCIÓN DE DATOS

De conformidad con lo dispuesto en la Ley Orgánica 15/1999 de Protección de Datos de Carácter Personal, el Trabajador por la presente declara que conoce y acepta que la Empresa u otras Compañías del Grupo conservarán y procesarán datos relativos a él (los “Datos Personales”) (que la Empresa podrá recoger por escrito, electrónicamente o de cualquier otro modo) incluyendo, a meros efectos enunciativos, el nombre, dirección particular, número de tarjeta de la seguridad social, permisos de trabajo, salario y  beneficios.

El Trabajador conoce y acepta expresamente que la Empresa puede en cualquier momento ceder los Datos Personales a  otras Compañías del Grupo en otros países, ya sean Compañías localizadas en la Unión Europea o en otros países, algunos de los cuales pueden no ofrecer un nivel de protección equivalente al que existe en la Unión Europea, para fines de gestión de recursos humanos dentro del Grupo.

El Trabajador reconoce que la Empresa ha tratado y trata sus datos personales de acuerdo con la normativa española de protección de datos. Así, la Empresa ha informado al Trabajador del tratamiento que ha realizado y realiza de sus datos y ha recabado el consentimiento para aquellos tratamientos de datos en los que era necesario.

Sixth.- DATA PROTECTION

For the purposes of the Spanish Data Protection Act 15/1999, the employee hereby agrees and gives his consent to the processing of personal data by the Company or by other companies of the Group relating to the Employee (which the Company may obtain or hold in any form, whether in writing, electronically or otherwise), including but not limited to, the name, address, number of the social security card, residence and work permits, expertise, salary and benefits (“Personal Data”).

The Employee expressly knows and accepts that the Company may periodically transfer the Personal Data to other companies within the Group, which may be located in the European Union and elsewhere, including countries that may not offer an equivalent level of protection to that applicable in the European Union, for purposes of human resources management within the Group.

The Employee states that the Company has processed and process his personal data in accordance with the Spanish data protection law. Thus, the Company has informed the Employee about the processing that has performed and performs of his personal data and has obtained the informed consent for those processing of data which may require and informed consent.

Séptima.- RENUNCIA A LA CLAUSULA DE NO COMPETENCIA POSTCONTRACTUAL

Las partes tienen suscrito una cláusula de no competencia post-contractual que establece el siguiente tenor literal:

“Por la naturaleza de las funciones desarrolladas por el trabajador, existe un lógico y efectivo interés industrial y comercial por parte de OPTENET, S.A. en cuanto a que, una vez finalizado el contrato, el trabajador no preste sus servicios, por cuenta propia o ajena a otras sociedades o empresas del mismo sector, que comercialicen los mismos productos o similares a los de la parte contratante. Por ello, el trabajador se compromete a no efectuar dicha concurrencia durante un periodo máximo de dos años después de extinguido el contrato, sea cual fuere la causa de su finalización. OPTENET, S.A. abonará al trabajador, al tiempo de hacerse efectivo el cese en el puesto de trabajo, una cantidad equivalente a una anualidad del salario fijo que viniera percibiendo al tiempo de la extinción por año de no concurrencia.

Seventh.- RENOUNCE TO THE NON-COMPETE POST-CONTRACTUAL CLAUSE

The parties have agreed a non-compete post-contractual clause, that states the following terms:

“From the nature of the activity carried out by the employee, there is a logic and effective industrial and commercial interest of OPTENET S.A., in terms of, once terminated the employment relationship, the employee cannot provide his services, neither as an independent professional or as employee of other companies active in the same sector, that commercialize with the same or similar products as the contractor. For this reason, the employee commits himself to not compete during a maximum period of two years from the termination of his contract, regardless the cause of the termination, OPTENET S.A. should pay to the employee, at the time of the termination of the contract, an equivalent amount of one year of fixed salary per year of non-competition.

La efectividad de esta cláusula queda condicionada a la concurrencia, al tiempo de la extinción de la relación laboral, de un efectivo y real interés industrial o comercial en OPTENET, S.A. por mantener una situación de no competencia post-contractual, lo que notificará por escrito”.

Ambas partes renuncian expresamente a esta cláusula de no competencia post-contractual con la firma del presente acuerdo de novación, no pudiendo ejercitarla y quedando anulada en todos sus efectos. Todo ello, habida cuenta del propósito del trabajador de poder prestar sus servicios para cualquier tipo de empresa a la finalización de su contrato de trabajo.

The enforcement of this clause is conditioned to, at the time of the termination of the employment relationship, an existence of an effective and real industrial and commercial interest of OPTENET S.A. to maintain a non-compete post-contractual situation, which will be notified to the employee”.

Both parties, with the signature of the present novation agreement, expressly disclaim this non-compete post-contractual clause, leaving it completely voided in all of its effects. All of this, for the purpose of the Employee in order to be able to work for any kind of company after the termination of his/hers employment contract.

Octava.-. LEGISLACIÓN APLICABLE	Eighth.- APPLICABLE LAW
Este contrato de trabajo que define las condiciones laborales del Trabajador, se regirá por:	This employment contract which defines the employment conditions of the Employee, is governed by:
La voluntad de las partes, específicamente incluidas en el presente Anexo.	The intention of each part, especially those included in the present Annex.
El Estatuto de los Trabajadores (RD 1/1995, de 24 de marzo de 1995) y legislación laboral en desarrollo del mismo.	Workers’ Statute (Employment Law) (RD 1/1995, March 24, 1995) and employment legislation in development.
Convenio Colectivo de aplicación en cada momento	Collective Bargaining Agreement in force from time to time
Legislación común u ordinaria que complemente la legislación laboral específica.	Common and ordinary legislation that complements the specific employment legislation.
Si un Tribunal u otra entidad competente estimara nula o no ejecutable cualquier disposición del presente Contrato, tal disposición se considerará eliminada del mismo permaneciendo vigentes las restantes disposiciones.

If a Court or other competent entity deems null or non-actionable any stipulation or provision of the present Contract, such provision will be considered null and void from the Contract while the rest will be considered permanent.

__________________________________ La Compañía Fecha __________________________________ Representante Legal Fecha __________________________________ El Trabajador Fecha	________________________________ The Company Date ________________________________ Legal Representative Date ________________________________ The Employee Date

EXHIBIT A BIS

FORM OF AGREEMENTS IN RESPECT OF NON APPLICABILITY OF
ARTICLE 44 OF THE STATUTE OF WORKERS

In [place], on [day] [month] [year]

On the one hand, Optenet, S.A., a Spanish corporation with registered office in Oiarzun (Guipúzcoa), Astigarragako Bidea, número 2, Edificio de Oficinas Mamut, holder of the Spanish Taxpayer Identification Number A20595500 and recorded within the Commercial Registry of Guipúzcoa under Volume 1645, Sheet 204, Page SS-13061 (the “Seller”), represented herein by Mr. Francisco Alfonso Bernal San Miguel, of legal age, of Spanish nationality, with address for this purpose in Las Rozas de Madrid (Madrid), calle José Echegaray, número 8, Edificio 3, 1ª planta, módulo 1, Parque Empresarial ALVIA, bearer of the ID card number 51979365D, in his capacity as attorney, with sufficient authority for these purposes.

On the other hand, Allot Communications Spain, S.L.U, a sole shareholder Spanish limited liability company with registered office in Pozuelo de Alarcón (Madrid), calle Vía de las Dos Castillas, número 9-A, portal 2, 2º B, holder of the Spanish Taxpayer Identification Number B-87204517 and recorded within the Commercial Registry of Madrid under Volume [®], Sheet [®], Page [®] (the “Purchaser”), represented herein by Mr.  Tomás Gómez Rodríguez de Acuña, of legal age, of Spanish nationality, with address for this purpose in Pozuelo de Alarcón (Madrid), calle Vía de las Dos Castillas, número 9-A, portal 2, 2º B, bearer of the ID card number 54041507-V, in his capacity as Sole Director, with sufficient authority for these purposes.

[On another hand, Allot Communications Ltd., an Israeli public company (“Parent” and, jointly with the Purchaser, the “Purchasers”), with registered office in 22 Hanagar Street, Hod Hasharon, Israel holder of the Spanish Taxpayer Identification Number N-6241190-E and recorded within the Commercial Registry of Israel under number 51-239477-6, represented herein by Mr. Julio Eduardo Veloso Caro, of legal age, of Spanish nationality, with address for this purpose in Madrid, calle Fernando El Santo, 15, 1ª planta, bearer of the ID card number 33305363-Y, in his capacity as attorney, with sufficient authority for these purposes.]

[Mr. /Ms.] [®], domiciled in [number] [street] [city], [holding national identity card/ with passport number] [®] (hereinafter, the “Employee”).

All the Parties recognize each other’s legal capacity to enter into this novation agreement.

WHEREAS

The Employee renders his/her services for the Seller since (date) under an indefinite employment contract. His/her annual salary amounts to XX Euros.

In accordance with the terms and conditions of the asset and purchase  agreement signed  between the Seller and the Purchasers (hereinafter “APA”), the Employee should be transferred to the Purchaser in accordance with the provisions of the article 44 of the Statute of Workers.

Notwithstanding the above, the Seller and the Employee have agreed  that the Employee will continue rendering his/her services to the Seller, to which the Purchasers have no objection.

In accordance with the above, the parties subscribe this agreement which shall be governed by the provisions of the following

CLAUSES

ONE.-  The Employee will keep rendering his/her services for the Seller.

TWO.- The Employee hereby irrevocable declares that he/she has not filed and will not file any claim against the Purchasers or any company of its Group (including their Affiliates, officers, directors, employees, agents, successors, assigns, stockholders and each person who controls any of them) in relation to any  item, right or debt (be it salary or non-salary, in cash or in kind, and including, but not limited, to the employee social benefits or rights to top-up benefits, pension commitments, post-contractual non-compete agreements, exclusivity agreements, seniority, etc.) arising out of or in connection with his/her condition as employee of the Seller and/or the signature of the APA.

In particular, the Employee will not claim against the Purchasers or any company of its Group (including their Affiliates, officers, directors, employees, agents, successors, assigns, stockholders and each person who controls any of them) for his/her potential rights or conditions of being an employee of the Purchaser as a consequence of the signature of the APA and expressly accepts to remain as an employee of the Seller after the signature of the APA  takes place.

THREE.- The APA to be signed between the Seller and the Purchaser provides a non-compete obligation of the Seller against the Purchasers.

The Purchasers agree to maintain the employee in the Seller subject to the condition that the Employee is aware of  the non-competition obligation of the Seller against the Purchaser established in the APA.

In accordance with the non- competition clause contained in the APA, the Employee acknowledges the obligation established in the referred APA to refrain, and irrovecably assumes as a condition to remain as an employee the Seller, and for the term he/she remains as such employee from performing any activities, either direct or indirectly on his/her own behalf or on behalf of any competing company, that may be in a breach of the non-competition clause contained in the APA..

This non-compete obligation, will be enforceable provided that the Employee remains as an Employee of the Seller and for a maximum term of two (2) years from the date of the Transaction.

________________________________________
The Employee

________________________________________
Optenet

________________________________________
Allot

EXHIBIT C

EARNOUT SCHEDULE

A.	Definitions

1.	Certain Definitions:

1.1.
"Affiliate" means, with respect to any entity, any other entity directly or indirectly controlling, controlled by, or under common control with such entity. For purposes of this definition, “control”, means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing

1.2.	"Agreement" means that certain Asset Purchase Agreement by and among the Seller, the Purchaser and the Parent, dated February 19, 2015, to which this Earnout Schedule is attached.

1.3.	"Earnout Cap" means €25,000,000.00.

1.4.	"Earnout Payment(s)" means any payments by the Purchaser to the Seller as provided in Section 3 of this Schedule.

1.5.
"Earnout Period" means each of: (i) the period commencing on the Completion Date and ending on December 31, 2015, (ii) calendar year 2016, (iii) calendar year 2017, (iv) calendar year 2018, (v) calendar year 2019, and (vi) the period commencing on January 1, 2020, and ending on the fifth anniversary of the Completion Date.

1.6.	"Earnout Term" means the period commencing on the Completion Date and ending on the earlier of (i) the fifth anniversary thereof and (ii) such time as the Earnout Cap is attained.

1.7.
"Liability for Deferred Maintenance and Support" means the amount that represents the liability to provide support and maintenance services after the Completion Date resulting from licensing of the Seller’s products that have been recognized as Seller’s revenues prior to the Completion Date, all calculated in accordance with the Seller’s accounting policies and past practice as attached in Appendix 5, but excluding liability to provide support and maintenance services with respect to licensing of the Seller’s products that are part of the Included Receivables.

1.8.	"Minimum Earnout Cap" means €5,000,000.00.

1.9.
"Minimum Earnout Payment" means an amount in cash equal to (i) €1,000,000 for the Earnout Period commencing on the Completion Date and ending on December 31, 2015, (ii) €2,000,000 for the Earnout Period that is calendar year 2016,  (iii) €1,000,000 for the Earnout Period calendar year 2017 and (iv) €1,000,000 for the Earnout Period that is calendar year 2018.

1.10.	"Parent's Group" means the Parent or any of its Affiliates, on a consolidated basis.

1.11.
"Periodic Revenue Target" means (i) €8,000,000.00 for each Earnout Period that is a calendar year, and (ii) for each Earnout Period that is not a calendar year, €8,000,000.00 multiplied by the number of days in such Earnout Period and divided by 365.

1.12.
"Relevant Products" means the Seller’s products forming part of the Purchased Assets as described in Appendix 1 hereto and in the Acquired IP Representation Deed, which shall be deemed incorporated by reference to this definition, and any enhancements, improvements or future versions of such products.

1.13.
"Relevant Revenues" means the revenues recognized by the Parent’s Group in accordance with US GAAP, based on actual revenues accrued by the Parent’s Group after the application of the Relevant Revenues Determination Criteria in respect of the Relevant Products or Relevant Technology, as the case may be, during the Earnout Term, less the sum of (a) any revenues recognized during the Earnout Term that are derived with respect to Included Receivables that are invoiced after the Completion Date but prior to the first anniversary thereof, and (b) revenues recognized from Deferred Revenues calculated based on US GAAP (based on book value prior to any fair value price adjustment), as of the Completion Date, to the extent not included in (a) above.

The following rules shall apply to the determination of Relevant Revenues:

A)
Relevant Revenues shall not include any income recognized by the Parent Group other than with respect to Relevant Products, except in the case of bundled products or Relevant Technology, as to which the income recognized by the Parent Group shall be considered for the calculation of the Relevant Revenues pursuant to the rules set forth in Appendix 2.

B)	Relevant Revenues shall exclude VAT, GST, HST, Sales Tax, Use Tax, customs duties, freight and any other similar tax or expense that may apply.

C)
If the Earnout Term ends on the fifth anniversary of the Completion Date, then sixty percent (60%) of the balance of Deferred Revenues based on US GAAP as of the last day of the Earnout Term (the “Deferred Revenues Balance”) shall be added to the Relevant Revenues for the last Earnout Period, as follows:

1.
The Earnout Payment corresponding to the Earnout Period that is calendar year 2019 shall be recalculated after adding to the Relevant Revenues for such Earnout Period the percentage of the Deferred Revenues Balance that is equal to (A) 365 divided by the sum of (B) (i) 365, plus (ii) the number of days in the Earnout Period commencing on January 1, 2020, and ending on the fifth anniversary of the Completion Date, and the difference between the Earnout Payment corresponding to the Earnout Period that is calendar year 2019 as so recalculated and the Earnout Payment effectively paid for such period (prior to the deduction of any amounts that relate to prior Earnout Periods) shall be added to the Earnout Payment for the Earnout Period ending on the fifth anniversary of the Completion Date.

2.
The following percentage of the Deferred Revenues Balance shall be considered as Relevant Revenues for the calculation of the Earnout Payment of the last Earnout Period: such percentage as is equal to (A) the number of days in the Earnout Period commencing on January 1, 2020, and ending on the fifth anniversary of the Completion Date, divided by the sum of (B) (i) 365, plus (ii) the number of days in the Earnout Period commencing on January 1, 2020, and ending on the fifth anniversary of the Completion Date.

D)
The Seller shall not, under any circumstances, challenge the Deferred Revenues, as determined by the Purchasers if determined pursuant to the Parent's deferred revenues guidelines and accounting policies applied by Parent for financial statement purposes, without prejudice to the right of the Seller to object on other grounds to the calculation of any Earnout Payment as provided in Section 3.4 below.

E)
Taking into account that the Parent Group’s Relevant Revenues are accounted for in US Dollars and that all calculations and payments to be performed in accordance with this Agreement are to be made in Euro, the Purchasers shall convert the Relevant Revenues into Euro on a daily basis in accordance with the Dollar-Euro exchange rate used by the Parent for recording revenues for financial reporting purposes.  As of the date of this Agreement, the Parent uses the representative rate of exchange published by the Bank of Israel; if the Parent changes the reference exchange rate it uses for recording revenues for financial reporting purposes, it shall notify the Seller of the new reference rate and provide additional relevant information in the next Earnout Notice (as defined below).

1.14.
“Relevant Revenues Determination Criteria” means the criteria agreed between the Purchasers and the Seller to be applied to determine the corresponding Relevant Revenues in respect of the Relevant Products and Relevant Technology sold by the Parent Group during the Earnout Term, as described in Appendix 2 hereto.

1.15.
"Relevant Technology" means the technology embedded in the Seller’s products and forming part of the Purchased Assets as described in Appendix 1 hereto and in the Acquired IP Representation Deed, which shall be deemed incorporated by reference to this definition, and any enhancements, improvements or future versions of such technology.

1.16.	"US GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

2.	Each other capitalized term used but not defined in this Earnout Schedule shall have the meaning ascribed to it in the Agreement.

B.	Earnout Payment(s)

3.	Subject to the terms and conditions hereof, the Earnout Payments shall be calculated pursuant to this Section, provided that:

(i)
the sum of (A) the aggregate amount of all Earnout Payments pursuant to this Earnout Schedule (before any offset pursuant to Article 12 of the Agreement or Section 4 below), and (B) all amounts deducted under Sections 3.1.1, 3.1.2 and 3.1.3, shall not under any circumstances exceed the Earnout Cap, and

(ii)	the aggregate amount of all Minimum Earnout Payments pursuant to this Earnout Schedule shall not under any circumstances exceed the Minimum Earnout Cap.

3.1.
First, for each Earnout Period a base earnout amount shall be calculated, which shall be equal to the greater of (A) €0.55 for every €1.00 of Relevant Revenues during such Earnout Period in excess of the applicable Periodic Revenue Target (each, a "Revenue Earnout Payment"), and (B) the Minimum Earnout Payment, if any, for such Earnout Period.

3.1.1.	With respect to the Earnout Period that is the period commencing on the Completion Date and ending on December 31, 2015 the Earnout Payment shall be calculated as follows:

3.1.1.1.
if the amount determined pursuant to Section 3.1 for such Earnout Period is equal to or greater than €2,000,000, then (i) 50% of the outstanding amount (including any interest and expenses) due to Parent in accordance with the Loan Agreement shall be deducted from such amount, (ii) 50% of the Liability for Deferred Maintenance and Support shall then be deducted from the balance, and (iii) the resulting difference shall be the Earnout Payment with respect to such Earnout Period, subject in all cases to the Earnout Cap and to the provisions of Section 4 below.

3.1.1.2.
if the amount determined pursuant to Section 3.1 for such Earnout Period is less than €2,000,000, then (i) there shall be added to the amount determined pursuant to Section 3.1 an amount equal to the difference between (A) €2,000,000, and (B) the amount determined pursuant to Section 3.1 for such Earnout Period, (ii) 50% of the outstanding amount (including any interest and expenses) due to Parent in accordance with the Loan Agreement shall be deducted from such amount, (iii) 50% of the Liability for Deferred Maintenance and Support shall then be deducted from the balance, and (iv) the resulting amount shall be the Earnout Payment with respect to such Earnout Period, subject in all cases to the Earnout Cap and to the provisions of Section 4 below; and

3.1.1.3.
if, in accordance with Section 3.1.1.2(i), an amount is added to the amount determined pursuant to Section 3.1, the amount so added shall be treated as a non-interest-bearing prepayment from the Purchaser to the Seller, which shall be deducted on a dollar-for-dollar basis from the Earnout Payment that would otherwise be payable with respect to the Earnout Period that is calendar year 2017; if such deductions, together with all other deductions from such Earnout Payment, yields a result that is less than zero, then the deductions for such Earnout Period shall be reduced by such amount as is necessary to bring the Earnout Payment to zero, and the excess of such deduction shall be carried forward and deducted on a dollar-for-dollar basis from any Earnout Payment in subsequent Earnout Periods (in chronological order) until fully exhausted.

3.1.2.	With respect to the Earnout Period that is calendar year 2016:

3.1.2.1.
on June 30, 2016, Purchaser shall pay to the Seller a prepayment of €250,000, which shall be deemed to be an advance Earnout Payment on account of the Earnout Payment corresponding to such Earnout Period;

3.1.2.2.
if the amount determined pursuant to Section 3.1 for such Earnout Period is equal to or greater than €3,000,000, then (i) the outstanding balance (including any interest and expenses) due to Parent in accordance with the Loan Agreement shall be deducted from such amount, (ii) 50% of the Liability for Deferred Maintenance and Support shall then be deducted from the balance, (iii) the amount prepaid in accordance with Section 3.1.2.1 shall then be deducted from the remaining balance, and (iv) the difference shall be the Earnout Payment with respect to such Earnout Period, subject in all cases to the Earnout Cap and to the provisions of Section 4 below.

3.1.2.3.
if the amount determined pursuant to Section 3.1 is less than €3,000,000, then (i) there shall be added to the amount determined pursuant to Section 3.1 an amount equal to the difference between (A) €3,000,000, and (B) the amount determined pursuant to Section 3.1 for such Earnout Period, (ii) the outstanding balance (including any interest and expenses) due to Parent in accordance with the Loan Agreement shall be deducted, (iii) 50% of the Liability for Deferred Maintenance and Support shall then be deducted, (iv) the amount prepaid in accordance with Section 3.1.2.1 shall then be deducted from such amount, and (v) the difference shall be the Earnout Payment with respect to such Earnout Period, subject in all cases to the Earnout Cap and to the provisions of Section 4 below; and

3.1.2.4.
if, in accordance with Section 3.1.2.3(i), an amount is added to the amount determined pursuant to Section 3.1, the amount so added shall be treated as a non-interest-bearing prepayment from the Purchaser to the Seller, which shall be deducted on a dollar-for-dollar basis from the Earnout Payment that would otherwise be payable with respect to the Earnout Period that is calendar year 2018; if such deductions, together with all other deductions from such Earnout Payment, yields a result that is less than zero, then the deductions for such Earnout Period shall be reduced by such amount as is necessary to bring the Earnout Payment to zero, and the excess of such deduction shall be carried forward and deducted on a dollar-for-dollar basis from any Earnout Payment in subsequent Earnout Periods (in chronological order) until fully exhausted.

3.1.3.
With respect to all subsequent Earnout Periods, the deductions, if any, specified in Sections 3.1.1 and 3.1.2 shall be deducted from the amount determined pursuant to Section 3.1 for such Earnout Period, and the difference shall be the Earnout Payment with respect to such Earnout Period, subject in all cases to the Earnout Cap and to the provisions of Section 4 below.

3.2.
Within 60 days following the conclusion of an Earnout Period (the "Earnout Notice Date"), the Purchasers shall deliver to the Seller a written statement (the "Earnout Notice") setting forth in reasonable detail the description and calculation of the Relevant Revenues and the Earnout Payment for such period. The Earnout Notice shall attach the information set forth in Appendix 3 hereto. In the event that the Seller is not entitled to any Earnout Payment with respect to an Earnout Period, then the Earnout Notice shall state the description and calculation of the Relevant Revenues and also state that there is no Earnout Payment with respect to such Earnout Period.

3.2.1.
If the Purchasers fail to deliver an Earnout Notice within the period stated herein, the Seller shall provide the Purchasers with notice thereof.  If the Purchasers unjustifiably do not cure such failure within 10 Business Days of receipt of such notice from the Seller, the Seller shall be entitled to receive from the Purchasers (on each one-month anniversary of the established date for delivery of the Earnout Notice, for so long as the Purchasers unjustifiably have not cured such failure), and on account of the corresponding Earnout Payment, an amount of €100,000, up to a maximum of €1,000,000. The above is without prejudice to the right of the Seller to claim for specific performance of the Purchasers’ obligation to deliver the Earnout Notice and for any other remedy, and to receive any amounts in excess of such amount that may be due to the Seller for the relevant Earnout Period as provided herein. For the avoidance of doubt, the Seller shall be entitled to receive such amounts from the Third Escrow Account if there are any outstanding amounts in such account when such payment is due according to the above.

3.3.
With respect to each Earnout Period, the Purchaser shall pay the Earnout Payment set forth in the respective Earnout Notice, subject in all cases to the provisions of Section 4 below, within 10 Business Days following the delivery of the Earnout Notice to Seller, irrespective of the commencement of the objection process described below. Any Earnout Payment for the Earnout Period commencing on the Completion Date and ending on December 31, 2015 and for the Earnout Period that is calendar year 2016, as calculated in accordance with Sections 3.1.1 and 3.1.2, respectively, shall be made, by releasing in favor of the Seller the amounts deposited in the Third Escrow Account on the dates specified in this Earnout Schedule, but in no event more than €2,000,000 with respect to the Earnout Period commencing on the Completion Date and ending on December 31, 2015. Any Earnout Payment corresponding to such Earnout Periods in excess of the Minimum Earnout Payment corresponding to each Earnout Period shall be paid, subject in all cases to the provisions of Section 4 below, by the Purchaser to the Seller.

3.4.
Within 40 days after the delivery of an Earnout Notice (the "Objection Period"), the Seller may object, in good faith, to the computation of the Earnout Payment made in such Earnout Notice by providing a written notice to that effect to the Purchasers, which notice will set forth in reasonable detail the basis for such objection and, except if the Purchasers have not provided to the Seller sufficient information to calculate it, the amount in dispute (the "Earnout Objection Notice"). Without prejudice to the general reporting obligations of the Purchasers and audit/information rights of the Seller specified under Appendix 4 hereto, the Seller shall, upon request and subject to the confidentiality provisions set forth in the Agreement, be entitled to receive from the Purchasers any information that is reasonably relevant to the calculation of the Relevant Revenues and the corresponding Earnout Payments, provided, however, that the Purchasers, except if the information requested is materially relevant to the determination of the Earnout Payment, shall not be required to produce information that is not typically provided by the Purchasers through their then existing accounting and reporting systems, without prejudice to the Seller’s financial and technical audit rights as set forth in Appendix 4.  In case the Seller requests additional information according to the above after delivery of the Earnout Notice, the Purchasers shall either provide such information or advise the Seller that they do not believe that the request is reasonable; the Objection Period shall be deemed to commence on the day on which the Purchasers deliver to Seller the information requested or notice they do not believe that the request is reasonable.

3.5.	Failure by the Seller to deliver an Earnout Objection Notice within the Objection Period shall be deemed to be a final acceptance by the Seller of the Earnout Notice.

3.6.
To the extent that no Earnout Objection Notice has been delivered to the Purchasers within the Objection Period with respect to an Earnout Notice, or that Seller has expressly accepted the Earnout Payment determined in the Earnout Notice, then the payment of the corresponding Earnout Payment as described in section 3.3 above shall be deemed final in respect of such Earnout Period.

3.7.
If the Seller timely delivers an Earnout Objection Notice, then the Purchasers and the Seller shall use reasonable efforts to resolve the objection as to the computation of the Earnout Payment within 10 Business Days thereafter, and if it is so resolved, the Earnout Notice shall be modified by the Parties as necessary to reflect such resolution and the Earnout Notice as so modified, shall be deemed finally determined and agreed (the “Revised Earnout Notice”). In case the Revised Earnout Notice provides for a Earnout Payment higher than the one contemplated in the initial Earnout Notice (and therefore paid to the Seller according to Section 3.3 above), then the Purchaser shall pay to the Seller the difference within 10 Business Days following the date of agreement on the Revised Earnout Notice. In case the Revised Earnout Notice provides for a Earnout Payment lower than the one shown in the initial Earnout Notice (and therefore paid to the Seller according to Section 3.3 above), then the Seller shall reimburse to the Purchaser the difference within 10 Business Days following the date of agreement on the Revised Earnout Notice.

3.8.
If the Purchasers and the Seller are unable to resolve an objection within 10 Business Days after the timely delivery of an Earnout Objection Notice, then the following provisions of  Sections 3.8.1 through 3.8.6 shall apply:

3.8.1.
Within 15 Business Days after the delivery of such Earnout Objection Notice, the objection shall be referred by either the Purchasers or the Seller to the Madrid, Spain office of an independent certified public accounting firm which is one of the four largest international accounting firms (other than the Seller’s and Purchasers' audit firms) (the "Accounting Expert").

The Accounting Expert shall conduct such review of the Earnout Notice and the Earnout Objection Notice, and the Accounting Expert’s authority shall be limited to determine the amount of Relevant Revenues for purposes of the calculation of the Earnout Payment in dispute, and shall conduct such hearings or hear such presentations by the parties as the Accounting Expert deems necessary. The Accounting Expert shall not be bound by procedure law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies.

3.8.2.
The Purchasers shall submit to the Accounting Expert any information (whether in writing, by testimony or in oral hearings, and whether or not confidential, proprietary or public) it may reasonably request, provided that the Purchasers shall not be required to produce information that is not available to the Purchasers through their then existing accounting and reporting systems, but it shall only be presented or provided to the Accounting Expert (and no other Person) in strict confidence. Any proceeding hereunder and the content of any discussions or communications with the Accounting Expert, as well as the Accounting Expert’s determination, shall be conducted on a confidential basis, and the Accounting Expert shall be required (if requested by the Purchasers) to execute, prior to the commencement of its service, a standard confidentiality agreement.

3.8.3.
The Accounting Expert shall, as promptly as practicable and in no event later than 30 days following the date on which it has received all relevant information requested by it, issue its written determination of the Relevant Revenues. The determination of the Accounting Expert hereunder shall be final and binding on the parties, and may not be challenged or subject to any appeal, shall constitute a final determination of the basis for calculating the Earnout Payment in question. The proceedings described herein and the Accounting Expert’s determination shall be the sole and exclusive proceedings relating to the determination of the Earnout Payment, if any, and any objection or dispute related thereto. In case the calculation of the Earnout Payment based on the Accounting Expert determination determines a higher Earnout Payment than the one contemplated in the Earnout Notice (and therefore paid to the Seller according to Section 3.3 above), then the Purchaser shall pay to the Seller the difference within 10 Business Days following the date of Accounting Expert’s report. In case calculation of the Earnout Payment based on the Accounting Expert determination results in a lower cash payment amount than the one contemplated in the Earnout Notice (and therefore paid to the Seller according to Section 3.3 above), then the Seller shall reimburse to the Purchaser the difference within 10 Business Days following the date of the Accounting Expert’s report.

3.8.4.
The fees and expenses of the Accounting Expert, if required, shall be borne by the Seller and the Purchaser on a 50/50 basis, provided, however that if, ultimately, the actual Earnout Payment that results from the determination by the Accounting Expert is greater than the amount set forth in the Earnout Notice by more than 5%, then the Purchaser shall bear such fees and expenses.

3.8.5.
If the matter was not timely submitted to the Accounting Expert then the Seller shall be deemed to have waived in full its objections and the Earnout Notice shall constitute a final determination of the Earnout Payment stated therein and shall bind the Seller.

C.	General Terms

4.
Notwithstanding anything to the contrary in this Earnout Schedule or in the Agreement, the Purchaser shall be entitled to (i) set off against any Earnout Payment otherwise payable to Seller any Losses due to any Indemnified Party pursuant to the indemnification obligations of the Seller under Article 12 of the Agreement in accordance with the terms thereof, and (ii) hold back any cash payment otherwise payable to Seller to the extent the Purchasers has given the Seller notice of any Claim for Losses that may be due to any Indemnified Party pursuant to the indemnification obligations of the Seller under Article 12 of the Agreement, until the final resolution of such Claim. In addition, the Seller shall notify the Purchasers immediately upon the receipt of any amount(s) from the European Commission related to Project MIRACLE: machine-readable and interoperable age classification labels in Europe (grant agreement nº 621059), and such amount(s) shall be subtracted from the next Earnout Payment, as provided for in the Agreement.

5.
Notwithstanding anything to the contrary in this Earnout Schedule or in the Agreement, following the Completion, the Purchasers will assume control of the Purchased Assets, and have absolute discretion to operate the Purchased Assets (including Relevant Products and Relevant Technology) and its business as it sees fit, without prejudice to the obligation of the Purchasers to set the appropriate accounting and reporting systems necessary or convenient to enable the exact calculation of the Relevant Revenues as provided in this Schedule to the Agreement and the obligations set forth in sections 7 and 8 below.

6.
The Purchasers, their Affiliates and representatives will have and reserve the exclusive authority, power and right at all times to control all aspects of the Purchasers' business and operations of the Purchasers or any Affiliate thereof, including, without limitation, the Purchased Assets, the Relevant Products and Relevant Technology.

7.
The Parent shall be freely entitled to sell the shares held by it in the Purchaser and the Purchaser shall be freely entitled to transfer or in any other manner dispose of all or any part of the Acquired IP, to any other entity that is directly or indirectly wholly owned by the Parent, and which simultaneously adheres to the Agreement and jointly and severally assumes the obligations of the Purchasers under it.

8.	(a) If the Parent sells its holdings in the Purchaser during the Earnout Term and other than as permitted by Section 7, the Purchaser shall pay the Seller an amount equal to:

(A)
the greater of (i) €20,000,000 and (ii) the cash consideration received by the Parent or the Purchaser upon such sale (including deferred payments, as to which the Purchaser shall make payment, when such deferred payments are actually received by Parent or the Purchaser), multiplied by the applicable percentage in the table below, less

(B)	the Completion Consideration, less

(C)
an amount equal to (i) the sum of (A) the aggregate amount of all Earnout Payments pursuant to this Earnout Schedule (before any offset pursuant to Article 12 of the Agreement or Section 4 below), plus (B) all amounts deducted under Sections 3.1.1, 3.1.2 and 3.1.3, less

(D)	the outstanding balance (including any interest and expenses), if any, due to the Parent in accordance with the Loan Agreement.

Transfer Date	Percentage
From Completion Date (included) up to the first anniversary of Completion Date (excluded)	90%
From the first anniversary of Completion Date (included) to the third anniversary of Completion Date (excluded)	70%
From the third anniversary of Completion Date (included) to the end of the Earnout Period (excluded)	60%

The amount paid by the Purchaser to the Seller according to the above, plus the amount calculated pursuant to Section 8(C) above, shall in no event exceed the Earnout Cap. Upon payment by the Purchaser to the Seller of the amount according to the above, the Earnout Cap shall be deemed to have been reached, and there shall be no further obligation to make any Earnout Payment. Should the consideration received by the Parent or the Purchaser upon such sale be in any other form but cash, Parent and the Seller shall mutually appoint an agreed upon investment banker to determine the cash value of such in kind consideration and the calculation specified above shall apply mutatis mutandis.

(b) The provisions in Section 8(a) above shall apply if the Purchaser sells or in any other manner disposes of all or substantially all of the Acquired IP to a third party (whether in a single transaction or series of transactions). If the Purchaser sells or in any other manner disposes of a material portion, but less than substantially all, of the Acquired IP to a third party (whether by a single or series of transactions), the provisions in Section 8(a) above shall apply but Purchaser shall be obligated to continue to make Earnout Payments with respect to the retained Acquired IP, up to the Earnout Cap.

For the avoidance of doubt, any change of control of Parent, whether by a merger, consolidation, purchase of all or substantially all of its assets, tender offer or otherwise, shall not trigger a payment obligation under this Section 8.

9.
During the Earnout Period the Purchaser and Parent shall invest reasonable commercial efforts to develop the Purchaser’s business and actively promote the Relevant Products, subject to Parent and Purchaser’s being entitled to terminate the development, production or use of any Relevant Product and Relevant Technology based on reasonable economic grounds. Purchasers shall provide Seller with written notice with respect to the termination of development, production or use of any Relevant Product and Relevant Technology. In addition, for the period commencing on the Completion Date and ending 12 months thereafter, at least 50% of the Scheduled Employees shall remain employed by Purchaser and provide services in Spain in connection with the Relevant Products.

10.	Except as otherwise stated herein, this Earnout Schedule shall be subject to the provisions of the Agreement.

11.
In the event that the Seller provides any information deemed Confidential to any third party for any purpose that third party shall be required to execute a binding non-disclosure agreement with the Purchasers in advance.

Appendix 1
List of Relevant Products and Relevant Technology

•	OST (Optenet Security Suite for Telecom Operators):

OPTENET COMERCIAL PACKAGES / SERVICES INCLUDED		END USER IN-THE-CLOUD VALUE ADDED SOLUTION									END POINT SOLUTION		SOLUTIONS FOR OPERATOR´S NETWORK		
		WebFilter™	WebSecure™	MessageSecure™	ContentSecure™	Botnet Protection	Wifi Solution	Kids Portal	Marketing Online	Smartlinks	WebFilter Endoint	ContentSecure Endoint	WOLF	HostSecure	AntiSpamOUT
SECURITY SERVICES	Web/Wap Filter	X	X		X				X	X	X	X	X		
	Kids Portal							X	X	X					
	Anti-Spam In			X	X							X			
	MMS Filter				X										
	Law Compliance												X		
	Content Uploading Filter/Image Filter													X	
	Anti-Virus		X	X	X							X			X
	Anti-phishing	X	X	X	X						X	X			
	Anti-spyware		X		X							X			
	Malicious Code Detection		X		X							X			
	Application Manager	X	X		X				X	X	X	X			
	Botnet Protection					X									
	Firewall				X							X			
	IDS/IPS				X										
Other Services	Ads Free	X	X		X				X	X					
	Traffic Injection								X	X					
	End Point Manager						X								
	End Point Mobile control						X								
	Marketing Campaign Manager	X	X		X				X	X					
	Real-Time Reporting	X	X	X	X	X	X	X	X	X	X	X	X	X	X
	Adm. Interface	X	X	X	X	X	X	X	X	X			X	X	X
	Adm. Marketing Campign Management								X	X					
	End-User Adm. Interface	X	X	X	X	X			X	X	X	X			X
Network Services	BW Management				X										
	Anti-Spam Out			X	X										X
	Traffic Acceleration - Caching				X

•	OSE (Idem for Enterprises)

•	End-Point Manager

Relevant Technology:
CCOTA
MIDAS
GIANT

And Seller's technology specifically described in section B of the Acquired IP Representation Deed.

Appendix 2
Relevant Revenue Determination Criteria

The following criteria shall be applied for calculating Relevant Revenues from the revenues recognized by the Parent Group from Relevant Products or Relevant Technology:

A.
All revenues obtained by Parent’s Group for Relevant Products will be split 70% to the Seller (and therefore considered as Relevant Revenues in such proportion) and 30% to Parent (and therefore not considered as Relevant Revenues in such proportion), other than as specifically specified below.

Notwithstanding the above, revenues that are related to Included Receivables that are not invoiced prior to the first anniversary of Completion Date shall be allocated 100% to the Seller (and therefore fully considered as Relevant Revenues).

B.
In the case of revenues derived by the Parent’s Group from the sale of a bundled product (i.e. that incorporates both one or more Relevant Products and one or more non-Relevant Products), the following rules shall apply:

a.	The revenues recognized from the bundled product as a whole shall be the basis.

b.	The full cost of third-party hardware included in such bundled product shall be deducted from the above revenues;

c.
Thereafter, the remaining amount of revenues shall be allocated between the Relevant Product(s) and the non-Relevant Product(s) based on the relative list price of all of the products comprising the bundled product (other than third-party hardware), without regard to any discount stated to have been granted on any of the products.

▪	For avoidance of doubt, once the unbundled Relevant Revenues for the Relevant Products have been calculated in accordance with the above, they will be split as per A above.

C.
Revenues derived from the use by any company within Parent’s Group of Relevant Technology will contribute to the Relevant Revenues such that a unit price for the relevant technology inside of each product will be calculated as 50% of the “ClearPipe” price specified in the Vodafone Global Agreement attached to this Appendix 2 as Sub-appendix 2.

Appendix 3
Information attached to the Earnout Notice

Purchasers shall provide to the Seller the following information, on a per customer basis or broken down by each customer’s relevant project, when applicable, as per the Relevant Revenue Determination Criteria Schedule, subject to Purchaser and Parent’s confidentiality obligations:

•	For Relevant Revenues under A and B of Appendix 2:

1.	Customer name

2.	Relevant Product sold

3.	Country

4.	Total revenues recognized for the period

5.	Applicable Split

6.	Adjustments due to “de-bundling”

7.	The Relevant Revenues

8.	The amount of Included Receivables invoiced to the customers

•	For Relevant Revenues under C of Appendix 2 (in addition to 1 to 8 above)

1.	Technology actually used

2.	Number of licenses actually sold

3.	Relevant Revenues recognized arising from each end product for which technology was used and the Relevant Revenues calculation thereof.

•	Deferred Revenues as of the end of the corresponding Earnout Period.

The previous information will be provided in written form and discussed during an end of year committee with the attendance of an informed Purchasers' representative. During such meeting, a general view on the business performance and perspectives will also be provided together with any reasonable additional clarifications that the Seller’s representatives might ask for, related to Relevant Revenues, Relevant Products and Relevant Technology.

Appendix 4
Reporting Information on the Business

Purchasers shall provide to the Seller the following information:

•	Annual revenue projection on a non-binding basis in respect of the Relevant Products during January of the applicable year.

•
Quarterly reports including the following information within 45 days following the end of the applicable quarter: Revenue estimates that were achieved regarding the Relevant Products and Relevant Technology.

•
Mid-year meeting, following the request of Seller with the attendance of a Purchasers’ informed representative following Q2 closing related to Relevant Revenues, Relevant Products, Relevant Technology.

At Seller's request, Seller's independent certified public accounting firm, which shall be a nationally recognized accounting firm, shall be allowed to conduct a financial audit of the information necessary for the calculation of the Relevant Revenues at the offices of Parent upon prior notice, during usual business hours and upon signing a standard confidentiality agreement, and shall receive, for the purpose of conducting such audit access to any reports or information available on Parent's ERP and any other information or documentation reasonably necessary to calculate the Earnout Payments.

Additionally, at Seller’s request, Seller may appoint an independent technical advisor to meet with the appropriate officers of Parent in R&D and Product Management, to discuss the Relevant Product and Relevant Technology and the related road maps and development plans, in order to confirm that the Relevant Revenues properly relate to the Relevant Products and Relevant Technology. Such meetings shall take place upon prior notice by the Seller to the Purchasers, during usual business hours and upon signing a standard confidentiality agreement. Seller’s advisor shall receive, for such purpose, any requested report or information that may be reasonably required.

Appendix 5
Liability for Deferred Maintenance and Support

a) Invoiced

Category	Entity	Customer	Region	Country	Products	Revenue Category	Type	start date	end date	Status	Booking	Maintenance	License	Revenue	DR 2015	DR 2016	DR 2017	DR 2018	DR 2019	Comments	FY	Total DR
Enterprise	Others	AJUNTAMENT D'HOSPITALET	South Europe	Spain	OSE MailSecure	3.2	3.X	30/06/2014	30/06/2016	Invoiced	12,661	938	11,723	11,958	391	234				Renewal license + X years M&S	2014	625
Enterprise	Others	AKSHI	CEE	Albania	OST ContentSecure	1.1	1.X	29/09/2014	28/09/2015	Invoiced	76,662	5,679	70,983	72,403	3,313						2014	3,313
Enterprise	Others	ASEPEYO (COSTAISA, S.A)	South Europe	Spain	OSE Webfilter	3.1	3.X	06/06/2014	06/06/2015	Invoiced	15,413	1,142	14,271	14,842	381					Renewal license + X years M&S	2014	381
Enterprise	Others - Large	BIT	DACH	Suitzerland	OST WebSecure	3.2	3.X	01/01/2015	31/12/2016	Invoiced	421,140	31,196	389,944	389,944	12,998	15,598				Renewal license + X years M&S	2014	28,596
ISPs	Others	Bosnia and Herzegovina Telecom	CEE	Bosnia and Herzegovina	OST ChildSecure	3.1	3.X	01/07/2014	30/06/2015	Invoiced	23,621	1,750	21,871	22,746	583					Renewal license + X years M&S	2014	583
Enterprise	Others - Large	Bouygues Structis	South Europe	France	OST WebSecure	3.3	3.X	01/01/2013	31/12/2015	invoiced	189,996	14,074	175,922	185,305	3,909					Renewal license + X years M&S	2012	3,909
Enterprise	Others	CAESM-F97232	South Europe	France	OSE Webfilter	1.3	1.X	31/03/2014	31/03/2017	Invoiced	19,318	1,431	17,887	18,244	397	397	119				2014	914
Enterprise	Others	CONTENUR, S.A.	South Europe	Spain	OSE ContentSecure	3.4	3.X	14/03/2013	14/03/2017	invoiced	10,771	798	9,973	10,322	166	166	50			Renewal license + X years M&S	2013	382
Enterprise	Others	Deloitte & Touche	LATAM	Chile	OSE Webfilter	3.3	3.X	25/05/2013	25/05/2016	invoiced	12,130	898	11,231	11,705	250	125				Renewal license + X years M&S	2013	374
Enterprise	Others	E.S.E METROSALUD	LATAM	Colombia	OST ContentSecure	3.1	3.X	01/05/2014	30/04/2015	Invoiced	10,263	760	9,503	10,010	127					Renewal license + X years M&S	2014	127
ISPs	Others - Large	EDATEL	LATAM	Colombia	OST ContentSecure	3.2	3.X	01/01/2015	31/12/2016	Invoiced	30,146	2,233	27,913	27,913	930	1,117				Renewal license + X years M&S	2013	2,047
ISPs	Others - Large	EMCALI	LATAM	Colombia	OST ContentSecure	3.2	3.X	01/01/2014	31/12/2015	Invoiced	45,123	3,342	41,781	43,452	1,393					Renewal license + X years M&S	2013	1,393
ISPs	Others - Large	ENTEL	LATAM	Chile	OST ContentSecure	3.4	3.X	15/05/2014	15/05/2018	Invoiced	34,549	2,559	31,990	32,390	533	640	640	240		Renewal license + X years M&S	2014	2,053
ISPs	Others - Large	ENTEL	LATAM	Chile	OST MailSecure	3.3	3.X	01/04/2014	31/03/2017	Invoiced	35,545	2,633	32,912	33,571	731	878	219			Renewal license + X years M&S	2014	1,828
ISPs	Others - Large	ENTEL	LATAM	Chile	OST MailSecure	3.2	3.X	01/04/2014	31/03/2017	Invoiced	14,666	1,086	13,580	13,851	302	362	91			Renewal license + X years M&S	2014	754
ISPs	Others - Large	ENTEL	LATAM	Chile	OST MailSecure	3.1	3.X	01/08/2014	31/07/2015	Invoiced	17,729	1,313	16,416	16,963	547					Renewal license + X years M&S	2014	547
ISPs	Others - Large	ENTEL	LATAM	Chile	OST WebFilter	3.1	3.X	01/01/2014	31/12/2015	Invoiced	15,141	1,122	14,019	14,580	467					Renewal license + X years M&S	2014	467
Enterprise	Others	Gobernación de Antioquia	LATAM	Colombia	OSE WebSecure	3.2	3.X	01/06/2013	30/05/2015	invoiced	20,505	1,519	18,986	20,315	190					Renewal license + X years M&S	2013	190
Enterprise	Others	Gobernación de Antioquia	LATAM	Colombia	OSE WebSecure	3.2	3.X	01/06/2013	30/05/2015	invoiced	33,786	2,503	31,283	33,786	0					Renewal license + X years M&S	2012	0
Enterprise	Others	GRUPO GSS	South Europe	Spain	OSE Webfilter	3.1	3.X	01/11/2014	31/10/2015	Invoiced	10,000	741	9,259	9,383	494					Renewal license + X years M&S	2014	494
ISPs	Others	HT Croatia	CEE	Croatia	OST WebSecure	3.2	3.X	01/07/2013	30/06/2015	invoiced	82,636	6,121	76,514	81,105	1,020					Renewal license + X years M&S	2013	1,020
Enterprise	Others	IES BIDEBIETA	South Europe	Spain	OST WebSecure	3.2	3.X	01/01/2013	31/12/2015	invoiced	11,244	833	10,411	10,967	231					Renewal license + X years M&S	2012	231
Enterprise	Others	JCCM	South Europe	Spain	OSE Webfilter	3.1	3.X	30/09/2014	30/09/2015	Invoiced	31,733	2,351	29,382	29,970	1,371					Renewal license + X years M&S	2014	1,371
ISPs	Others	JP Hrvatske telekomunikacije d.d.	CEE	Bosnia and Herzegovina	OST WebSecure	3.1	3.X	01/07/2014	30/06/2015	Invoiced	10,367	768	9,599	9,983	256					Renewal license + X years M&S	2014	256
ISPs	Others	Polska Telefonia Cyfrowa	CEE	Poland	OST WOLF	3.1	3.X	10/09/2014	09/09/2015	Invoiced	25,875	1,917	23,958	24,438	958					Renewal license + X years M&S	2014	958
Enterprise	Others - Large	Richemont	DACH	Suitzerland	OST WebSecure	3.2	3.X	01/07/2014	30/06/2016	Invoiced	185,244	13,722	171,522	174,953	4,574	3,430				Renewal license + X years M&S	2014	8,004
Enterprise	Others	SECURITAS	South Europe	Spain	OST WebSecure	3.3	3.X	01/01/2013	31/12/2015	invoiced	20,987	1,555	19,432	20,469	432					Renewal license + X years M&S	2012	432
ISPs	Others	Slovak Telekom	CEE	Slovakia	OST WebSecure	1.1	1.X	11/08/2014	10/08/2015	Invoiced	13,129	973	12,157	12,481	486					New License + X years M&S	2014	486
Enterprise	Others	SUNARP	LATAM	Peru	OST WebSecure	1.1	1.X	28/07/2014	28/07/2015	Invoiced	32,099	2,378	29,721	30,712	991						2014	991
Enterprise	Others	UNIVERSIDAD DE NAVARRA	South Europe	Spain	OSE WebSecure	3.1	3.X	01/01/2015	31/12/2015	Invoiced	10,296	763	9,533	9,533	636					Renewal license + X years M&S	2014	636
ISPs	Others	Uzbektelecom	Others	Usbekistan	OST ChildSecure	1.1	1.X	01/07/2014	30/06/2015	Invoiced	86,459	6,404	80,054	83,256	2,135					New License + X years M&S	2014	2,135
ISPs	Vodafone	Vodafone	Northen Europe	UK	ContentSecure	1.3	1.X	01/04/2013	31/03/2016	invoiced	1,708,250	126,537	1,581,713	1,655,526	35,149	10,545				New License + X years M&S	2013	45,694
ISPs	Vodafone	Vodafone Italia	South Europe	Italy	OST ContentSecure	1.3	1.X	31/12/2013	31/12/2016	Invoiced	526,063	38,968	487,095	500,084	10,824	12,989				New License + X years M&S	2013	23,814
ISPs	Vodafone	Vodafone Italia	South Europe	Italy	OST ContentSecure	1.3	1.X	01/04/2014	31/03/2017	Invoiced	275,400	20,400	255,000	260,100	5,667	6,800	1,700			New License + X years M&S	2014	14,167
ISPs	Vodafone	Vodafone Italia	South Europe	Italy	OST ContentSecure	1.3	1.X	01/04/2013	31/03/2016	Invoiced	295,688	21,903	273,785	286,561	6,084	1,825				New License + X years M&S	2013	7,909
ISPs	Vodafone	Vodafone Italia	South Europe	Italy	OST ContentSecure	1.3	1.X	01/10/2013	30/09/2017	invoiced	122,400	9,067	113,333	114,089	2,519	3,022	2,267			New License + X years M&S	2014	7,807
ISPs	Vodafone	Vodafone Romania	CEE	Romania	OST ContentSecure	1.3	1.X	01/10/2014	30/09/2017	Invoiced	51,300	3,800	47,500	47,817	1,056	1,267	950			New License + X years M&S	2014	3,272
ISPs	Vodafone	Vodafone Spain	South Europe	Spain	OSE WebSecure	3.1	3.X	01/04/2014	31/03/2015	Invoiced	24,500	1,815	22,685	24,046	151					Renewal license + X years M&S	2014	151
ISPs	Vodafone	Vodafone Spain	South Europe	Spain	OST WOLF	3.1	3.X	01/04/2014	31/03/2015	Invoiced	20,580	1,524	19,055	20,199	127					Renewal license + X years M&S	2014	127
ISPs	Vodafone	Vodafone Spain	South Europe	Spain	OSE WebSecure	3.1	3.X	01/04/2014	31/03/2015	Invoiced	3,112	231	2,882	3,054	19					Renewal license + X years M&S	2014	19
ISPs	Vodafone	Vodafone UK	Northen Europe	UK	OST ContentSecure	1.3	1.X	01/08/2014	31/07/2017	Invoiced	39,443	2,922	36,521	36,927	812	974	568			New License + X years M&S	2014	2,354
ISPs	Vodafone	Vodafone UK	Northen Europe	UK	OST WOLF	3.2	3.X	30/10/2013	01/11/2015	invoiced	62,100	4,600	57,500	60,183	1,533					Renewal license + X years M&S	2013	1,533
Enterprise	Others	Xunta Galicia (Coruña)	South Europe	Spain	OST ChildSecure	1.3	1.X	01/10/2014	30/09/2017	Invoiced	16,765	1,242	15,523	15,626	345	414	310			Renewal license + X years M&S	2014	1,069

Enterprise	Others	DIPUTACION DE TARRAGONA	Southern Europe	Spain	OSE Webfilter	3.1	3.X	14/03/2015	13/03/2016	Invoiced	1,180	87	1,093	1,093	87				Renewal license + X years M&S	2015	87
Enterprise	Others	Electrificadora del Caribe S.A. E.S.P.	Latam	Colombia	OSE WebSecure	3.1	3.X	01/11/2014	30/04/2015	Invoiced	17,896	1,326	16,570	17,454	442				Renewal license + X years M&S	2015	442
Enterprise	Others	Gas Natural S.A. ESP	Latam	Colombia	OSE WebSecure	3.1	3.X	01/11/2014	30/04/2015	Invoiced	10,568	783	9,785	10,307	261				Renewal license + X years M&S	2015	261
Enterprise	Others	INSTITUTION-STE-MARIE-F92164	Southern Europe	France	OSE Webfilter	3.1	3.X	05/10/2014	05/10/2015	Invoiced	1,782	132	1,650	1,716	66				Renewal license + X years M&S	2015	66
Enterprise	Others	LYCEE-LA-PROVIDENCE-F49300	Southern Europe	France	OSE Webfilter	3.1	3.X	16/02/2015	16/02/2016	Invoiced	1,008	75	933	940	68				Renewal license + X years M&S	2015	68
ISP	Others	ORANGE FRANCE Mobile (Openwave)	Southern Europe	France	OST ChildSecure Mobile	3.1	3.X	01/01/2015	31/12/2015	Invoiced	9,793	725	9,068	9,189	605				Renewal license + X years M&S	2015	605
Enterprise	Others	SERMICRO	Southern Europe	Spain	OSE NetSecure	3.3	3.X	31/01/2015	31/01/2018	Invoiced	26,528	1,965	24,563	24,563	600	655	655	55	Renewal license + X years M&S	2015	1,965
ISP	Others	SFR-WAP	Southern Europe	France	OST ChildSecure Mobile	3.1	3.X	01/01/2015	31/12/2015	Invoiced	40,000	2,963	37,037	37,531	2,469				Renewal license + X years M&S	2015	2,469
ISPs	Others	OPTUS	APAC	Australia	OST ContentSecure	3.1	3.X	12/07/2014	12/07/2015	Invoiced	67,000	4,963	62,037	64,932	2,068				Renewal license + X years M&S		2,068
Enterprise	Others	INE	Southern Europe	Spain	OSE NetSecure	3.1	3.X	30/10/2014	30/10/2015	Invoiced	50,212	3,719	46,493	47,733	2,480				Renewal license + X years M&S		2,480
ISPs	Vodafone	Vodafone Ireland	Northern Europe	Ireland	OST Content Secure Mobile	1.3	1,x	01/12/2014	30/11/2017	Invoiced	34,200	2,533	31,667	30,330	704	844	2,322		Renewal license + X years M&S		3,870
Enterprise	Others	FUNDACIÓN INTEGRA	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/01/2015	31/12/2015	Invoiced	24,400	1,807	22,593	22,894	1,506				Renewal license + X years M&S		1,506
ISPs	Others	Turkcell	Southern Europe	Turkey	Support	3.1	3.X	22/12/2014	22/12/2015	Invoiced	17,000	1,259	15,741	15,951	1,049				Renewal license + X years M&S		1,049
ISPs	Others	ORANGE SLOVAKIA	CEE	Slovakia	Support	3.1	3.X	22/09/2014	21/09/2015	Invoiced	11,200	830	10,370	10,716	484				Renewal license + X years M&S		484
Enterprise	Others	ANTENA3	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	11,000	815	10,185	10,185	815				Renewal license + X years M&S		815
Enterprise	Others	MECAPLAST-MC98000	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	10,000	741	9,259	9,259	741				Renewal license + X years M&S		741
Enterprise	Others	GNF Panama	Latam	Panama	OSE WebSecure	3.1	3.X	01/12/2014	30/11/2015	Invoiced	17,896	1,326	16,570	16,902	994				Renewal license + X years M&S		994
Enterprise	Others	Banco Mare Nostrum, S.A.	Southern Europe	Spain	OSE Webfilter	3.1	3.X	06/11/2014	06/05/2015	Invoiced	7,358	545	6,813	7,222	136				Renewal license + X years M&S		136
Enterprise	Others	UNIV. SANBUENAVENTURA	Latam	Colombia	OSE WebSecure	3.1	3.X	22/12/2014	22/12/2015	Invoiced	6,789	503	6,286	6,286	503				Renewal license + X years M&S		503
Enterprise	Others	ROCA JUNYENT	Southern Europe	Spain	OSE WebSecure	3.1	3.X	30/04/2014	30/04/2015	Invoiced	6,776	502	6,274	6,692	84				Renewal license + X years M&S		84
Enterprise	Others	INDRA SISTEMAS-RSI (USO INTERNO + CAJAS)	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	4,796	355	4,440	4,500	296				Renewal license + X years M&S		296
Enterprise	Others	CAMARA OFICIAL DE COMERCIO DE INDUSTRIA DE MADRID	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/12/2014	30/11/2015	Invoiced	9,000	667	8,333	8,444	556				Renewal license + X years M&S		556
Enterprise	Others	GARCIA CARRION	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/10/2015	30/09/2015	Invoiced	4,128	306	3,823	3,950	178				Renewal license + X years M&S		178
Enterprise	Others	Ayuntamiento de Bilbao	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	3,750	278	3,472	3,519	231				Renewal license + X years M&S		231
Enterprise	Others	AENA	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/01/2015	30/06/2015	Invoiced	3,078	228	2,850	2,888	190				Renewal license + X years M&S		190
Enterprise	Others	AIRNOSTRUM	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	2,500	185	2,315	2,346	154				Renewal license + X years M&S		154
Enterprise	Others	AYUNTAMIENTO DE BARAKALDO	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	2,125	157	1,968	1,994	131				Renewal license + X years M&S		131
Enterprise	Others	CARBUREIBAR/PIERBURG	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/01/2015	31/12/2015	Invoiced	1,792	133	1,660	1,682	111				Renewal license + X years M&S		111
Enterprise	Others	M.TORRES DISEÑOS INDUSTRIALES S.A	Southern Europe	Spain	OSE NetSecure	3.1	3.X	01/01/2015	31/12/2015	Invoiced	1,450	107	1,343	1,360	90				Renewal license + X years M&S		90

Enterprise	Others	Collegio Sacerdotale Tiberino	Southern Europe	Italy	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	920	68	852	863	57					Renewal license + X years M&S	57
Enterprise	Others	CEAMSE	Latam	Argentina	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	896	66	830	841	55					Renewal license + X years M&S	55
Enterprise	Others	ASOCIACION LARRAUN DE OLZA	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/01/2015	31/12/2015	Invoiced	796	59	737	737	59					Renewal license + X years M&S	59
Enterprise	Others	IMMOSERVEIS J. COMPANY S.L.	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	764	57	708	708	57					Renewal license + X years M&S	57
Enterprise	Others	Ayuntamiento de Aretxabaleta	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	544	40	504	504	40					Renewal license + X years M&S	40
Enterprise	Others	PONTIFICIA UNIVERSITA DELLA SANTA CROCE-	Southern Europe	Italy	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	451	33	418	418	33					Renewal license + X years M&S	33
Enterprise	Others	Ayto. Santander	Southern Europe	Spain	OSE Webfilter	1.3	1,x	01/01/2015	31/12/2017	Invoiced	14,805	1,097	13,708	13,708	366	366	366			Renewal license + X years M&S	1,097
Enterprise	Others	CPG Tunise	Others	Tunisse	OSE Webfilter	3.1	3.X	15/07/2014	15/07/2015	Invoiced	9,963	738	9,225	9,656	308					Renewal license + X years M&S	308
Enterprise	Others	SEUR	Southern Europe	Spain	OSE Webfilter	3.1	3.X	30/11/2014	01/06/2015	Invoiced	5,684	421	5,263	5,473	211					Renewal license + X years M&S	211
Enterprise	Others	CNFDI-F91800	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	899	67	832	843	55					Renewal license + X years M&S	55
Enterprise	Others	MAIRIE-DE-CHATILLON-F92320	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	802	59	742	752	49					Renewal license + X years M&S	49
Enterprise	Others	MAIRIE-DE-CHATILLON-F92320	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	768	57	711	721	47					Renewal license + X years M&S	47
Enterprise	Others	MAIRIE-DE-CHATILLON-F92320	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	726	54	673	682	45					Renewal license + X years M&S	45
Enterprise	Others	MAIRIE-DE-CHATILLON-F92320	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	720	53	667	676	44					Renewal license + X years M&S	44
Enterprise	Others	MAIRIE-DE-CHATILLON-F92320	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	576	43	533	540	36					Renewal license + X years M&S	36
Enterprise	Others	ECOLES-MAIRIE-DE-ROUSSET-F13790	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	507	38	470	476	31					Renewal license + X years M&S	31
Enterprise	Others	ECOLE-ELEMENTAIRE-JACQUES-PREVERT-F33520	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	460	34	426	432	28					Renewal license + X years M&S	28
Enterprise	Others	COLLEGE-PRIVE-JEANNE-DARC-F94270	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	378	28	350	355	23					Renewal license + X years M&S	23
Enterprise	Others	MAIRIE-BEIGNON-F56380	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	346	26	320	324	21					Renewal license + X years M&S	21
Enterprise	Others	VILLE-ANTONY-F92160	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	300	22	278	281	19					Renewal license + X years M&S	19
Enterprise	Others	VILLE-ANTONY-F92160	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	253	19	234	237	16					Renewal license + X years M&S	16
Enterprise	Others	ECOLE-MAIRIE-DE-LORNAY-F74150	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	192	14	178	180	12					Renewal license + X years M&S	12
Enterprise	Others	BIBLIOTHEQUE-MUNICIPALE-DE-VIERZON-F18100	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	48	4	44	45	3					Renewal license + X years M&S	3
Enterprise	Others	ECOLE-PRIMAIRE-DE-MONTBLANC-F34290	Southern Europe	France	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	Invoiced	31	2	29	29	2					Renewal license + X years M&S	2
														TOTAL (€)	125,195	62,648	10,257	295	0		198,394

b) Not invoiced - Discounted

Category	Entity	Customer	Region	Country	Products	Revenue Category	Type	start date	end date	Status	Booking	Maintenance	License	Revenue	DR 2015	DR 2016	DR 2017	DR 2018	DR 2019	Comments	FY	Total DR
ISPs	Others	INTERNEXA	LATAM	Colombia	OST WOLF	3.2	1.X	30/11/2014	30/11/2016	RFP	73,801	5,467	68,334	68,562	2,278	2,506				New License + X years M&S	2014	4,783
Enterprise	Others	Sedapal	LATAM	Peru	OST WebSecure	1.3		30/10/2014	30/10/2017	RFP	30,735	2,277	28,458	28,585	632	759	632				2014	2,024
ISPs	Vodafone	Vodafone Italia	South Europe	Italy	OST ContentSecure	1.3	1.X	31/12/2014	31/12/2017	contract	306,000	22,667	283,333	283,333	6,296	7,556	7,556				2014	21,407
Enterprise	Others	ITP	Southern Europe	Spain	OSE WebSecure	3.1	3.X	01/12/2014	30/11/2015	RFP	7,914	586	7,327	7,474	440					Renewal license + X years M&S		440
Enterprise	Others	CATALUNYA CAIXA	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/10/2014	31/03/2015	RFP	7,705	571	7,134	7,610	95					Renewal license + X years M&S		95
Enterprise	Others	AYUNTAMIENTO DE CARTAGENA	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	RFP	4,410	327	4,083	4,138	272					Renewal license + X years M&S		272
Enterprise	Others	UNICAJA	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	RFP	2,934	217	2,717	2,753	181					Renewal license + X years M&S		181
Enterprise	Others	SERVIR	LATAM	Peru	OSE Webfilter	1.1	1,x	20/01/2015	20/01/2016	RFP	13,258	982	12,276	12,358	818	82				Renewal license + X years M&S		900
Enterprise	Others	Viscofan	Southern Europe	Spain	OSE Webfilter	3.1	3.X	01/01/2015	31/12/2015	RFP	1,679	124	1,555	1,575	104					Renewal license + X years M&S		104
														TOTAL (€)	11,117	10,902	8,188	0	0			30,206

c) Not invoiced - Not discounted

Category	Entity	Customer	Region	Country	Products	Revenue Category	Type	start date	end date	Status	Booking	Maintenance	License	Revenue	DR 2015	DR 2016	DR 2017	DR 2018	DR 2019	Comments	FY	Total DR
Enterprise	Others - Large	BIT	DACH	Suitzerland	OST WebSecure	3.3	3.X	01/01/2017	31/12/2019	Contract	631,710	46,793	584,917	584,917			15,598	15,598	15,598	Renewal license + X years M&S	2014	46,793
ISPs	Others - Large	EDATEL	LATAM	Colombia	OST WOLF	3.2	3.X	01/01/2015	31/12/2016	PO	55,655	4,123	51,532	51,532	1,718	2,061				Renewal license + X years M&S	2013	3,779
ISPs	Others - Large	ETB	LATAM	Colombia	OST ContentSecure	3.2	3.X	20/12/2013	31/12/2015	contract	397,710	29,460	368,250	382,980	12,275					Renewal license + X years M&S	2013	12,275
ISPs	Others - Large	ETB	LATAM	Colombia	OST ChildSecure	3.2	3.X	20/12/2013	31/12/2015	contract	313,013	23,186	289,826	301,419	9,661					Renewal license + X years M&S	2013	9,661
ISPs	Others - Large	ETB	LATAM	Colombia	MailSecure	1.3	1.X	22/11/2012	30/06/2015	Contract	183,734	13,610	170,124	181,919	1,815					New License + X years M&S	2012	1,815
Enterprise	Others - Large	Richemont	DACH	Suitzerland	OST WebSecure	3.3	3.X	01/07/2016	30/06/2019	Contract	277,866	20,583	257,283	257,283		3,430	6,861	6,861	3,430	Renewal license + X years M&S	2014	20,583
ISPs	Others - Large	UNE	LATAM	Colombia	OST WOLF	3.3	3.X	01/01/2015	31/12/2017	PO	189,433	14,032	175,401	175,401	3,898	4,677	4,677			Renewal license + X years M&S	2013	13,253
Enterprise	Others	Besalco (Constructora El Blanco Ltda)	Latam	Chile	OSE NetSecure	3.1	3.X	21/11/2014	21/11/2015	Contract	5,026	372	4,654	4,722	305					Renewal license + X years M&S	2015	305
ISPs	Others	SUPERONLINE ÄletiÅim Hizmetleri A.Å.	Southern Europe	Turkey	Support	3.1	3.X	01/01/2015	31/12/2015	RFP	1,795	133	1,662	1,684	111					Renewal license + X years M&S		111
ISPs	Others	ROSTELECOM	CEE	Russian Federation	OST WebFilter	3.1	3.X	01/01/2015	31/12/2015	RFP	1,325	98	1,227	1,244	82					Renewal license + X years M&S		82
Enterprise	Others	SENEGALAISE-DES-EAUX-SN	Southern Europe	France	OSE WebSecure	3.2	3.X	25/09/2014	25/09/2016	RFP	1,161	86	1,075	1,093	36	32				Renewal license + X years M&S		68
														TOTAL (€)	29,899	10,201	27,136	22,459	19,028			108,723

d) Total (a+b+c)

Category	Entity	Customer	Region	Country	Products	Revenue Category	Type	start date	end date	Status	Booking	Maintenance	License	Revenue	DR 2015	DR 2016	DR 2017	DR 2018	DR 2019	Comments	FY	Total DR
														TOTAL (€)	166,210	83,751	45,581	22,753	19,028			337,324